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                                                                   EXHIBIT 10.48

                                    ANTEGREN

                DEVELOPMENT AND MARKETING COLLABORATION AGREEMENT

                                     BETWEEN

               BIOGEN, INC. AND ELAN PHARMA INTERNATIONAL LIMITED

                                 AUGUST 15, 2000

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

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Exhibit A    Alpha 4 Integrin
Exhibit B    Financial Planning, Accounting and Reporting for the Elan/Biogen
             Antegren Development and Marketing
             Collaboration Agreement
Exhibit C    Development Plan
Exhibit D    Letter Agreement with Lonza
Exhibit E             ***
Exhibit F    Press Release

Schedule 1.4          Description of Antegren
Schedule 1.9          Biogen Patents
Schedule 1.28         Current Clinical Trials
Schedule 1.35         Elan In-Licenses
Schedule 1.37         Elan Patents
Schedule 4.6(c)       Elan's Pre-Effective Date Development Costs
Schedule 4.8          Third Party Research Agreements
Schedule 7.1(b)(i)    Elan's Commitments to Third Party Contract Manufacturers
Schedule 7.1(b)(ii)   Existing Inventory
Schedule 11.5(a)      Existing Oppositions/Interferences

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


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                                    ANTEGREN

                DEVELOPMENT AND MARKETING COLLABORATION AGREEMENT

      This Antegren Development and Marketing Collaboration Agreement (the "Agreement") is entered into on this 15th day of August, 2000 by and between BIOGEN, INC., a Massachusetts corporation, and its Affiliates ("Biogen") and ELAN PHARMA INTERNATIONAL LIMITED, an Irish private limited company, and shall be effective as of the HSR Clearance Date or, if no filing is to be made under the HSR Act, then it shall be effective on the date set forth above (in either case, the "Effective Date"). Biogen and Elan (as defined below) may each be referred to herein individually as a "Party" and collectively as the "Parties".

                                    RECITALS

      1. Each Party has an interest in the preclinical and clinical development of immunoglobulins and antibodies as means of inhibiting the activity of Alpha-4 Integrin (as defined below), a subunit of an alpha-beta heterodimeric transmembrance glycoprotein implicated in the development of certain diseases, including multiple sclerosis and inflammatory bowel disease.

      2. Elan has identified a therapeutic with potential value in treating disease conditions associated with Alpha-4 Integrin, known as Antegren (as defined below) which is currently in Phase II clinical trials.

      3. By combining their substantial experience and expertise, the Parties wish, for the exclusive and mutual benefit of both, to work collaboratively to expedite the development, regulatory approval, and commercialization of Antegren.

      4. By working together, the Parties wish to reduce cost barriers to research and development that each would face if acting individually, and to enable each Party to build and support additional sales, marketing and promotional expertise that may eventually expand their respective capabilities with respect to other products.

      5. The Parties believe that a series of collaborations will lower their costs, expedite the drug approval and delivery process, establish an effective and efficient manufacturing and distribution system for Antegren, and be the most efficient and cost effective way of promoting the therapeutic while expanding each Party's presence in pharmaceuticals markets.

      6. Nothing in the Agreement is intended to limit the right or ability of each Party independently to conduct research on other products, including other therapeutics that may be identified for multiple sclerosis and inflammatory bowel disease, or to manufacture, distribute, market, or promote such other products.

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      7. Elan and Biogen each wish to grant to the other certain exclusive licenses under each Party's respective intellectual property rights to permit the other Party to participate in exclusive and mutually beneficial collaborative development, marketing, co-promotion and sales efforts for Antegren and to maintain an exclusive collaboration with respect to the Licensed Products covered by this Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

      The following capitalized terms, whether used in the singular or the plural, shall have the following meanings as used in this Agreement unless otherwise specifically indicated:

            1.1 "AFFILIATE(S)" shall mean, with respect to any person or entity, any other person or entity which controls, is controlled by or is under common control with such person or entity. A person or entity shall be regarded as in control of another entity if it owns or controls, directly or indirectly, (i) in the case of corporate entities at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities in the subject entity entitled to vote in the election of directors and, (ii) in the case of an entity that is not a corporation, at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities or other ownership interests with the power to direct the management and policies of such subject entity or entitled to elect the corresponding management authority, provided, however, that the term "Affiliate" shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

            1.2 "ALPHA-4 INTEGRIN" shall mean any of those alpha-beta heterodimeric transmembrane glycoproteins known as integrins where the alpha subunit chain has the composition known as alpha-4, including, without limitation, the composition of matter characterized on Exhibit A hereto.

            1.3 "ANNUAL WORKPLAN/BUDGET" shall mean the detailed schedule of Development activities prepared by the Joint Project Team which sets out the schedule, nature, and allocation of responsibilities of each Party for Development work and the agreed upon budget for such activities. The Annual Workplan/Budget shall be prepared by the Joint Project Team, subject to approval by the JSC, as specified in Section 4.2.


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            1.4 "ANTEGREN" shall mean the Licensed Product which is the subject of the Current Clinical Trials and which is more fully characterized on Schedule 1.4.

            1.5 "ANTEGREN TRADEMARK" shall mean U.S. Registration No. 2,063,937, the international equivalence thereof or such other trademark, mark or source designating mark and foreign equivalents as may be agreed to by the JCT and approved by the JSC for use in connection with Antegren.

            1.6 "ANTICIPATED PHASE III START DATE" shall mean September 2001, provided, however, that if the technology transfer agreement referenced in
Section 7.1(a) of this Agreement has not been executed by July 21, 2000, the Anticipated Phase III Start Date shall be such later date as reflects each day of delay until execution of that agreement.

            1.7 "Biogen Cost" shall mean Biogen's Estimated Per Unit COGs plus Biogen's Estimated Per Unit Distribution Costs.

            1.8 "Biogen Know-how" shall mean any and all Know-how which is within the Control of Biogen as of the Effective Date or during the Term of this Agreement, and (a) is useful for a Party to perform its tasks under this Agreement, the Development Plan, any associated Annual Workplan/Budget, the Commercialization Plan, any associated Annual Commercialization Plan/Budget or
(b) is otherwise useful to Promote, market, use, Develop, Commercialize, manufacture, sell or import Licensed Products in the Field.

            1.9 "Biogen Patents" shall mean any and all Patents that are Controlled by Biogen as of the Effective Date or during the Term of this Agreement and (i) that claim Know-how that is necessary or useful to research, Develop, make, use or sell Licensed Products in the Field or (ii) that claim Licensed Product or any uses of Licensed Product in the Field or (iii) which otherwise would, but for this Agreement, be infringed by the Development, manufacturing and/or Commercialization activities of Elan performed under this Agreement. The term "Biogen Patents" shall also include Biogen's interest in any Collaboration Invention Patent Rights and in any Patents owned jointly by the Parties as provided hereunder. "Biogen Patents" known to be existing as of the date hereof are listed in Schedule 1.9.

            1.10 "Biogen Percentage" shall mean the percentage specified as the Biogen Percentage under Section 6.1, as adjusted pursuant to Sections 4.7. The initial Biogen Percentage shall be *** .

            1.11 "Blocking Third Party Intellectual Property" shall mean, in the Territory, on a country-by-country basis, a valid patent or patent application in such country owned or otherwise controlled by a Third Party, in the absence of a license to which, the Development, manufacture and/or Commercialization of Antegren or, as

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


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applicable, other Licensed Product would infringe such patent or a patent that issues from such patent application.

            1.12 Bulk Supplies" shall mean bulk supplies of Licensed Product in a suitable form, as specified under this Agreement or under any manufacturing agreement between the Parties, ready for fill and finish.

            1.13 Calendar Quarter" shall mean the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

            1.14 "Change of Control" shall mean any of the following: (a) the sale or disposition of all or substantially all of the assets of a Party or its direct or indirect parent corporation to a Third Party, (b) the acquisition by a Third Party which constitutes one person, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), together with any such person's "affiliates" or "associates", as such terms are defined in the Exchange Act, other than an employee benefit plan (or related trust) sponsored or maintained by a Party or any of its Affiliates, of more than 50% of the outstanding shares of voting capital stock of a Party or its direct or indirect parent corporation, or (c) the merger or consolidation of a Party or its direct or indirect parent corporation with or into another corporation, other than, in the case of this clause (c), an acquisition or a merger or consolidation of a Party or its direct or indirect parent corporation in which holders of shares of the voting capital stock of the Party or its direct or indirect parent corporation, as the case may be, immediately prior to the acquisition, merger or consolidation will have at least fifty percent (50%) of the ownership of voting capital stock of the acquiring Third Party or the surviving corporation in such merger or consolidation, as the case may be, immediately after the merger or consolidation.

            1.15 "Clinical Supplies" shall mean supplies of Licensed Product in suitable form, whether manufactured by Lonza or by Biogen, as specified under this Agreement or under any manufacturing agreement between the Parties, manufactured in compliance with GMP, if required given the intended use, and ready to be used for the conduct of pre-clinical and/or human clinical trials of a Licensed Product in the Field by the Parties pursuant to the Development Plan and Annual Workplan/Budget.

            1.16 "Clinical Trial Application" shall mean an effective Notice of a Claimed Investigational New Drug Exemption, as defined in Title 21 of the Code of Federal Regulations, on file with the FDA before the commencement of clinical trials of Licensed Products in humans, or any comparable filing with any relevant regulatory agencies or other governmental entities in any country in the Territory.

            1.17 "Collaboration Invention" shall mean all Inventions Controlled by either Party, either alone or jointly with the other Party, which Inventions are made (meaning that they are conceived during the Term and experimentation has been initiated during the Term) by either Party's employees, agents or subcontractors in the performance of such Party's obligations under this Agreement, regardless of whether such


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Collaboration Inventions are made solely by such Party's employees, agents or subcontractors or jointly with the employees, agents or subcontractors of the other Party.

            1.18 "Collaboration Invention Patent Rights" shall mean Patents which are Controlled by either Party and which claim Collaboration Inventions.

            1.19 "Combination Product" shall mean a product containing both the Licensed Product and one or more other active ingredients in addition to the Licensed Product where the other active ingredients have independent prophylactic or therapeutic effect when used alone to treat the disease or indication for which the Combination Product is labeled, whether the Licensed Product and the other active ingredients are together in a physical mixture or packaged and priced together as a single product.

            1.20 "Combination Product Amount" shall mean the following: in the event a Licensed Product is sold in the form of a Combination Product, Gross Sales or, as applicable, Royalty-Bearing Sales for such Combination Product for purposes of this Agreement will be determined by multiplying actual Gross Sales or, as applicable, Royalty-Bearing Sales of such Combination Product by *** , where A is the invoice price of the Licensed Product, if sold separately, and B is the invoice price of any other active component or components in the combination, if sold separately, in each case in the same country and in the same dosage as in the Combination Product. If, on a country-by-country basis, the other active component or components in the combination are not sold separately in such country, Gross Sales or, as applicable, Royalty-Bearing Sales, shall be calculated by multiplying actual Gross Sales, or as, applicable, Royalty-Bearing Sales, of such Combination Product by *** where A is the invoice price of the Licensed Product if sold separately, and C is the invoice price of the Combination Product, in each case in the same country and in the same dosage as in the Combination Product. If, on a country-by-country basis, the Licensed Product component of the Combination Product is not sold separately in such country, but the other active component or components are sold separately, Gross Sales or, as applicable, Royalty-Bearing Sales, shall be calculated by multiplying actual Gross Sales or, as applicable, Royalty-Bearing Sales, of such Combination Product by *** where B is the invoice price of the other active component or components, if sold separately, and C is the invoice price of the Combination Product, in each case in the same country and in the same dosage as in the Combination Product. If, on a country-by-country basis, neither the Licensed Product nor the other active component or components of the Combination Product is sold separately in such country, Gross Sales, or, as applicable, Royalty Bearing Sales, for such Combination Product shall be *** .

            1.21 "Commercialization" shall mean any and all activities constituting importing, marketing, distributing, offering for sale and selling a Licensed Product in the Field and shall include but not be limited to Promotion as well as activities required to

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


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fulfill ongoing regulatory obligations, including adverse event reporting. When used as a verb, "Commercialize" shall mean to engage in Commercialization.

            1.22 "Commercially Reasonable and Diligent Efforts" shall mean the level of effort and resources normally used by a Party for a product or compound owned by it or to which it has rights, which is of similar market potential and at a similar stage in its development or product life, taking into account, without limitation, with respect to Licensed Product issues of safety and efficacy, product profile, the proprietary position of Licensed Product, the then current competitive environment for the Licensed Product and the likely timing of the Licensed Product's entry into the market, the regulatory environment and status of Licensed Product, and other relevant scientific, technical and commercial factors. Without limiting the foregoing, Commercially Reasonable and Diligent Efforts as it applies to the Development of Licensed Products hereunder shall mean adherence to the activities and time lines (to the extent adherence to such activities and time lines is controllable by the Party responsible for performing such activities) set forth in the then most current version of the Development Plan and its associated Annual Workplan/Budget, subject to delays caused by issues of safety and efficacy and other technical and scientific issues that may arise or by any other factor outside of the reasonable control of the responsible Party. Notwithstanding the foregoing, to the extent that the performance of a Party's responsibilities hereunder is adversely affected by the other Party's failure to perform its responsibilities hereunder, such Party shall not be deemed to have failed to use its Commercially Reasonable and Diligent Efforts in performing such responsibilities.

            1.23 "Commercially Significant Indication" shall mean, with respect to each Licensed Product, the use of the Licensed Product for the treatment, diagnosis or prevention of a specific disease or medical condition in humans where, with respect solely to such specific disease or medical condition, there is a valid technical rationale for use of Licensed Product in such indication and the peak sales of Licensed Product alone or as part of a Combination Product (using a Combination Product Amount-type adjustment), as evidenced by appropriate market research, are expected to be equal to or greater than *** per annum in the United States. *** APPROXIMATELY 8 LINES OMITTED ***

            1.24 "Commercial Supplies" shall mean supplies of Licensed Product in suitable final packaged form, as specified under any manufacturing agreement between the Parties, manufactured in compliance with GMP, and ready to be offered for commercial sale for use in the Field in the Territory by Biogen and/or Elan, and/or their Affiliates, or permitted licensees or sublicensees.

            1.25 "Control" shall mean the possession by a Party of the ability to grant access to, the right to use, or a license or sublicense, in each case as provided for in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


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Party such access or license or sublicense. "Controlled" shall mean the past tense of Control.

            1.26 "Co-Promotion" shall mean to Promote jointly a Licensed Product through Biogen, Elan, their Affiliates, and their respective sales forces, under a single trademark in the applicable country in the Territory.

            1.27 "Cost of Goods Manufactured For Sale" shall have the meaning set forth in Exhibit B.

            1.28 "Current Clinical Trials" shall mean the clinical trials underway as of the Effective Date, as more fully described in Schedule 1.28.

            1.29 "Development" shall mean all activities performed by or on behalf of either Party pursuant to the Development Plan and each Annual Workplan/Budget with respect to a Licensed Product in the Field and in the Territory from March 1, 2000 until Regulatory Approval of a Licensed Product is obtained for the indication under study. "Development" shall include, without limitation, all activities related to preclinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, regulatory affairs, statistical analysis and report writing, market research and development and all other pre-approval activities, each to the extent performed pursuant to the Development Plan and an Annual Workplan/Budget. When used as a verb, "Develop" shall mean to engage in Development.

            1.30 "Development Costs" shall have the meaning defined in Exhibit
B.

            1.31 "Development Plan" shall mean the comprehensive plan for (i) the Development of Antegren or, as applicable, any other Licensed Product, including, but not limited to activities designed to generate the preclinical, process development/manufacturing scale-up, clinical and regulatory information required for filing Drug Approval Applications in the Territory and (ii) the preparation and submission of Drug Approval Applications. An initial Development Plan is attached hereto as Exhibit C and incorporated herein, but may be modified pursuant to Section 4.2, and thereafter will be updated at least annually by the Joint Project Team, as approved by the JSC, as specified in
Section 4.2. Subject to Section 4.7, the Development budget included as part of an Annual Workplan/Budget for a particular calendar year shall, within the limitations provided for in Section 4.6(d), constitute the maximum costs to be incurred thereunder during such calendar year for Development work, unless such budget is modified by the Joint Project Team, as approved by the JSC, in accordance with the terms of this Agreement.

            1.32 "Distribution Costs" shall have the meaning defined in Exhibit
B.

            1.33 "Drug Approval Application" shall mean an application to a Regulatory Authority for Regulatory Approval of Licensed Product.


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            1.34 "Elan" shall mean Elan Pharma International Limited, an Irish private limited company, and those Affiliates which Elan Pharma International Limited designates to carry out its rights and obligations under this Agreement.

            1.35 "Elan In-Licenses" shall mean the licenses listed on Schedule 1.35, each one an "Elan In-License".

            1.36 "Elan Know-how" shall mean any and all Know-how which is within the Control of Elan or any of its Affiliates as of the Effective Date or during the Term of this Agreement, and (a) is useful for a Party to perform its tasks under this Agreement, the Development Plan, any associated Annual Workplan/Budget, the Commercialization Plan, any associated Annual Commercialization Plan/Budget or (b) is otherwise useful to Promote, market, use, Develop, Commercialize, manufacture, sell or import Licensed Products in the Field.

            1.37 "Elan Patents" shall mean any and all Patents that are Controlled by Elan or any of its Affiliates as of the Effective Date or during the Term of this Agreement and (i) that claim Know-how that is necessary or useful to research, Develop, make, use or sell Licensed Products in the Field or
(ii) that claim Licensed Product or any uses of Licensed Product in the Field or
(iii) which otherwise would, but for this Agreement, be infringed by the Development, manufacturing and/or Commercialization activities of Biogen performed under this Agreement. The term "Elan Patents" shall also include Elan's interest in any Collaboration Invention Patent Rights and in any Patents owned jointly by the Parties as provided hereunder. "Elan Patents" known to be existing as of the date hereof are listed in Schedule 1.37.

            1.38 "Elan Percentage" shall mean the percentage specified as the Elan Percentage under Section 6.1, as adjusted pursuant to Sections 4.7. The initial Elan Percentage shall be *** .

            1.39 "Enhancing Third Party Intellectual Property" shall mean, in the Territory, on a country-by-country basis, a valid patent or patent application in such country owned or otherwise Controlled by a Third Party, that covers an invention, which if utilized by the Parties under this Agreement would facilitate the Development, manufacture or Commercialization of Antegren, or, as applicable, other Licensed Product and/or could materially enhance the commercial value of any Licensed Product. For purposes of clarity, Enhancing Third Party Intellectual Property shall not include Blocking Third Party Intellectual Property.

            1.40 "Estimated Net Selling Price" as applicable to sales of Commercial Supplies by Biogen to Elan in any quarter shall mean an amount equal to total Net Sales for the preceding Calendar Quarter divided by the number of units of Licensed Product sold by Elan, its Affiliates and permitted sublicensees during such preceding Calendar Quarter, subject to adjustment, as determined by the JCT, to reflect any known trends

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


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with respect to the Calendar Quarter for which the calculation is being made. If at the time Estimated Net Selling Price is being calculated, Licensed Product has not yet been launched or has not been on the market for a full quarter, the JCT shall determine Estimated Net Selling Price based on any total Net Sales and number of units sold data then available or, if none, a good faith estimate of anticipated total Net Sales and number of units forecasted to be sold for the quarter in which launch is anticipated. If the JCT determines to adjust the frequency of re-calculation of Transfer Price under Section 7.1(e) to other than a quarterly basis, the references to quarterly amounts in this definition shall be changed to reflect the period determined by the JCT to be used for the calculation of Transfer Price.

            1.41 "Estimated Per Unit COGs" as applicable to sales of Commercial Supplies by Biogen to Elan in any quarter shall mean an amount equal to Biogen's Cost of Goods Manufactured For Sale for the number of units sold by Elan, its Affiliates and permitted sublicensees during the preceding Calendar Quarter divided by the number of units sold during such previous Calendar Quarter, subject to any adjustment, as determined by the JCT, to reflect any known trends with respect to the Calendar Quarter for which the calculation is being made. If at the time the Estimated Per Unit COGs calculation is being made, Licensed Product has not yet been launched or has not been on the market for a full quarter, the JCT shall determine Estimated Per Unit COGs based on any Cost of Goods Manufactured For Sale data then available. If the JCT determines to adjust the frequency of re-calculation of Transfer Price under Section 7.1(e) to other than a quarterly basis, the references to quarterly amounts in this definition shall be changed to reflect the period determined by the JCT to be used for the calculation of Transfer Price.

            1.42 "Estimated Per Unit Distribution Costs" for a Party as applicable to sales of Commercial Supplies by Biogen to Elan in any quarter shall mean an amount equal to such Party's allocable Distribution Costs for the preceding Calendar Quarter divided by the number of units of Licensed Product sold by Elan, its Affiliates and permitted sublicensees during such preceding Calendar Quarter, subject to adjustment, as determined by the JCT, to reflect any known trends with respect to the Calendar Quarter for which the calculation is being made. If at the time the Estimated Per Unit Distribution Costs calculation is being made, Licensed Product has not yet been launched or has not been on the market for a full quarter, the JCT shall determine Estimated Per Unit Distribution Costs based on any Distribution Costs and number of units sold data then available or, if none, a good faith estimate of anticipated Distribution Costs and number of units forecasted to be sold for the calendar quarter in which launch is anticipated. If the JCT determines to adjust the frequency of re-calculation of Transfer Price under Section 7.1(e) to other than a quarterly basis, the references to quarterly amounts in this definition shall be changed to reflect the period determined by the JCT to be used for the calculation of Transfer Price.

            1.43 "Estimated Selling Proceeds" shall mean the Estimated Net Selling Price less Elan's Estimated Per Unit Distribution Costs.

            1.44 "EU" shall mean the European Union and its member nations as existing at the relevant point in time.


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            1.45 "FDA" shall mean the United States Food and Drug Administration and any successor agency.

            1.46 "FD&C Act" shall mean the U.S. Food, Drug and Cosmetic Act, 21 C.F.R.ss.210 et seq. and the regulations promulgated thereunder, as the same may be amended from time to time.

            1.47 "Field" shall mean the diagnosis, treatment or prevention of any medical or disease condition in humans, including, without limitation, multiple sclerosis or inflammatory bowel disease.

            1.48 "First Commercial Sale" shall mean, in each country in the Territory, the first sale by Biogen, Elan, or their Affiliates or permitted sublicensees of a Licensed Product to a Third Party after the required Regulatory Approval to sell such Licensed Product in that country has been granted by the relevant Regulatory Authority. A Licensed Product sale shall be deemed to occur on the earlier of (a) the date the Licensed Product is shipped, or (b) the date of the invoice to the purchaser of the Licensed Product.

            1.49 "FTE" shall mean a total of forty-seven (47) weeks or 1880 hours per year of work on the Development, manufacturing or Commercialization of a Licensed Product carried out by employees of a Party having the appropriate relevant expertise to conduct such activities.

            1.50 "FTE Rate" shall mean the applicable rate per FTE to be applied by the Parties under this Agreement as set forth in Exhibit B.

            1.51 "GCP" shall mean "Good Clinical Practice" or "GCP". Good Clinical Practice or GCP shall mean the then current standards for clinical trials for pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the Regulatory Authorities of the EU and other organizations and governmental agencies in countries in which the Licensed Products are intended to be sold, to the extent such standards are not less stringent than United States GCP, provided that a Party shall not be held to any standards of good clinical practice that are different than those standards required by the United States and the EU unless such standards have been specifically identified and approved for implementation by the Joint Project Team.

            1.52 "GLP" shall mean the then current standards for laboratory activities for pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practice as are required by the Regulatory Authorities of the EU.

            1.53 "GMP" or "cGMP" shall mean the regulatory requirements for current good manufacturing practices promulgated by the FDA under the FD&C Act and under the Public Health Service Act, Biological Products, 21 C.F.R. ss.ss. 600-610 ("PHS Act"), and the regulations promulgated thereunder, as the same may be amended from time to time, and such standards of good manufacturing practice as are required by the


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Regulatory Authorities of the EU and other organizations and governmental agencies in countries in which the Licensed Products are intended to be manufactured or sold, to the extent such standards are not less stringent than United States GMP, provided that a Party shall not be held to any standards required by countries outside the United States and EU unless such standards have been identified and approved for implementation by the Joint Project Team.

            1.54 "Gross Sales" shall have the meaning defined in Exhibit B.

            1.55 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            1.56 "HSR Clearance Date" shall mean the earliest date on which the Parties have actual notice that all applicable waiting periods under the HSR Act with respect to the transactions contemplated hereunder have expired or have been terminated.

            1.57 "Invention" shall mean any discovery or other finding that directly relates to a Licensed Product, the Development of any Licensed Product, any method of making a Licensed Product or any method of using a Licensed Product or any uses of Licensed Product in the Field.

            1.58 "Joint Commercialization Team" or "JCT" shall mean that body established pursuant to Section 3.3 below.

            1.59 "Joint Patent Committee" or "JPC" shall mean that subcommittee of the Joint Project Team established pursuant to Section 3.4 below.

            1.60 "Joint Project Team" or "JPT" shall mean that body established pursuant to Section 3.2 below.

            1.61 "Joint Steering Committee" or "JSC" shall mean that committee established pursuant to Section 3.1 below.

            1.62 "Know-how" shall mean all data, Inventions, methods, proprietary information, processes, trade secrets, techniques and technology of a Party (including Confidential Information as defined in Article 10 below), whether patentable or not but which are not generally known, which directly relate to Licensed Products or to the manufacture, testing or use of Licensed Product and are Controlled by such Party as of the Effective Date or hereafter during the Term of this Agreement, including, but not limited to, discoveries, formulae, materials, including biological materials, practices, methods, knowledge, know-how, processes, experience, test data (including pharmacological, toxicological and clinical information and test data), analytical and quality control data, marketing, pricing, distribution, cost and sales data or descriptions. "Know-how" may be made prior to the Effective Date or during the Term, solely by employees of Elan, solely by employees of Biogen, jointly by employees of Elan and Biogen, or by Elan or Biogen employees jointly with a Third Party.

            1.63 "Licensed Product" shall mean any formulation (as determined from time to time in accordance with this Agreement) containing as an active constituent *** APPROXIMATELY 9 LINES OMITTED *** The term Licensed Product shall, as applicable, include Antegren. A Licensed Product approved for several different indications shall be considered a single Licensed Product.

            1.64 "Licensed Product Promotional Materials" shall mean all Sales Representative training materials and all written, printed, graphic, electronic, audio or video matter related to the marketing or Promotion of a Licensed Product, including, but not limited to, journal advertisements, sales visual aids, direct mail, direct-to-consumer advertising, internet postings, broadcast advertisements, and sales reminder aids (e.g., scratch pads, pens and other such items) intended for use or used by a Party in connection with any Promotion.

            1.65 "Lonza" shall mean Lonza Biologics plc.

            1.66 "Major Market Country" shall mean any of the *** .

            1.67 "Marketing Costs" shall have the meaning defined in Exhibit B.

            1.68 "Net Sales" shall have the meaning defined in Exhibit B.

            1.69 "Patent(s)" shall mean any and all patents, patent applications and any patents issuing therefrom, worldwide together with any extensions, registrations, confirmations, supplemental protection certificates and other like forms of patent term extensions, reissues, continuations, divisions, continuations-in-part, reexaminations, substitutions or renewals thereof.

            1.70 "Patent Costs" shall have the meaning defined in Exhibit B.

            1.71 "Percentage" as to Elan shall mean the Elan Percentage and as to Biogen shall mean the Biogen Percentage.

            1.72 "Phase I Clinical Trial" shall mean studies in humans to obtain initial data regarding the safety of Licensed Product.

            1.73 "Phase II Clinical Trial" shall mean studies in humans of the safety, dose range and efficacy of a Licensed Product which are conducted after Phase I Clinical Trial of such Licensed Product.

            1.74 "Phase III Clinical Trial" shall mean one or more controlled studies in humans of the efficacy and safety of a Licensed Product, which is prospectively designed to demonstrate statistically whether the Licensed Product is safe and effective for use in a particular indication, in a manner intended to be sufficient to obtain

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

Regulatory Approval to market that Licensed Product and which the Joint Project Team designates as a Phase III Clinical Trial.

            1.75 "Phase IV Clinical Trial" shall mean any clinical trial in an indication to be conducted after a Regulatory Approval in such indication which was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval.

            1.76 "Post-Approval Clinical Trial" shall mean any clinical trial in an indication, other than a Phase III Clinical Trial or Phase IV Clinical Trial, to be conducted after a Regulatory Approval for such indication.

            1.77 "Pre-Marketing Expenses" shall have the meaning defined in Exhibit B.

            1.78 "Product Trademark" shall have the meaning set forth in Section 5.3(c).

            1.79 "Promotion" shall mean those activities, including, without limitation, detailing normally undertaken by a pharmaceutical company's sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular Licensed Product in a specific indication. When used as a verb, "Promote" shall mean to engage in such activities.

            1.80 "Regulatory Approval" shall mean any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the marketing and sale of a Licensed Product in a regulatory jurisdiction.

            1.81 "Regulatory Authority" shall mean any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Agency for the Evaluation of Medicinal Products ("EMEA")), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in any jurisdiction of the world involved in the granting of Regulatory Approval for Antegren or, as applicable, other Licensed Product.

            1.82 Reimbursable Commercial Costs" shall mean Premarketing Expenses, Marketing Costs, Sales Costs, Other Out-of-Pocket Costs and Ongoing Development Expense.

            1.83 "Royalty-Bearing Sales" shall mean, with respect to a License Agreement (as defined in Section 14.2(d)), the gross amounts charged for sales of Licensed Products by a Party, its Affiliates (which, solely for purposes of this definition and Section 14.3 and any License Agreement, shall, notwithstanding the proviso in the definition of Affiliates under Section 1.1, include any subsidiaries or other entities in which the Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, whether or not such Party or Affiliate is restricted from electing such majority by contract or otherwise) and/or its sublicensees, as appropriate, to Third Parties, less the sum of (a) and (b) where (a) is a provision for (i) reasonable trade, cash and quantity discounts (other than price discounts granted at time of invoice and which are already reflected in the determination of the amount charged), (ii) credits or allowances actually given or made for rejection or return of, previously sold products or for rebates or retroactive price reductions (including Medicaid, Medicare, government, commercial and similar types of rebates), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount (excluding income and franchise taxes), as adjusted for rebates and refunds,
(iv) charges actually incurred for freight and insurance directly related to the distribution of the Licensed Product (excluding amounts reimbursed by Third Party customers), (v) reasonable credits or allowances actually given or made for wastage replacement and (vi) reasonable allowances for bad debt; and (b) is a periodic adjustment of the provision determined in (a) to reflect amounts actually incurred for (i), (ii), (iii), (iv), (v) and (vi). Royalty-Bearing Sales for Combination Products shall be based on the Combination Product Amount. A "sale" of a Licensed Product is deemed to occur upon the earlier to occur of the date the Licensed Product is shipped or the date of the invoice to the purchaser of the Licensed Product.

            1.84 "Sales Costs" shall have the meaning set forth in Exhibit B.

            1.85 "Sales Representative" shall mean an employee of either Party or its Affiliates or permitted sublicensees or, as applicable, employee of a contract sales organization: (a) who is responsible for contacting customers and others who can buy or influence the buying decision with respect to the applicable Licensed Product in the applicable country in the Territory, and (b) whose success at such activities is a significant factor in the ongoing employment of the individual.

            1.86 "Sample" shall mean a unit of a Licensed Product that is not intended to be sold and is intended to promote the sale of such Licensed Product. When used as a verb, "Sample" shall mean to provide Samples to health care providers.

            1.87 "Territory" shall mean every country, territory, possession or other political subdivision of the world.

            1.88 "Third Party" shall mean any entity other than Elan or Biogen or their Affiliates.

            1.89 "Third Party License" shall mean any agreement with a Third Party for a license under Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property entered into by a Party during the Term of this Agreement pursuant to Sections 8.3 or 11.9.

            1.90 "Third Party License Fees" shall mean license fees, royalties and other amounts paid to any Third Party under a Third Party License or an Elan In-License after the Effective Date.

            1.91 "Transfer Price" *** .

            1.92 "United States" or "U.S." shall mean the United States of America, its territories and possessions, and the Commonwealth of Puerto Rico.

            1.93 Additional Definitions. Each of the following definitions are found in the body of this Agreement as indicated:

                                                            Section
                                                            -------
     "ACQUIRED PARTY"                                       14.7(a)
     "AMA"                                                  5.4(e)
     "AMA GUIDELINES"                                       5.4(e)
     "ANNUAL COMMERCIALIZATION PLAN/BUDGET"                 5.1(c)
     "CLINICAL MANUFACTURING AGREEMENT"                     7.1(c)
     "CLINICAL RESUPPLY CAMPAIGN"                           Exhibit C
     "COLLABORATION AGREEMENT"                              4.8
     "COMMERCIAL MANUFACTURING AND SUPPLY AGREEMENT"        7.1(e)
     "COMMERCIALIZATION PLAN"                               5.1(c)
     "COMMERCIALIZATION TEAM LEADER"                        3.3
     "CONFIDENTIAL INFORMATION"                             10.1
     "CONTRACT SALES ORGANIZATION" OR "CSO"                 5.1(d)
     "COST OF CAPITAL CHARGE"                               Exhibit B
     "DESIGNATED PARTY"                                     5.1(b)
     "DEVELOPMENT COST PROJECT ACCOUNT"                     4.6(b)
     "DISTRIBUTION ACTIVITIES"                              5.6
     "DISTRIBUTING PARTY"                                   5.6
     "DIVESTED ASSETS"                                      14.8
     "DIVESTING PARTY"                                      14.8
     "EXCLUDED INDICATION"                                  4.7(a)
     "FUNCTIONAL CURRENCY"                                  Exhibit B
     "INCLUDED INITIAL PERIOD COSTS"                        4.6(c)
     "INITIAL PERIOD"                                       4.6(c)
     "LICENSE AGREEMENT"                                    14.2(d)
     "LICENSING PARTY"                                      14.2(d)
     "LOSSES"                                               15.1(a)
     "MATERIAL TRANSFER AGREEMENT"                          4.8
     "NOMINATED PRICE"                                      14.7(b)
     "NON-ACQUIRED PARTY"                                   14.7(a)
     "ONGOING DEVELOPMENT EXPENSES"                         Exhibit B
     "OTHER OUT-OF-POCKET COSTS"                            Exhibit B
     "OUTSIDE THE SCOPE INVENTIONS                          11.1(b)
     "PHRMA"                                                5.4(e)
     "PHRMA CODE"                                           5.4(e)

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

                                                            Section
                                                            -------
     "PROJECT TEAM LEADER"                                  3.2
     "RECONCILIATION STATEMENT"                             Exhibit B
     "SALES RETURNS AND ALLOWANCES"                         Exhibit B
     "SPLIT ADJUSTMENT OR SPLIT ADJUSTED BASIS"             14.1(b)(i)
     "TERM"                                                 14.1(a)
     "THIRD PARTY RESEARCH AGREEMENTS"                      4.8
     "VALUATION"                                            14.7(c)
     "VALUATION PRICE"                                      14.7(c)

                                   ARTICLE 2.
                           SCOPE OF THE COLLABORATION

            2.1 Collaboration Goals. Pursuant and subject to the terms of this Agreement, within the Field and the Territory, the Parties agree to: (a) engage in Development activities with the goal of obtaining Regulatory Approval for Antegren or, as applicable, other Licensed Product, as soon as reasonably practicable, in one or more Commercially Significant Indications in each Major Market Country where it makes commercial sense to do so given the size of the potential market and the safety and efficacy profile of Licensed Product and (b) engage in Commercialization of Antegren, or, as applicable, other Licensed Product, with the goal of optimizing the profit available to each Party. For purposes of clarity, it is understood by the Parties that the JCT may decide that it does not make commercial sense for the Parties to Develop or Commercialize Licensed Product in a particular Major Market Country in a given indication. Each Party agrees to use Commercially Reasonable and Diligent Efforts in performing its tasks and responsibilities and in conducting all activities ascribed or assigned to it under this Agreement, the then current Development Plan, any Annual Work Plan/Budget, the then current Commercialization Plan and any Annual Commercialization Plan/Budget. Each Party shall cooperate with and provide reasonable support to the other Party in performing its activities with respect to the Development and Commercialization work contemplated hereunder. Each Party agrees, during the Term, to Develop, manufacture, Commercialize and Promote Licensed Products only under the terms of this Agreement. The Parties' intent is to Develop, Commercialize, manufacture and Promote Antegren or, as applicable, other Licensed Product, as expeditiously as reasonably practicable with the resources and responsibilities allocated between the Parties on the basis of each Party's respective capabilities and availability of adequate capacities, either internally or through such subcontractors as are customarily used by a Party. Unless otherwise specified in this Agreement, the guiding principles to be followed by the JSC, the Joint Project Team and the JCT are as follows: achieve synergy and avoid duplication of resources; maximize the profitability of Antegren or, as applicable, other Licensed Product, over its life; and utilize, to the extent practicable, the then-prevailing infrastructure and expertise of each Party with respect to specific Development activities and any specific indication and utilize, on a country-by-country basis, to the extent practicable, the then-prevailing commercial infrastructure, expertise and track record of each Party in promoting sales of disease modifying agents in the applicable disease area and for other Commercialization activities. The Parties shall apply a standard of reasonableness and fairness to each Party and, subject to the specific terms of this Agreement, shall strive to balance the legitimate interests and concerns of both Parties, with the goal of realizing the economic potential of Licensed Product and allowing both Parties to benefit from the realization of such potential and share in the profitability of Licensed Product.

            2.2 Exclusive Relationship. Except as expressly set forth in this Agreement, it is understood and agreed by the Parties that, during the Term, the Parties shall work exclusively with each other to research, Develop, manufacture and Commercialize Licensed Products in the Field solely in accordance with the terms of this Agreement. During the Term of this Agreement, for so long as Antegren or, as applicable, other Licensed Product, is being researched, Developed, manufactured and/or Commercialized under this Agreement, neither Party shall, alone or in collaboration with or through the grant of any rights to any Third Party, research, Develop, make, import, export, distribute, offer for sale, or otherwise Commercialize or Develop Antegren or, as applicable, other Licensed Product, for use as a therapeutic, diagnostic or prophylactic, except as otherwise permitted under this Agreement. Notwithstanding anything in this Agreement to the contrary, either Party shall be free to work alone or with Third Parties to research, develop, manufacture and/or commercialize any product that is not a Licensed Product in or outside the Field, including any composition of matter, therapeutic approach or means of treatment based upon inhibition of Alpha-4 Integrin which is not a Licensed Product. Prior to entering into a collaboration with a Third Party after the date hereof to research, develop, manufacture and/or commercialize any composition of matter, therapeutic approach or means of treatment based upon inhibition of Alpha-4 Integrin with a protein product which is not a Licensed Product, Elan shall first offer to Biogen the opportunity to include such composition of matter, therapeutic approach or means of treatment in the mutual and exclusive collaboration set forth in this Agreement.

                                   ARTICLE 3.
                         MANAGEMENT OF THE COLLABORATION

            3.1 Joint Steering Committee.

                  (a) Establishment of Joint Steering Committee. Within thirty
(30) days of the Effective Date, the Parties will establish a Joint Steering Committee, or JSC, to oversee and manage the Development and Commercialization activities contemplated by this Agreement and to be implemented by the Joint Project Team and Joint Commercialization Team. The JSC will be composed of three
(3) representatives of each Party who shall be appointed (and may be replaced at any time) by such Party on written notice to the other Party in accordance with this Agreement. At least two (2) of such representatives from Elan and Biogen, respectively, shall be a vice-president or more senior officer of such Party and at least one (1) other of such representatives shall be an individual of suitable authority and seniority who has significant experience or expertise in biopharmaceutical drug research, development, commercialization or marketing. Any member of the JSC may designate a substitute of equal experience and seniority to attend and perform the functions of that member at any meeting of the JSC.

The JSC will meet at least four times each year during the Term of this Agreement, or at any other frequency agreed by the JSC.

                  (b) Joint Steering Committee Responsibilities. In addition to its general responsibilities to oversee and coordinate the Development of Licensed Products according to the Development Plan and each Annual Workplan/Budget, to oversee and coordinate the Commercialization of Licensed Products in the Territory according to the Commercialization Plan and each Annual Commercialization Plan/Budget and to ensure a regular flow of information between the Parties, the JSC shall, subject to the terms of this Agreement:

            (I) direct the overall strategy, timing, goals and direction of the Development activities specified hereunder and provide direction to the Joint Project Team as provided herein;

            (II) review and approve global regulatory and clinical strategies;

            (III) approve the Development Plan and each Annual Workplan/Budget, including the division of responsibilities of each Party, and the annual budgets and multiyear expense forecasts formulated by the Joint Project Team and any material modifications or material amendments to or substantial departures from any of the foregoing;

            (IV) review and approve activities related to manufacturing and/or the supply of Clinical Supplies or Commercial Supplies, other than activities related specifically to Biogen's day-to-day manufacturing operations or to Biogen's facilities;

            (V) determine whether completion of a certain activity has, or has not, met the criteria for payment of milestones hereunder;

            (VI) determine whether or not the Parties should undertake to Develop a Licensed Product other than Antegren and whether or not the Parties should proceed with or continue Development in a particular indication, subject to Section 4.7;

            (VII) serve as the first forum for attempted settlement of disputes or disagreements that are unresolved by the Joint Project Team or Joint Commercialization Team and any subteams or subcommittees of such committee or of the JSC, unless otherwise indicated in this Agreement;

            (VIII) subject to Article 5, approve a Commercialization Plan and each Annual Commercialization Plan/Budget, including but not limited to the allocation of responsibilities between the Parties, or as applicable, one or more Third Parties, in each country covered thereunder, annual marketing and sales budgets, the price range, managed care contract strategies, and Phase IV clinical support (including scope and strategic direction) as well as any material modifications or material amendments to or any substantial departures from any of the foregoing;

            (IX) review estimates of sales and expenses on a country by country and Licensed Product by Licensed Product basis;

            (X) review and approve the determinations of the Joint Project Team with respect to the calculations of the presence or absence of a Commercially Significant Indication;

            (XI) review and approve patent strategy and, to the extent applicable, litigation strategy; and

            (XII) perform such other functions as are allocated to it under the other provisions of this Agreement or as appropriate to further the purposes of this Agreement as determined by the Parties.

                  (c) Joint Steering Committee Chairpersons; Procedures; Decisions. The JSC shall have a single Chairperson with customary duties and a Secretary who is not a member of the JSC. The Secretary shall send notices and the agendas for all regular JSC meetings. Elan shall designate the initial Chairperson and Biogen shall designate the initial Secretary. The following year, Biogen shall designate the Chairperson and Elan shall designate the Secretary, and thereafter the Parties shall alternate with one Party designating the Chairperson for a year and the other Party appointing the Secretary for that year. With respect to the approval or ratification of the decisions or recommendations of the Joint Project Team or the JCT or approval of the Development Plan, the Commercialization Plan, each Annual Workplan/Budget and each Annual Commercialization Plan/Budget or any amendments or modifications thereto, unless at least one representative of the JSC requests that the matter be placed to a vote, all such decisions or recommendations presented to the JSC shall be considered approved or ratified as presented if no objection is made by any member of the JSC at that time, provided that it is clear to the members of the JSC that the action being sought from the JSC is approval or ratification. The location of regularly scheduled JSC meetings shall alternate between the offices of the Parties (which in the case of Elan shall mean its offices in South San Francisco), unless otherwise agreed. Meetings may be held telephonically and shall be effective only if at least one (1) representative of each Party is in attendance or participating in the meeting. Decisions of the JSC shall be made by unanimous vote. The senior most attending or participating representative of each Party on the JSC shall have the right to vote on behalf of any members of the JSC from such Party not attending or participating in the meeting. The Secretary shall attend all meetings and record in the minutes in sufficient detail the discussion and decisions of the JSC. Such minutes shall be circulated to the Parties promptly following the meeting for review, comment and distribution.

                  (d) Authority. The Parties agree that, in voting on matters as described in this Article 3, it shall be conclusively presumed that each voting member of the JSC has the authority and approval of such member's respective senior management in casting his or her vote and that decisions of the JSC made in accordance with this Article 3 shall be binding upon each of the Parties; provided, however, that the JSC shall not have the authority to amend or modify this Agreement.

                  (e) JSC Reports. Before each meeting of the JSC, either the Parties, the JPT or the JCT, or any subcommittee, as applicable, will provide the members of the JSC with written copies of all materials they intend to present at the JSC meeting. The JSC may also request at any time specific data or information related to Development or Commercialization activities or that a written report be prepared in advance of any meeting summarizing certain material data and information arising out of the conduct of the Development or Commercial activities and the Party or appropriate committee or team to whom such request is made shall promptly provide to the other Party or JSC such report, data or information.

                  (f) Appointment of Subteams or Subcommittees. The JSC shall be empowered to create such subteams or subcommittees of itself as it may deem appropriate or necessary. Each such subteam or subcommittee shall report to the JSC, who shall have authority to approve or reject recommendations or actions proposed thereby subject to the terms of this Agreement.

                  (g) Dispute Resolution. Issues coming before the JSC that require action, approval or resolution and for which the JSC is unable to reach agreement on a mutually acceptable action, approval or resolution shall be resolved by the Parties under the terms of Article 16 below.

            3.2 Joint Project Team.

                  (a) Establishment of Joint Project Team. Within thirty (30) days of the Effective Date, the Parties will establish a single Joint Project Team to coordinate and implement all activities with respect to the Development of Licensed Products in the Field and in the Territory, including, without limitation, the Development of Antegren, within the budgets approved under each associated Annual Workplan/Budget, including pre-clinical research, clinical research, manufacturing, the strategy for and content of Drug Approval Applications, and post-approval studies. The Joint Project Team shall consist of such number of representatives of each Party as are reasonably necessary to accomplish the goals of the Joint Project Team hereunder. Where possible, the Joint Project Team shall be composed of an equal number of representatives from each Party. Such representatives will include individuals with expertise and responsibilities in the areas of activity testing, toxicology, preclinical development, clinical development, process sciences, manufacturing, regulatory affairs, drug safety, product development, quality, marketing and intellectual property, as appropriate to the stage of Development of Antegren or, as applicable, other Licensed Products. One such representative from each Party shall be designated as that Party's "Project Team Leader" to act as the primary Joint Project Team contact for that Party. Together, the Project Team Leaders will be jointly responsible for managing the Joint Project Team. Each Project Team Leader will be responsible for ensuring that his/her Party's Joint Project Team members carry out the activities assigned them under the Development Plan and each Annual Workplan/Budget.

Either Party may replace any or all of its representatives at any time upon written notice to the other Party. Any member of the Joint Project Team may designate a substitute to attend and perform the functions of that member at any meeting of the Joint Project Team. The Joint Project Team shall be empowered to create such subteams or subcommittees as it may deem appropriate or necessary. Each such subteam or subcommittee, including the Joint Patent Committee, subject to Section 3.4, shall report to the Joint Project Team, which shall have authority to approve or reject recommendations or actions proposed thereby, subject to the terms of this Agreement. The Joint Project Team will meet, telephonically or otherwise, at least once each month, or more frequently, as agreed by the Joint Project Team.

                  (b) Joint Project Team Responsibilities. The Joint Project Team shall be responsible, with the oversight and approval of the JSC, for formulating and executing the specific details of the Parties' Development collaboration, including, without limitation, preparing for and executing the Development activities contemplated hereunder. The Joint Project Team shall prepare the Development Plan and each associated Annual Work Plan/Budget in accordance with Section 4.2. Except as set forth in Section 4.7, the Joint Project Team shall also have the responsibility of selecting the criteria for Development of Antegren or, as applicable, other Licensed Product; making decisions regarding the design and implementation of all research programs; selecting and designing clinical trials for all proposed indications; developing a publication and scientific symposia strategy and a calendar of key scientific and clinical meetings; conducting market research and development activities prior to formation of Joint Commercialization Team; devising the content of and filing strategy for all Clinical Trial Applications and Drug Approval Applications; through the representatives on the Joint Project Team with regulatory expertise, coordinating interactions with Regulatory Authorities and, along with the Joint Commercialization Team, developing and implementing standard operating procedures for adverse event reporting and compliance with other regulatory requirements in the Territory, consistent with Article 13; through the Joint Patent Committee, coordinating patent and trademark-related activities, subject to Section 3.4; and implementing other activities necessary to the successful completion of the collaboration and for exchanging information and facilitating cooperation and coordination between the Parties as they exercise their respective rights and meet their respective obligations under this Agreement. In addition to such other reports as required by the JSC, the Joint Project Team shall submit to the JSC its written determinations of all Commercially Significant Indications for Antegren or, as applicable, other Licensed Product, as such determinations are made, and a determination of its recommendations as to the priority among such indications and the priority among the countries within the Territory in which the Joint Project Team expects to seek Regulatory Approval of Antegren, or, as required, other Licensed Product. The Joint Project Team will be responsible for all other activities assigned to it by the JSC.

                  (c) Joint Project Team Decision-making. Decisions of the Joint Project Team shall be made by unanimous vote of the Project Team Leaders. If the Joint Project Team is unable to resolve a dispute regarding any issue, such dispute shall be resolved in accordance with Article 16.

                  (d) Ceasing of Joint Project Team Operations. The Joint Project Team will cease operations and have no further function hereunder on the date on which the Parties are no longer engaging in Development of any Licensed Product(s) in the Territory.

                  (e) Annual Production Requirements. The Joint Project Team shall be responsible for submitting annual Antegren or, as applicable, other Licensed Product, production requirement reports as part of each Annual Workplan/Budget. Such report shall include a non-binding forecast of requirements for Clinical Supplies and placebo for the Territory for the then current year and the following two (2) years, and any other related information which the Joint Project Team determines to include.

                  (f) Accounting/Financial Reporting. Each Party will appoint a representative with expertise in the areas of accounting, cost allocation, budgeting and financial reporting to the Joint Project Team. Such representatives shall provide services to and consult with the Joint Project Team in order to address the financial, budgetary and accounting issues which arise in connection with the Development Plan, each Annual Workplan/Budget and the Financial Planning, Accounting and Reporting Procedures attached hereto as Exhibit B, and updates thereto. Each representative may designate a substitute to perform such functions, or may be replaced at any time by the represented Party by providing notice thereof to the other Party.

            3.3 Joint Commercialization Team.

                  (A) FORMATION OF THE JCT. At the earlier of either one (1) year prior to the expected first commercial sale or Antegren or, as applicable, other Licensed Product or ninety (90) days after the start of any Phase III Clinical Trial for Antegren or, as applicable, other Licensed Product, a Joint Commercialization Team, or JCT, will be formed, comprised of an equal number of representatives of each Party, the total number of which will be between three
(3) and five (5). Each member of the JCT will be an individual with experience in the commercialization and marketing of pharmaceutical products. The Project Team Leader of the Joint Project Team for each Party may also be one of the representatives for such Party on the JCT. One representative from each Party on the JCT shall be designated as that Party's "Commercialization Team Leader" to act as the primary JCT contact for that Party. Together, the Commercialization Team Leaders will be jointly responsible for managing the JCT. Each Commercialization Team Leader will be responsible for insuring that his/her Party's JCT members carry out the activities assigned them under the Commercialization Plan and each Annual Commercialization Plan/Budget. Either Party may replace any or all of its representatives on the JCT at any time upon written notice to the other Party. Any member of the JCT may designate a substitute to attend and perform the functions of that member at any meeting of the JCT. The JCT will meet, telephonically or otherwise, at least once each month, or more frequently, as agreed by the JCT.

                  (b) Responsibilities of JCT. The JCT shall, during the Development of Antegren or, as applicable, other Licensed Product, coordinate with the Joint Project Team those activities deemed necessary for a successful Commercialization of Licensed Product in the Territory upon Regulatory Approval. The JCT shall be responsible for preparing the Commercialization Plan and each Annual Commercialization Plan/Budget in accordance with Section 5.1, for overseeing and implementing the activities contemplated thereunder and under Article 5 and for coordinating with the Joint Project Team in developing and implementing standard operating procedures for adverse event reporting and compliance with regulatory requirements in the Territory, consistent with Article 13.

                  (c) JCT Decision-making. Decisions of the Joint
Commercialization Team shall be made by unanimous vote of the Commercialization Team Leaders. If the Joint Commercialization Team is unable to resolve a dispute regarding any issue, such dispute shall be resolved in accordance with Article 16.

                  (d) Annual Production Requirements. The Joint Commercialization Team shall be responsible for submitting annual Antegren or, as applicable, other Licensed Product, commercial production requirement reports as part of each Annual Commercialization Plan/Budget. Such report shall include a non-binding forecast of requirements for Commercial Supplies for the Territory for the then current year and the following two (2) years, and any other related information which the JCT determines to include.

                  (e) Accounting/Financial Reporting. Each Party will appoint a representative with expertise in the areas of accounting, cost allocation, budgeting and financial reporting to the Joint Commercialization Team. Such representatives shall provide services to and consult with the Joint Commercialization Team in order to address the financial, budgetary and accounting issues which arise in connection with the Commercialization Plan, each Annual Commercialization Plan/Budget and the Financial Planning, Accounting and Reporting Procedures attached hereto as Exhibit B, and updates thereto. Each representative may designate a substitute to perform such functions, or may be replaced at any time by the represented Party by providing notice thereof to the other Party.

                  3.4 Joint Patent Committee. Within thirty (30) days after the Effective Date, Biogen and Elan shall establish a "Joint Patent Committee" or "JPC", as a subcommittee of the Joint Project Team, to oversee and direct the continued prosecution of Elan Patents and Biogen Patents and the preparation and filing of Collaboration Invention Patent Rights, subject to the terms of Article
11. The JPC shall be comprised of one (1) senior patent attorney from each Party as appointed by such Party. A Party may replace its representative from time to time upon written notice to the other Party. The JPC shall exist until the termination of this Agreement, provided that at such time as the Joint Project Team no longer exists, the JPC shall become a subcommittee of the Joint Commercialization Team. All decisions of the JPC shall be unanimous, and in the event that a decision cannot be reached by the JPC, the matter shall be referred to the Joint Project Team. In the event that the Joint Project Team is unable to reach a decision with respect to any such matter, then such matter shall be resolved in accordance with Article 16.

            3.5 Meetings of Chief Executive Officers. The Chief Executive Officers (CEOs) of Biogen and Elan Corporation, plc, or their designated direct-reporting representative, shall meet two (2) times per year during the term of this Agreement, unless otherwise agreed upon in writing by the Parties. In such meetings, the CEOs shall review the progress of the collaboration and shall discuss any current issues of the collaboration with the intent of proposing resolutions for such issues. Meetings, including without limitation, special meetings called pursuant to Section 16.1 shall alternate between the offices of the Parties, unless otherwise agreed by the CEOs or their respective representatives, or may be held telephonically or by videoconference.

                                   ARTICLE 4.
                                  DEVELOPMENT

            4.1 Development Efforts. Through the Joint Project Team, Elan and Biogen each agree to collaborate exclusively and diligently with each other in the Development of Antegren or, as applicable, other Licensed Products in the Field and to use Commercially Reasonable and Diligent Efforts to Develop and bring Antegren or, as applicable, other Licensed Product, to market in the Field in Commercially Significant Indications as deemed appropriate by the Joint Project Team. The Parties agree to cooperate with each other in carrying out the Development Plan and each Annual Workplan/Budget. Development activities will, to the extent practicable, utilize the then-prevailing development infrastructure and expertise of each Party in a given activity or with respect to a specific Commercially Significant Indication. All activities to be undertaken in the performance of the Development Plan and each Annual Workplan/Budget shall be carried out by employees of the Parties and/or their respective Affiliates, provided, however, that if either Party is able to reasonably demonstrate, and the Joint Project Team agrees, that it would be in the best interests of both Parties for the responsible Party to contract with one (1) or more Third Parties to perform certain tasks under the Development Plan, then, the Party responsible for such task may enter into a contract with a Third Party to perform such task, which such Third Party and contract shall be subject to the prior written approval of the Joint Project Team. In determining whether to utilize the services of any Third Party in conducting activities under the Development Plan, the Parties shall consider, inter alia, what would be the most efficient and cost-effective means for accomplishing the proposed activity, any relevant intellectual property issues that may impede a Third Party's ability to perform the proposed activity or that may warrant limiting the performance of the proposed activity to one of the Parties, and other relevant factors. The responsibility for performing clinical studies will be assigned to Biogen, Elan and/or approved Third Party contractors selected by the Joint Project Team in accordance with this Section 4.1.

            4.2 Development Plan and Responsibilities

                  (a) Initial Development Plan. The Parties have attached as part of Exhibit C hereto an initial Development Plan, the goals of which are:
(i) the Development (including further clinical testing) of Antegren as required to obtain Regulatory Approval for one or more Commercially Significant Indications in each Major Market Country (other than Japan which shall be addressed in subsequent updates) as promptly as commercially and technically practicable, or as otherwise deemed appropriate by the Joint Project Team; (ii) the acquisition of Regulatory Approval for Antegren in a manner sufficient to allow the commercial promotion, marketing and sale of Antegren in those countries of the Territory where it makes commercial sense to do so given the size of the potential market and other relevant factors; (iii) the identification, selection and Development of additional Licensed Products if appropriate and (iv) the formation and transfer to Biogen of the information and capabilities necessary to manufacture and supply Clinical Supplies and Commercial Supplies of Antegren, or, as applicable, other Licensed Product, for such Development and Commercialization, including, but not limited to, the initial transfer of manufacturing Know-how by Elan and Lonza to Biogen in accordance with Section 7.1 and the timeline for such transfer set forth in the Development Plan.

                  (b) Initial Annual Workplan/Budget. The Joint Project Team shall, within sixty (60) days of the execution date, prepare a draft of an Annual Workplan/Budget for 2000, specifying in detail the Development activities to be performed during the year, designation of which Party is responsible for each task, staffing levels (which levels shall be reasonably necessary for the attainment of the Development goals, as applicable), any approved use of Third Party contractors required to carry out such activities, a budget setting forth the estimated expenditures required to carry out such activities and a timeline for completion of such activities. Should the Joint Project Team determine that a specific activity would be best undertaken by a Third Party contractor, the Joint Project Team shall indicate which Party shall manage such Third Party contractor. The final Annual Workplan/Budget for 2000 shall be approved by the JSC by the end of August 2000.

            (c) Yearly Updates and Subsequent Annual Workplans/Budget. The Joint Project Team shall, on an annual basis, update the Development Plan to reflect any changes necessary given the progress and the results of the Development work as of such date or any change in strategy, timelines, or long range plans going forward. In addition, prior to the start of each year, the Joint Project Team shall prepare an Annual Workplan/Budget which shall specify in detail the Development activities to be performed during such year, designation of which Party is responsible for each task, staffing levels (which levels shall be reasonably necessary for the attainment of the Development goals, as applicable), any approved use of Third Party contractors required to carry out such activities, a budget setting forth the estimated expenditures required to carry out such activities, a timeline for completion of such activities and annual production requirements, as specified in Section 3.2(e). Should the Joint Project Team determine that a specific activity would best be undertaken by a Third Party contractor, the Joint Project Team shall indicate which Party shall manage such Third Party contractor. Each update to the Development Plan and adoption of each Annual Workplan/Budget under this paragraph and any modifications and updates under paragraph (d) below shall automatically be deemed to constitute an amendment to Exhibit C upon JSC approval and ratification of the meeting minutes related thereto, and shall not constitute an obligation of either Party until such approval and ratification. The schedule for yearly updates to the Development Plan and the drafting and approval of each Annual Workplan/Budget commencing with the Year 2001, is as follows:

                         EVENT                                       TIMING
                         -----                                       ------
     Yearly Development Plan update by the Joint                     May 15
           Project Team

     Draft of Annual Workplan/Budget for each                        September 15 of prior year
           year together with any necessary updates
           to the Development Plan prepared by
           Joint Project Team

     Approval of Development Plan update and                         Meeting of JSC next following
           Annual Workplan/Budget by JSC                             date when the plans are available

                  (d) Interim and Annual Workplan/Budget Modifications and Updates. The Joint Project Team shall review each Annual Workplan/Budget on a quarterly basis during the course of each year to review actual activities and expenditures compared to plan and to determine if any changes are necessary given the progress and the results of the Development work as of such date. Other interim modifications to each Annual Workplan/Budget during the course of the year may also be adopted by the Joint Project Team, as necessary, but shall be subject to the approval of the JSC if material. All changes to any Annual Workplan/Budget shall be subject to review and approval of the JSC where such modifications exceed the authority delegated to the Joint Project Team by the JSC or under this Agreement.

                  (e) Responsibilities. Consistent with its responsibilities under this Agreement, the Development Plan and each Annual Workplan/Budget, each Party agrees to use Commercially Reasonable and Diligent Efforts to:

            (I) transfer to the other Party all Know-how in such Party's possession that the Joint Project Team deems useful for the Development of Antegren or, as applicable, other Licensed Products, including but not limited to preclinical data, assays and associated materials, protocols and procedures, provided that, notwithstanding anything in this Agreement to the contrary, the initial transfer of Know-how from Elan to Biogen shall include, but shall not be limited to, all manufacturing Know-how, as specified in Section 7.1, reasonable quantities of Antegren for research, Development and manufacturing scale-up work, all existing preclinical data, regulatory filings, and all existing clinical trial protocols and data, to the extent such Know-how is not already in Biogen's possession;

            (II) in accordance with the Development Plan and any associated Annual Workplan/Budget, conduct or, as applicable, assist the other Party to conduct, all relevant studies, including human clinical studies for Antegren or, as applicable, other Licensed Products; and

            (III) in accordance with the Development Plan and any associated Annual Workplan/Budget and Section 4.4, make or, as applicable, assist the other Party in making, all filings with and supporting all communications with the relevant regulatory agencies or other governmental entities necessary to conduct such studies or to seek Regulatory Approvals for Antegren, or as required, other Licensed Products.

            4.3 Clinical Trials. The Parties will conduct clinical trials for Licensed Products in accordance with the Development Plan and each Annual Workplan/Budget. Except to the extent otherwise required by relevant regulatory agencies or other governmental entities, there shall be one Clinical Trial Application in each country for all clinical trials for each distinct Licensed Product. All clinical data and reports related to clinical trials for Licensed Products shall be jointly owned by the Parties, and each Party shall have full use, for any purpose consistent with this Agreement, of all such data and reports related to clinical trials for Licensed Products. All data, database information and reports from such clinical trials for Licensed Products shall be centralized and held at a location to be chosen by the Joint Project Team, with a duplicate set available to each Party for deposit at a site of its own selection.

            4.4 Clinical Trial Applications, Drug Approval Applications, Package Labels and Inserts.

                  (a) The Joint Project Team shall determine which Party shall be responsible for filing all Clinical Trial Applications. Notwithstanding the foregoing, Elan shall continue to hold the existing INDs with respect to Antegren, provided that, within twelve (12) months after the Effective Date the Joint Project Team shall reconsider the assignment of responsibility for the existing INDs based on the allocation of related clinical responsibilities. Unless the JSC determines that it would be more efficient for one Party to file and hold Drug Approval Applications and Regulatory Approvals worldwide, Elan shall, with the oversight of the Joint Project Team, be responsible for filing Drug Approval Applications and seeking Regulatory Approvals for Licensed Products worldwide except in North America and Japan, and Biogen shall, with the oversight of the Joint Project Team, be responsible for filing Drug Approval Applications and seeking Regulatory Approvals in North America. The JSC shall allocate responsibility for filing and holding Drug Approval Applications and Regulatory Approvals for Licensed Product in Japan, provided that such filing shall be subject to the oversight of the Joint Project Team. Notwithstanding the foregoing, in the event that the Joint Project Team determines to cease development of Licensed Product in IBD but continues development in MS, Elan shall assume responsibility for filing Drug Approval Applications and seeking Regulatory Approvals for Licensed Product worldwide, subject to the oversight of the Joint Project Team. The Party responsible for filing a Clinical Trial Application or Drug Approval Application in a given jurisdiction (the "Filing Party") shall also comply with all regulatory obligations in such jurisdiction arising from any of the foregoing, subject to the terms of this Agreement. The Filing Party shall use Commercially Reasonable and Diligent Efforts in performing the activities contemplated under this Agreement, and shall perform such activities with the oversight of the Joint Project Team and in accordance with the Development Plan and each Annual Workplan/Budget. Prior to submitting any Clinical Trial Application or Drug Approval Application, the Parties, through the Joint Project Team, shall consult and cooperate in preparing such filings, their content and scope. Each Party shall have the right to review and comment on all Clinical Trial Applications and Drug Approval Applications in accordance with specific timelines or other arrangements agreed upon by the Joint Project Team, and no such filing shall be made unless the Joint Project Team has approved the form and content of the filing. Unless otherwise required by relevant Regulatory Authorities, all regulatory documents shall be centralized and held at a location to be chosen by the Joint Project Team, with a duplicate set provided to each Party for deposit at a site of its own selection. Unless otherwise specified by the Joint Project Team and subject to the terms of this Agreement, the Filing Party shall own all regulatory submissions, including all Clinical Trial Applications, Drug Approval Applications and associated government licenses, approvals, and certificates for Licensed Products in the Territory. Notwithstanding the foregoing, in any jurisdiction, including the EU, in which, based on the written opinion of an attorney of the Parties' mutual selection who is expert in the applicable laws or regulations of the jurisdiction at issue or based on consultation with the applicable Regulatory Authority, the Parties determine that formation of a joint venture entity or entities to hold the applicable Drug Approval Applications or other governmental licenses, approvals or certificates for Licensed Products is the sole means by which the names of both Parties may appear on the label of a Licensed Product and/or the applicable Licensed Product Promotional Materials, the Parties, upon the written request of either Party, shall form and transfer ownership of the applicable Drug Approval Applications or other governmental licenses, approvals or certificates for Licensed Products to such joint venture entity or entities. Prior to any transfer under this Section 4.4(a), the Parties shall negotiate in good faith as to the necessity of the formation of such an entity or entities and shall consider in preference thereto all commercially reasonable alternatives. Each and every entity formed pursuant to this Section 4.4(a) shall be constituted in a form mutually acceptable to both Parties, shall be jointly owned and controlled by the Parties and shall undertake no business other than holding the applicable Drug Approval Applications or other governmental licenses, approvals, or certificates for Licensed Products. The Parties agree to take all commercially reasonably steps required to eliminate or minimize the tax effects on either Party arising out of the formation of any entity or entities pursuant to this Section 4.4(a).

                  (b) The Filing Party shall not transfer title or otherwise attempt in any manner to dispose of any Clinical Trial Applications or Drug Approval Applications or other government licenses, approvals or certificates for Licensed Products in the Territory, or otherwise impair the other Party's rights in such filings, or other government licenses, approvals or certificates.

                  (c) The Filing Party shall provide the other Party with a copy of any material documents or reports to be filed with the FDA or any other Regulatory Authority under this Agreement. The Joint Project Team shall approve all such material documents or reports prior to filing. Other communications and interactions of either Party with Regulatory Authorities related to Licensed Product shall be subject to the terms of Section 4.5.

                  (d) The Parties will include on all package labels and inserts for Licensed Products sold in the Territory the names and logos of both Elan and Biogen with equal prominence, to the extent permitted by the applicable Regulatory Authorities.

To the extent the names and logos of both Elan and Biogen cannot, without violating applicable law, be included with equal prominence on package labels and inserts in a particular country under the current terms of this Agreement, the Parties shall discuss in good faith possible modifications to the terms of this Agreement that would allow the inclusion of both logos in compliance with applicable law.

                  (e) The content and language of the proposed package insert, and all changes thereto, including without limitation, all safety-related package insert changes for Licensed Product shall be agreed upon by the Joint Project Team prior to submission to the applicable Regulatory Authority.

            4.5 Regulatory Meetings and Communications.

                  (a) For each country in the Territory, unless the Joint Project Team otherwise specifies, the Parties shall be jointly responsible for conducting meetings and discussions related to Licensed Products with the Regulatory Authorities in each country of the Territory. Each Party shall be given the opportunity to have one or more of its representatives participate in all substantive discussions and meetings with Regulatory Authorities which relate to Licensed Products, including, but not limited to, with respect to any Drug Approval Applications.

                  (b) The Joint Project Team, through its members with regulatory and drug safety expertise, shall develop processes and procedures for the conduct and reporting to the Parties of telephone communications and written correspondence with Regulatory Authorities in the Territory related to Licensed Product. To the extent either Party receives material written or oral communication from the FDA or any other Regulatory Authority relating to Licensed Products, the Party receiving such communication shall notify the other Party and provide a copy of any written communication to the other Party as soon as reasonably practicable.

                  (c) Within sixty (60) days after the Effective Date, the Parties' respective regulatory affairs or other applicable departments, including the members of the Joint Project Team with regulatory and drug safety expertise, shall meet and agree upon processes and procedures to recommend to the Joint Project Team for sharing information needed to support each Party's respective regulatory responsibilities, including without limitation, development of appropriate safety databases relating to Antegren, or, as applicable, other Licensed Products. The processes and procedures adopted by the Joint Project Team under this Section for sharing of information and adverse event reporting shall be consistent with Article 13.

                  (d) The Parties shall cooperate in good faith with respect to the conduct of any inspections by any Regulatory Authority of a Party's site and facilities related to Licensed Products, and each Party shall at a minimum be given the opportunity to attend the summary, or wrap up, meeting related to Licensed Products with such Regulatory Authority at the conclusion of such site inspection. Each Party shall consider the attendance of the other Party at any such regulatory inspections, but shall not be obligated to accept the other Party's attendance at such inspections if such attendance would result in the disclosure to the other Party of confidential information or trade secrets unrelated to the Licensed Products.

            4.6 Development Costs.

                  (a) Payment of Development Costs. All Development Costs, except those otherwise specifically excluded under this Section 4.6 and in
Section 4.7 of this Agreement, for activities conducted under this Agreement, including without limitation all Development Costs related to physical product development and manufacturing, preclinical studies and clinical studies, shall be shared between Biogen and Elan as provided below and in accordance with the Financial Planning, Accounting and Reporting Procedures attached hereto as Exhibit B, so that Biogen bears *** of such costs and Elan bears *** of such costs, provided that such costs were part of an Annual Workplan/Budget or were otherwise approved by the JSC. There shall be a Reconciliation Statement, prepared by the finance representatives of the Parties on the Joint Project Team as set forth in Exhibit B, of such costs which are to be shared and which are incurred during a reporting period by each Party, in accordance with Section
A.2.2 of Exhibit B, with a payment by one Party to the other, within thirty (30) days of receipt of the Reconciliation Statement, to the extent necessary so that each Party bears its appropriate percentage of such shared Development Costs.

                  (b) Development Cost Accounts. Subject to the limitations set forth in this Section 4.6 and in Section 4.7, each Party shall charge all Development Costs so incurred by it or its Affiliates on its books and records to enable the tracking of expenses incurred in connection with the Development Plan and each Annual Workplan/Budget (each, a "Development Cost Project Account"). Within fourteen (14) business days after the end of each Calendar Quarter, each Party shall submit to the other Party a written summary of all expenses charged to its Development Cost Project Account during such Calendar Quarter, which summary shall be accompanied by reasonable supporting documentation for such expenses.

                  (c) Initial Period Costs. Notwithstanding anything in this Agreement to the contrary, during the period commencing on March 1, 2000 and ending on December 31, 2000 (the "Initial Period"), the Development Costs to be shared by the Parties under Section 4.6 (a) shall include solely *** APPROXIMATELY 7 LINES OMITTED ***, as set forth in the Annual Workplan/Budget for 2000 (collectively "Included Initial Period Costs"). All other Development Costs incurred during the Initial Period shall be borne by the Party incurring such costs and shall be excluded from the Development Costs to be shared by the Parties under Section 4.6(a). The Parties further agree that the Development Costs charged by Elan to its Development Cost Project Account for out-of-pocket costs related to goods and services provided or activities performed by Third Parties for the period from March 1, 2000 until the date of this Agreement shall not exceed the amounts set forth in Schedule 4.6(c).

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

                  (d) Expense Limitations. The expenses charged by either Party to its Development Cost Project Account in accordance with this Agreement for any year shall not be in an amount in excess of *** of the amount included for the total expenditures in the then current Development Plan and Annual Workplan/Budget, as appropriate, unless the Joint Project Team recommends and the JSC approves such excess expenses. If actual costs of implementing an Annual Work Plan/Budget or the Development Plan are expected to vary by more than ten percent (10%) from the amounts budgeted for expenditure during the relevant period, the Joint Project Team will revise, as applicable, the Annual Workplan/Budget or Development Plan and submit it in writing, with an explanation of the variance and the reasons therefore, for approval to the JSC. If the JSC does not approve the variance, the amount by which the actual costs exceed *** of the budgeted costs shall be borne by the Party that incurred the costs.

                  (e) Third Party License Fees. Until such date as Antegren, or as applicable, other Licensed Product, is Commercialized in the Territory the Parties *** of any Third Party License Fees relating thereto. The Party paying any Third Party License Fee shall invoice the other Party for its share of such Third Party License Fee within sixty (60) days after the date of payment. The Party receiving such invoice shall reimburse the other Party for its share of such Third Party License Fees within forty-five (45) days after receiving the invoice therefor. After the date when Antegren, or as applicable, other Licensed Product, is Commercialized in the Territory, Third Party License Fees shall be treated as "Other Out of Pocket Costs" under Exhibit B.

                  (f) Records and Audits. During the term of this Agreement, each Party shall keep and maintain accurate and complete records showing the expenses incurred by it in performing its activities under the Development Plan and each Annual Workplan/Budget during the three (3) preceding calendar years, which books and records shall be in sufficient detail such that Development Costs can accurately be determined. Each Party shall have audit rights with respect to such records of the other Party as set forth in paragraph A.6 of Exhibit B.

            4.7 Development Opt-Out.

                  (a) Every Commercially Significant Indication shall be considered as a potential indication for the Development of Licensed Products by the Joint Project Team. In the event a Party desires to pursue a Commercially Significant Indication, other than MS or IBD, for Development, the other Party may, by providing a written notice to the Party desiring to proceed, cause any Development Costs associated solely and exclusively with such Commercially Significant Indication (an "Excluded Indication") to be exempted from the provisions of Section 4.6 of this Agreement. For any Excluded Indication, the Party desiring to proceed may continue, at its own cost and within its sole control, to Develop such Excluded Indication. The Party proceeding with Development in an Excluded Indication shall keep the Joint Project Team reasonably informed of the plan for Development, the progress of Development activities and the

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

results obtained from Development activities in the Excluded Indication. In addition, notwithstanding anything in this Agreement to the contrary, the Party proceeding with Development in an Excluded Indication shall consult with the Joint Project Team and consider in good faith the input of the Joint Project Team with respect to any decision or action related to Development of Licensed Product in the Excluded Indication to the extent such decision or action may have an impact on the Parties' ability to proceed with Development of Licensed Product in another indication or on the Parties' ability to obtain Regulatory Approval for Licensed Product in another indication or which may result in material safety concerns or other issues being raised that might materially adverse affect the value of Licensed Product in other indications.

                  (b) The Party desiring to proceed in an Excluded Indication shall be responsible for preparing the Drug Approval Application for such Excluded Indication, provided that the filing shall be subject to the approval of the Joint Project Team under the terms of Section 4.4, and shall actually be filed by the Party responsible for regulatory filings under Section 4.4(a).

                  (c) For each Excluded Indication Developed by a Party, commencing upon the date of First Commercial Sale in a Major Market Country with respect to the Excluded Indication, the other Party shall have its Percentage reduced by *** from its then current level. Should a Party whose Percentage is subject to reduction pursuant to this Section 4.7 Develop Licensed Product in a different Excluded Indication, then, on a matching basis, the reduction shall cease upon the date of First Commercial Sale in a Major Market Country in such different Excluded Indication. Additionally, with respect to each Excluded Indication, should a Party whose Percentage is subject to reduction pay, within *** of the First Commercial Sale with respect to such Excluded Indication, to the other Party an amount equal to *** of the total Development Costs related to such Excluded Indication which but for Section 4.7(a) would have been charged to the developing Party's Development Cost Account under Section 4.6, the reduction specified hereunder as a result of such Excluded Indication shall thereafter become *** . In no event shall the cumulative effect of this Section 4.7 be to reduce a Party's Percentage by an amount more than *** . Where on Party's Percentage is reduced pursuant to the operation of this Section 4.7(c), there shall be a corresponding and equal increase in the other Party's Percentage.

            4.8 Third Party Research Agreements.

                  (a) Biogen acknowledges that, as of the Effective Date, Elan has certain existing material transfer agreements and collaboration agreements involving use of Licensed Product with academic investigators or governmental research institutions ("Third Party Research Agreements"). The Third Party Research Agreements involving transfer of Antegren executed during the last three (3) years are as listed in Schedule 4.8. Each Party acknowledges that the other Party is required to fulfill its respective commitments under such Third Party Research Agreements. Such commitments may

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

include providing investigators with research quantities of Antegren or, as applicable, other Licensed Product for research purposes. Each Party agrees that, to the extent required by the applicable Third Party Research Agreement, the other Party may continue its existing commitments under such Third Party Research Agreements for up to one year from the Effective Date, or as agreed upon by the Joint Project Team, so long as no such commitments hinder a Party's ability to fulfill its responsibilities under the Development Plan or any Annual Workplan/Budget. Consistent with the responsibilities set forth in this Agreement, and with the consent of the appropriate Third Party, if required, each Party agrees promptly to provide the other Party with all data, reports and information related to the Licensed Product in the Field that such Party receives under such Third Party Research Agreements. After the Effective Date, the Parties shall, through the Joint Project Team, agree upon and coordinate subsequent Third Party material transfer and collaboration agreements with academic or governmental research institutions related to Development of Licensed Product or involving the use of Licensed Product, and amendments or extensions of the existing Third Party Research Agreements in a manner so as to conserve the available quantities of the Parties' research materials and to avoid compromise of the Parties' abilities to fulfill their responsibilities under the Development Plan or any Annual Workplan/Budget and with a view toward maintaining access to relevant intellectual property rights. Any such subsequent Third Party agreements shall be in a form of a "Material Transfer Agreement" and/or a "Collaboration Agreement" to be agreed upon by the Parties.

                  (b) In the event that any Third Party Research Agreement, or any Material Transfer Agreement or Collaboration Agreement entered into after the Effective Date results in an invention or know-how made, jointly or solely, by a Third Party that relates to Licensed Products, the Joint Project Team shall determine whether a license (exclusive or non-exclusive) should be obtained under the rights of such Third Party to such invention or know-how in accordance with Section 11.9. If the invention or know-how resulting from the Third Party Research Agreement or Material Transfer Agreement or Collaboration Agreement has applicability outside the scope of this Agreement, and both Parties desire to have access to such invention or know-how for uses outside the scope of this Agreement, the Parties shall ensure that they each have the opportunity to separately license the rights to such invention or know-how.

            4.9 Transfer of Materials. During the collaboration hereunder, the Parties anticipate that each Party will transfer certain of its proprietary materials to the other Party. Each Party agrees that it will use such materials of the other Party only for the purposes of the collaboration hereunder, and will not transfer such materials to any Third Party without the consent of the other Party except as expressly permitted under this Agreement. Each Party shall have the right to use proprietary materials made or assembled by either Party during and in furtherance of the collaboration hereunder, and which are directly related to Licensed Product solely for the purposes of the collaboration hereunder, including without limitation, the right to transfer such material to Third Parties, with consent of the JPT, under the form of Material Transfer Agreement or Collaboration Agreement agreed upon by the Parties pursuant to
Section 4.8(a) above or as otherwise specifically approved as part of an Annual Workplan/Budget.

            4.10 COMPLIANCE WITH GLP/GCP AND APPLICABLE LAWS. In performing Development activities, each Party shall comply with all applicable laws, regulations and professional standards. In particular, but without limiting the foregoing, all of the Development activities, including all tasks specified by the Development Plan and any associated Annual Workplan/Budget, shall be performed in accordance with GLP or GCP, to the extent applicable. With respect to any facility or site at which a Party conducts Development pursuant to this Agreement, including, where commercially reasonable and within the control of the other Party, Third Party facilities or sites, each Party shall have the right, at its expense, upon reasonable written notice and during normal business hours, to inspect such site and facility and any records relating thereto as is reasonably necessary to verify the other Party's compliance with the terms of this Agreement relating to GLP and GCP. Such inspection shall be subject to the confidentiality provisions of this Agreement. Each Party agrees to, to the maximum extent possible, to include in any agreement with a Third Party relating to such facilities and sites a clause permitting the other Party to exercise its rights under this Section 4.10.

                                   ARTICLE 5.
                       COMMERCIALIZATION IN THE TERRITORY

            5.1 Joint Commercialization Efforts .

                  (a) EFFORTS. Elan and Biogen each agree to: (a) collaborate exclusively and diligently in the Commercialization of Antegren or, as applicable, other Licensed Products in the Field and (b) use Commercially Reasonable and Diligent Efforts to Commercialize Antegren or, as applicable, other Licensed Product, promptly and in such a manner as to optimize the profitability of Licensed Product for both Parties. Except as otherwise set forth in this Article 5, all activities shall be undertaken by the Parties in accordance with the Commercialization Plan and Annual Commercialization Plan/Budget developed under Section 5.1(c) and all sales shall be made under a single brand name and trademark, using professional sales representatives who are employees of the Parties.

                  (b) APPOINTMENT OF DESIGNATED PARTY. Guided by the principles set forth in Section 2.1, for each indication, the Joint Commercialization Team shall appoint a Party as the "Designated Party" under this Agreement to play the primary role in marketing and sales activities in such indication as described in Sections 5.3 and 5.4. The formal designation of a Designated Party for an indication shall occur no later than sixty (60) days after the start of the Phase III Clinical Trial of Licensed Product in such indication. Notwithstanding anything in this Agreement to the contrary, the following shall apply with respect to the appointment of a Designated Party: (i) *** shall be the Designated Party for IBD, (ii) *** shall be the Designated Party for MS, (iii) the Party that bears the costs, as incurred, for Development of an Excluded Indication shall be the Designated Party for such indication and (iv) unless the JSC determines that it does not make sense to do so, the JCT shall appoint the Parties as

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

Designated Party for those indications not covered by clauses (i), (ii) or (iii) above on an alternating basis.

                  (c) COMMERCIALIZATION PLAN/ANNUAL COMMERCIALIZATION PLAN/BUDGET. Within one hundred eighty (180) days after its creation, the JCT shall prepare, and submit to the JSC for approval, a rolling multiyear (not less than three (3) years) plan for Commercializing Antegren or, as applicable, any other additional Licensed Product in the Territory (the "Commercialization Plan"). Notwithstanding anything in this Agreement to the contrary, the Designated Party for an indication shall be responsible for proposing the sections of the Commercialization Plan related to such indication, provided that the proposal is subject to the review and approval of the full JCT and, ultimately, the approval of the JSC. The Commercialization Plan shall include a comprehensive market development, marketing, sales, supply and distribution strategy for each Licensed Product in the Territory. The Commercialization Plan shall be updated by the JCT by May 15 of each year and submitted for approval by the JSC at its meeting next following the date on which the updated plan is available. Each updated Commercialization Plan shall address no less than the three (3) upcoming years. Not later than sixty (60) days after the filing of the first Drug Approval Application for a Licensed Product in the Territory, the JCT shall prepare an annual commercialization plan and budget (the "Annual Commercialization Plan/Budget"). Notwithstanding anything in this Agreement to the contrary, the Designated Party for an indication shall be responsible for proposing the sections of the Annual Commercialization Plan/Budget related to such indication and all periodic updates thereto, provided that the proposal is subject to the review and approval of the full JCT and, ultimately, the approval of the JSC. The first such Annual Commercialization Plan/Budget shall cover the remainder of the calendar year in which such Licensed Product is anticipated to be approved plus the first full calendar year thereafter. On or before September 15 of each year thereafter, the JCT shall prepare an Annual Commercialization Plan/Budget for the upcoming year, together with any necessary updates to the Commercialization Plan, and shall submit such Annual Commercialization Plan/Budget and such updates to the JSC for approval at the meeting of the JSC next following the date when such plan is available. Each Annual Commercialization Plan/Budget shall be based on the then current Commercialization Plan and, taking into account the provisions of this Article 5 and the other terms of this Agreement, shall include a comprehensive market development, marketing, customer support, sales, supply and distribution strategy, a detailed plan for implementation of such strategy, designation of which Party is responsible for each activity, including a description of which audiences and distribution channels each Party shall devote its respective Promotion efforts towards, the personnel and other resources to be devoted by each Party to such efforts, the number and positioning of details and the type and level of other sales force activities to be performed by each Party, as well as market and sales forecasts and forecasts of related operating expenses for the Licensed Product in each country of the Territory, annual production requirements as set forth in Section 3.3(d) and budgets for all projected Commercialization expenses. The JCT shall divide responsibilities, where appropriate, with the intent that, in general, Sales Representatives from only one Party will call on any individual customer. In preparing and updating the Commercialization Plan and each Annual Commercialization Plan/Budget, the JCT will take into consideration factors such as market conditions, regulatory issues and competition as well as the other provisions of this Article 5 and the other terms and conditions of this Agreement.

                  (d) CONTRACT SALES ORGANIZATION. Notwithstanding the foregoing, if the Joint Commercialization Team recommends, and the JSC agrees, that it would be in the best interest of both Parties for one or both of the Parties to contract with one (1) or more Third Parties who, by agreement, performs selling activities (a "Contract Sales Organization") to perform all or part of such Party's sales efforts hereunder, then such Party may enter into a contract with such Contract Sales Organization to perform such activities, which such Contract Sales Organization and contract shall be subject to the prior written approval of the JSC. The Parties may also agree to appoint one or more Third Party distributors to assist in Commercialization efforts as specified in
Section 5.4(c).

            5.2 PRICING. On a periodic basis, as agreed upon by the JCT, both Parties shall conduct studies relating to the optimal pricing and reimbursement strategies on a country-by-country, or as applicable, regional basis. Such studies shall be presented to the JCT and any recommendations by either Party relating to pricing and reimbursement strategies shall be submitted to the JCT in order to permit it to prepare the Commercialization Plan and each Annual Commercialization Plan/Budget. Based on such information and recommendations, the JCT shall establish a recommended price range, on a country by country basis, including a pricing and discounting strategy. The price range will contain an upper and lower price. The Parties may take various considerations into account in establishing the upper and lower price. In setting the lower end of the price range, factors to be considered by the Parties will include *** . In setting the upper end of the price range, factors to be considered by the Parties will include *** . Notwithstanding anything in this Agreement to the contrary, *** APPROXIMATELY 5 LINES OMITTED ***, the Parties agree to negotiate in good faith an alternative arrangement which would provide equivalent economic benefit to *** . In the event *** becomes the Distributing Party in any country, the Parties shall discuss in good faith modifications to the terms of this Agreement *** .

            5.3 Marketing Responsibilities/Marketing Materials.

                  (a) Role of Designated Party in Marketing. The Designated Party in any indication shall have the primary role, with the other Party's participation, and subject to the approval of the JCT, in (i) preparing annual marketing plans and overall marketing and promotional platforms and campaigns for the market for such indication, including allocation for sales and marketing personnel in such indication between the Parties; (ii) implementing marketing activities (including those related to product launch) for Antegren or, as applicable, other Licensed Product, with respect to such indication; (iii) the design of Licensed Product Promotional Materials; and (iv) proposing patient assistance programs. The non-Designated Party shall have the right,

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

through the JCT, to provide input to the Designated Party with respect to marketing and product launch activities for Licensed Product in the designated indication in the Territory, including, without limitation, input into the design of Licensed Product Promotional Material in accordance with procedures established by the JCT which shall include review and approval of such materials by the applicable review or clearance committees of both the Designated Party and the non-Designated Party. The role of the Designated Party in sales efforts is described in Section 5.4.

                  (b) Pre-Marketing Expenses. On a country by country basis, before Regulatory Approval in such country of the Territory, the Pre-Marketing Expenses incurred by the Parties with respect to such Licensed Product in anticipation of obtaining Regulatory Approval of such Licensed Product in such country shall be *** by the Parties, consistent with plans and budgets established in the Development Plan and associated Annual Workplan/Budget or the Commercialization Plan or any Annual Commercialization Plan/Budget. As such Pre-Marketing Expenses are incurred they shall be paid for by the Party incurring such expenses, subject to reimbursement as set forth in Exhibit B.

                  (c) Product Trademarks. Antegren shall be sold in the Territory under the Antegren Trademark as selected by the JCT with the advice and counsel of the JPC. As applicable, all other Licensed Products shall be sold in the Territory under trademarks selected by the JCT and approved by the JSC with the advice and counsel of the JPC (the "Product Trademarks"). The term "Product Trademarks" shall also include any servicemarks selected by the JCT for use in connection with services related to Antegren, or, as applicable, other Licensed Product. The JCT shall use its best efforts to select a worldwide Product Trademark for each Licensed Product. In the event of a Third Party challenge of the Parties right to commercialize Licensed Product under the Antegren Trademark or selected Product Trademark, the JPC shall consider the grounds for such challenge and recommend to the JCT a course of action in the affected market based on an assessment of the legal merits of such Third Party claim. The foregoing procedure shall also be followed in the event of an objection to the Antegren Trademark or selected Product Trademark raised by a Regulatory Authority that is reviewing a Drug Approval Application.

                  (d) Party Name on Licensed Product Promotional Materials. With respect to Licensed Product Promotional Materials, to the extent such Licensed Product Promotional Materials identify or otherwise make reference to either of the Parties, Elan and Biogen shall both be presented and described with equal prominence and emphasis as having joined and participated in the development and joint commercialization of Antegren or, as applicable, other Licensed Product, as permitted by the applicable laws and regulations of each country in which such Licensed Product Promotional Materials are to be presented. The manner in which the trademarks and business name of the Parties is to be presented on the Licensed Product Promotional

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

Material shall be subject to prior review and approval of the JCT, with the advice and counsel of the JPC.

            5.4 Sales Efforts in the Territory.

                  (a) Sales Representatives. The sales force of the Designated Party for an indication shall be primarily responsible for Promoting and marketing Licensed Product in such indication in the Territory. Notwithstanding the foregoing, in its proposed Annual Commercialization Plan/Budget for an indication, the Designated Party shall provide that no less than *** of those total sales effort resources used in interactions with customers in each of the U.S. and the EU which are to be furnished directly by the parties shall be provided by the non-Designated Party to the extent that such Party has the appropriate resources. The foregoing shall not apply if the JSC, in an affirmative decision, determines that such allocation would create undue operational inefficiencies. If the JSC does not make such an affirmative decision or is deadlocked, the foregoing *** allocation shall apply. The non-Designated Party shall have the right, through the JCT, to provide input to the Designated Party with respect to sales efforts for Licensed Product in the designated indication in the Territory. Where it makes commercial sense to do so given the size of the potential market or based on other commercial factors, upon the recommendation of the Designated Party for an indication, the JCT may decide to allocate sole responsibility for Promotion and marketing activities in some countries to one Party on a country by country basis. Sales Representatives of both Parties shall only use Licensed Product Promotional Materials that have been designed by the applicable Designated Party and approved by the JCT, unless the JCT otherwise determines. In the event that the Licensed Product has failed in either IBD or MS, but succeeds in the other indication and at such time Licensed Product is not being developed for any other Commercially Significant Indication, the JSC shall consider in good faith a request of the non-Designated Party, if made eighteen (18) months prior to the anticipated date of launch of the Licensed Product in the designated indication, to increase its allocation of the total sales force effort under the preceding sentence from *** to *** . The JSC shall grant such a request if it makes a specific determination that (i) the increased participation by the non-Designated Party in the sales force effort in the applicable indication will add value to the profitability of the Licensed Product and (ii) that such added value outweighs any additional operational costs and/or complexity arising out of such additional participation. If the JSC does not make an affirmative decision to permit the non-Designated Party to increase its sales force effort as provided for in the preceding two sentences or is deadlocked, the *** allocation shall continue to apply, notwithstanding anything in this Agreement to the contrary.

                  (b) Sales Representative Training. Each Party Promoting Antegren or, as applicable, other Licensed Product, in any country in the Territory shall supervise and maintain such competent and qualified Sales Representatives as may be required to fulfill its Promotion responsibilities under the Annual Commercialization

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

Plan/Budget. With respect to each country in the Territory, the Sales Representatives of the Parties shall be jointly trained by the Parties, as agreed upon by the JCT and approved by the JSC. Each Party shall periodically provide additional training, in accordance with the training requirements and training programs and using training materials approved by the JCT, to each of its Sales Representatives engaging in Promotion activities hereunder.

                  (c) Use of Third Party Distributors. The JCT shall determine in which countries, if any, the Parties shall appoint Third Party distributors. The Distributing Party shall be responsible for entering into the agreement with the Third Party distributor, provided that the distributor and the form of the distribution agreement must be approved in advance by the JSC.

                  (d) Sales Forecasts. The Designated Party for an indication shall be responsible for preparing monthly 24-month rolling sales forecasts and manufacturing resource plans for such indication.

                  (e) Co-Promotion Compliance Responsibilities. Each Party Promoting a Licensed Product in the U.S. shall in all material respects conform its practices and procedures relating to such Promotion to the FD&C Act, the PHS Act, the Pharmaceutical Research and Manufacturers of America ("PhRMA") Code of Pharmaceutical Marketing Practices (the "PhRMA Code") and the American Medical Association ("AMA") Guidelines on Gifts to Physicians from Industry (the "AMA Guidelines"), as the same may be amended from time to time, and promptly notify the other Party of and provide the other Party with a copy of any material correspondence or other reports with respect to the Promotion of a Licensed Product submitted to or received from the FDA, PhRMA or the AMA relating to the FD&C Act, the PHS Act, the PhRMA Code, or the AMA Guidelines. Outside of the U.S., the Parties shall in all material respects conform their practices and procedures relating to such Promotion to the applicable laws, rules and regulations of the applicable country in the Territory, and similarly provide the other Party with a copy of comparable correspondence or other reports as applicable in such country. Each Party shall cause each of its employees, representatives and agents, including, without limitation, each of its Sales Representatives, to do nothing which such Party knows or reasonably should know would jeopardize the goodwill or reputation of either Party or Antegren, or, as applicable, other Licensed Product.

                  (f) Labeling Claims. Each Party shall limit the claims of safety and efficacy that such Party or its sales force makes for a Licensed Product in the Territory to those that are consistent with the approved labeling for such Licensed Product in such country of the Territory. Neither Party may add, delete or modify claims of efficacy or safety in its Promotion of any Licensed Product in the Territory nor make any other changes in Promotion materials, Licensed Product Promotional Materials and literature approved by the JCT unless the change is approved by the JCT. Each Party shall be fully responsible for disseminating accurate information regarding any Licensed Product to its Sales Representatives based on approved labeling and information provided by the JCT.

                  (g) Samples. No Sampling of Licensed Product shall occur unless the JCT has approved a Sampling program. If the JCT determines that a Sampling program is advisable, each Party's Sales Representatives shall follow the procedures for Sampling agreed upon by the JCT and shall perform Sampling in compliance with all applicable laws and regulations.

            5.5 CUSTOMER SERVICE. As part of its Commercialization Plan and each Annual Commercialization Plan/Budget, the JCT shall develop a strategy and procedures for customer support services, on a country by country basis, including the integration of such services with marketing and sales activities of both Parties, the logistics, order entry and invoicing activities of the Distributing Party and the ongoing regulatory obligations and information collection activities of the Parties as specified in this Agreement. The JCT shall, based on the recommendation of the relevant Designated Party as to customer support in a particular indication, allocate responsibility for customer support services between the Parties in such a way as to balance the goal of providing consistent, high quality support with the goal of utilizing, to the extent practicable, the then-prevailing infrastructure and expertise of each Party in a given activity or with respect to a specific indication.

            5.6 DISTRIBUTION ACTIVITIES. Notwithstanding anything in this Agreement to the contrary, *** shall be the "Distributing Party" in each country of the Territory unless the Joint Commercialization Team recommends, with the approval of the JSC, that *** assume such responsibilities in a country. The Distributing Party in a country shall be responsible for processing orders, pick, pack and ship operations, order delivery, invoicing and collection activities and any other distribution activities that are allocated to the Distributing Party in the Commercialization Plan and an Annual Commercialization/Budget (collectively, "Distribution Activities"). All Distribution Activities shall be performed by the Distributing Party in accordance with the Commercialization Plan and an Annual Commercialization/Budget using employees and facilities of the Distributing Party or using a Third Party or Third Parties approved by the JCT under a contract approved by the JCT.

            5.7 RECALLS. Decisions with respect to recalls, withdrawals or corrections of Licensed Product related to manufacturing or product quality issues shall be handled in accordance with the Clinical Supply Agreement and the Commercial Supply Agreement. The JSC shall have decision-making authority with respect to issuing all other recall, market withdrawal or correction of any Licensed Product in the Territory. The members of the JSC for each Party shall delegate their authority under this Section to the appropriate executive officers in their respective regulatory departments who shall develop appropriate standard operating procedures with respect to recalls. To the extent regulatory timeframes or public safety considerations require immediate action, a telephone conference of the JSC's designees under this Section shall be called within the required timeframe to consider the action and make a decision. Each Party shall notify the other Party promptly (and in any event within twenty-four
(24) hours of receipt of

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

written notice) if any Licensed Product is alleged or proven to be the subject of a recall, market withdrawal or correction in any country in the Territory. Once a recall or withdrawal decision has been made under this Section, the Distributing Party, under the direction of the JCT and the designees of the JSC, shall be responsible for handling and implementing such recalls and market withdrawals of any Licensed Product in the Territory, provided that such activities be performed in accordance with standard operating procedures approved by the JCT and the JSC. The other Party will make available to the Distributing Party, upon request, all of the other Party's pertinent records that the Distributing Party may reasonably request to assist it in effecting any recall or market withdrawals. The Parties shall share equally all costs of a recall or marketing withdrawal in the Territory in accordance with a budget for such activities to be agreed upon by the JCT and approved by the JSC. A Party shall have no obligation to reimburse or otherwise compensate the other Party for any lost profits or income that may arise in connection with any such recall or market withdrawal. Any investigation conducted in connection with a Licensed Product recall shall be undertaken jointly by the Parties under the direction of the JSC.

            5.8 Marketing Rights.

                  (a) Single Party Promotion. The Parties hereby agree that in the event that only one Party plans to Promote a Licensed Product in any country or countries in the Territory, then such Party may request good faith negotiations with the other Party to obtain a potential royalty-bearing license in such country or countries to replace the economic terms of this Agreement therefor, where the royalty rate for such a license would place the non-Promoting Party in the same economic position as expected by the economic terms of this Agreement for sales of such Licensed Product in such country or countries. Nothing herein, however, shall obligate either Party to enter into such a license agreement in such event.

                  (b) Both Parties. The Parties hereby agree that in the event that neither Party will Promote a Licensed Product in any country or countries in the Territory, then the Parties shall promptly meet in an attempt to determine whether to appoint a Third Party distributor under 5.4(c) or whether the best approach is to license the marketing and sales rights for such Licensed Product in such country or countries. If the Parties choose to license rights, they either will mutually agree upon a royalty rate for such license that is approximately equivalent to each Party's anticipated economic return hereunder expected for sales of such Licensed Product in such country or countries, or agree upon the mechanism for otherwise sharing the economic return from Licensed Products as provided under this Agreement in such country or countries.

                                   ARTICLE 6.
                          CONSIDERATION/COST ALLOCATION

            6.1 PERCENTAGE. Subject to the adjustments set forth in Section 4.7, the Biogen Percentage shall be *** and the Elan Percentage shall be *** for Net Sales of Licensed Products in the Territory under *** on an annual basis. When Net Sales of Licensed Product are, on average, for four (4) Calendar Quarters, in excess of *** per Calendar Quarter, then Elan, at its sole discretion, within thirty (30) days of the end of that Calendar Quarter, may make a first single payment (the "First Tier Payment") to Biogen of *** . If Elan remits the First Tier Payment to Biogen, the Percentages applicable when Net Sales are in excess of *** , but less than *** on an annual basis, will continue to be *** as the Elan Percentage and *** as the Biogen Percentage, subject to the adjustments set forth in Section 4.7. Should Elan elect not to make the First Tier Payment, the Percentages applicable when Net Sales are in excess of *** on an annual basis shall be adjusted such that the Biogen Percentage is *** and the Elan Percentage is *** , subject to further adjustment as set forth in Section 4.7. If Elan has remitted to Biogen the First Tier Payment and, thereafter, Net Sales of Antegren or, as applicable, other Licensed Product, on average, for four (4) Calendar Quarters, are in excess of *** per Calendar Quarter, then Elan, at its sole discretion, within thirty (30) days of the end of that Calendar Quarter, may make a second single payment (the "Second Tier Payment") to Biogen of *** . If Elan remits the Second Tier Payment to Biogen, the Percentages applicable when Net Sales are in excess of *** on an annual basis will continue to be *** as the Biogen Percentage and *** as the Elan Percentage, subject to the adjustments set forth in Section 4.7. Should Elan elect not to make the Second Tier Payment and having made the First Tier Payment, the Percentages applicable when Net Sales are in excess of *** on an annual basis shall be adjusted such that the Biogen Percentage is *** and the Elan Percentage is *** , subject to further adjustment as set forth in Section 4.7.

            6.2 REIMBURSABLE COMMERCIAL COST SHARING. The Parties shall split Reimbursable Commercial Costs in accordance with the Parties' respective Percentages, and in accordance with the procedures described in the Financial Planning, Accounting and Reporting Procedures attached hereto as Exhibit B. There shall be a Reconciliation Statement, prepared by the finance representatives of the Parties on the JPT or Joint Commercialization Team as set forth in Exhibit B, of such costs which are to be shared and which are incurred during a reporting period by each Party, in accordance with Section A.2.2 of Exhibit B, with a payment by one Party to the other, within thirty (30) days of receipt of the Reconciliation Statement, to the extent necessary so that each Party bears its appropriate Percentage of such shared Reimbursable Commercial Costs.

            Elan shall be entitled to credits against its share of Reimbursable Commercial Costs otherwise owed to Biogen under this Section in the amount of *** and any additional amounts set forth below upon occurrence of the corresponding triggering event. The credits may be applied only after First Commercial Sale of

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                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


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Licensed Product in MS, if any. Elan may not apply credits of more than *** in any one (1) year.

                      Event                                      Credit Amount
                      -----                                      -------------
Biogen's initiation of the Clinical Resupply Campaign               $ ***
following successful production at 200 liter scale

Biogen's conduct of the Clinical Resupply Campaign in               $ ***
accordance with the Development Plan and satisfactory
completion of comparability protocols such that there is
sufficient Clinical Supplies for Phase III Clinical Trials
in MS and Crohn's disease as currently contemplated such
that unrestricted enrollment in the trials could begin by
the Anticipated Phase III Start Date (even if such trials do not actually begin by such date)

            6.3 UPFRONT FEE. On the Effective Date, Biogen shall pay Elan an up-front fee of fifteen million dollars ($15,000,000) to reimburse Elan for research and development expenditures previously incurred by Elan. The payment set forth in this Section 6.3 shall not be refundable or creditable and shall not be subject to or create future performance obligations on the part of either Biogen or Elan. The terms of this up-front fee are separate and distinct from the other terms of this Agreement.

            6.4 MILESTONE PAYMENTS TO ELAN. Biogen shall pay to Elan the following milestone payments, each such payment being due and payable one time only and within thirty (30) days after the occurrence of the corresponding triggering event.

                             Event                    Payment To Elan By Biogen
                             -----                    -------------------------
                             ***                            $     ***

            *** APPROXIMATELY 5 LINES OMITTED  ***          $     ***

            *** APPROXIMATELY 15 LINES OMITTED ***          $     ***

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

                             Event                    Payment To Elan By Biogen
                             -----                    -------------------------
            *** APPROXIMATELY 5 LINES OMITTED  ***          $     ***

            *** APPROXIMATELY 5 LINES OMITTED  ***          $     ***

            *** APPROXIMATELY 5 LINES OMITTED  ***          $     ***

Each of the milestone payments set forth in this Section 6.4 are payable only once, and shall be not be refundable or creditable or subject to or create any future performance obligations on the part of either Biogen or Elan. The terms of the milestones are separate and distinct from the other terms of this Agreement.

            6.5 RECORDS OF NET SALES AND COMMERCIALIZATION COSTS. Each Party will maintain complete and accurate records which are relevant to costs, expenses, sales and payments used to determine payments to be made under this Agreement and such records shall be open during reasonable business hours for a period of three (3) years from creation of individual records for examination at the other Party's expense and not more often than once each year by an independent certified public accountant selected by the other Party as described in A.6 of Exhibit B. Any records or accounting information received from the other Party shall be Confidential Information for purposes of Article 10. Results of any such audit shall be provided to both Parties, subject to Article 10.

                                   ARTICLE 7.
                             MANUFACTURE AND SUPPLY

            7.1 Manufacture of Licensed Products.

                  (a) Technology Transfer. Elan will ensure that a letter agreement regarding technology transfer agreement with Lonza, in the form attached to this Agreement as Exhibit D, is in effect by the execution date of this Agreement. Commencing on the Effective Date, Elan shall commence transfer of manufacturing Know-how from Elan and Lonza to Biogen, and shall use Commercially Reasonable and Diligent Efforts to ensure that such technology transfer is completed within sixty (60) days of the Effective Date.

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

                  (b) Existing Supplies and Commitments. Elan's sole current manufacturing commitments are with the third party contract manufacturers as set forth in Schedule 7.1(b)(i). The Parties will initially use Elan's existing Clinical Supplies of Antegren and the quantities of Antegren currently scheduled to be manufactured by Elan's contract manufacturer for preclinical, and, as determined by the Joint Project Team, for clinical trial uses. Elan's existing inventory of Clinical Supplies is described in Schedule 7.1(b)(ii). The JPT shall determine whether to have Elan instruct Lonza to complete the manufacture of six to nine batches of Antegren in 2000 and 2001, and Elan shall comply with such instruction.

                  (c) Clinical Supplies. Biogen shall be responsible for scale-up of the manufacturing process for Licensed Product at Biogen's facility, and preparation for the production of Clinical Supplies. Commencing at such time as the technology transfer and manufacturing scale-up processes at Biogen have been completed and the FDA has granted any approvals and licenses required for Licensed Product manufactured by Biogen to be used in clinical trials, Biogen shall supply Clinical Supplies of Antegren for the completion of human clinical trials in the Territory, subject to the terms of a "Clinical Manufacturing Agreement" to be entered into by the Parties within sixty (60) days of the Effective Date in a form to be mutually agreed upon by the Parties. Once Clinical Supplies are available from Biogen, the Joint Project Team shall determine from which source of Licensed Product preclinical and clinical needs will be filled.

                  (d) Costs Associated with Clinical Supplies *** of Biogen's Cost of Goods Manufactured For Sale for manufacture and supply of Clinical Supplies incurred after the execution date shall be included as Development Costs.

                  (e) Commercial Supplies. Biogen shall be responsible for establishing a commercial manufacturing process, and supplying Commercial Supplies of Antegren, or applicable, other Licensed Product at the scale and in the amounts required to meet worldwide demand for Licensed Product subject to oversight of the JSC with respect to plans and forecasts. Within ninety (90) days after initiation of a Phase III Clinical Trial of Licensed Product, the Parties will enter into a "Commercial Manufacturing and Supply Agreement" in a form to be mutually agreed upon by the Parties. The executed Commercial Supply Agreement shall contain terms and provisions identical or not less favorable than the applicable provisions of this Agreement. The termination provisions in the Commercial Supply Agreement shall be identical to those provisions related to continuation of supply after termination contained in Article 14. The purchase price to be paid by Elan for Commercial Supplies provided by Biogen under the Commercial Manufacturing and Supply Agreement shall be the applicable Transfer Price as defined under this Agreement, provided, however, that the purchase price of any unit of Commercial Supplies to be distributed as Samples shall be *** . The Transfer Price shall be calculated on a quarterly basis, or on a such other basis as the JCT shall determine. The Transfer Price shall be paid within thirty (30) days after such Commercial Supplies are delivered to Elan or its designee.

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

                  (f) Decision-making. Notwithstanding anything in this Agreement to the contrary, Biogen shall have final decision-making authority solely with respect to issues directly related to physical product development, process development and day-to-day manufacturing of Licensed Product, provided that such decisions are made in good faith and are consistent with the plans and forecasts for Licensed Product approved by the JSC. For purposes of clarity, it is understood by the Parties that strategic decisions related to physical product development, process development, and manufacturing shall be made by the JSC.

                  (g) Use of Third Party Suppliers. In the event that Biogen desires to use a Third Party to perform any part of manufacturing of Commercial Supplies, the JSC shall first consider whether Elan has the ability, capability and desire to perform such manufacturing operations, and, if so and if the Parties are able to agree on terms that are acceptable to both Parties, the Parties shall amend this Agreement and the Commercial Manufacturing and Supply Agreement to cover the manufacturing operations to be performed by Elan.

            7.2 PAYMENTS TO BIOGEN. Upon occurrence of the events specified below, Elan shall make the corresponding payment to Biogen to reimburse Biogen for manufacturing-related expenditures incurred by Biogen. The payments shall not be refundable or creditable and shall not be subject to or create future performance obligations on the part of either Biogen or Elan. The terms of these payments are separate and distinct from the other terms of this Agreement.

                        Event                            Credit Amount
                        -----                            -------------
      ***                                                  $      ***

      ***                                                  $      ***

      ***                                                  $      ***

      *** APPROXIMATELY 8 LINES OMITTED ***
                                                           $      ***

            7.3 ALTERNATIVE MANUFACTURING. To the extent relevant activities are contained in the Development Plan and Annual Workplan/Budget, Elan shall have

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

primary responsibility for completing the evaluation of the economic viability of manufacturing Licensed Product through the introduction of genetic material into a goat. If recommended by the Joint Project Team and approved by the JSC, as part of an Annual Workplan/Budget, Elan may enter into contracts with such Third Parties as may be approved by the Joint Project Team in order to evaluate the transgenic means of production referred to in this Section 7.3. Elan's costs associated with this Section 7.3 shall, where included within an Annual Workplan/Budget, be chargeable as Development Costs. If the JSC, upon the recommendation of the Joint Project Team, decides to pursue the transgenic means of production for Clinical Supplies or Commercial Supplies, the Parties shall negotiate in good faith appropriate adjustments to this Agreement.

            7.4 COMPLIANCE WITH GMP. All of the manufacturing activities with respect to Clinical Supplies intended for use in humans and Commercial Supplies shall be performed in accordance with GMP. With respect to any facility or site at which a Party conducts manufacturing pursuant this Agreement, including, where commercially reasonable and within the control of the other Party, Third Party facilities or sites, each Party shall have the right, at its expense, upon reasonable written notice and during normal business hours, to inspect such site and facility and any records relating thereto as is reasonably necessary to verify the other Party's compliance with the terms of this Agreement relating to GMP. Such inspection shall be subject to the confidentiality provisions of this Agreement. Each Party agrees to, to the maximum extent possible, to include in any agreement with a Third Party relating to its facilities and sites a clause permitting the other Party to exercise its rights under this Section 7.4.

                                   ARTICLE 8.
                                    LICENSES

            8.1 LICENSE TO ELAN WITHIN THE FIELD IN THE TERRITORY. Subject to the terms and conditions of this Agreement, including, without limitation,
Article 6, Biogen hereby grants to Elan a worldwide royalty-free license, without the right, except as otherwise provided for herein, to sublicense, under the Biogen Patents and Biogen Know-how in the Field to develop, make, have made, use, market, sell, distribute, export, import, offer for sale, have sold, or have distributed or imported Licensed Products in the Territory. The license granted to Elan hereunder, in any country, shall be co-exclusive with Biogen. Biogen agrees not to grant to any Third Party any license rights under Biogen Patents and/or Biogen Know-how to develop, make, have made, use, sell, offer for sale, have sold and/or import Licensed Products except as otherwise permitted under this Agreement.

            8.2 LICENSE TO BIOGEN WITHIN THE FIELD IN THE TERRITORY. Subject to the terms and conditions of this Agreement, including, without limitation
Article 6, Elan hereby grants to Biogen a worldwide royalty-free license, without the right, except as otherwise provided for herein, to sublicense, under the Elan Patents and Elan Know-how in the Field to develop, make, have made, use, market, sell, distribute, export, import, offer for sale, have sold, or distributed or imported Licensed Products in the Territory. The license granted to Biogen hereunder, in any country, shall be co-exclusive with Elan. Elan agrees not to grant to any Third Party any license rights under Elan Patents and/or

Elan Know-how to develop, make, have made, use, sell, offer for sale, have sold and/or import Licensed Products except as otherwise permitted under this Agreement.

            8.3 UNBLOCKING LICENSES. In the event that the Development activities of a Party, or authorized Third Party, under this Agreement and/or the manufacture and/or Commercialization of Licensed Products in the Territory would, during the term of this Agreement, misappropriate any know-how and/or infringe any patent rights Controlled by the other Party that are not covered by the licenses and sublicenses granted to in Sections 8.1 and/or 8.2, each Party hereby grants to the other Party, to the extent such Party is legally able to do so, a worldwide, non-exclusive, non-royalty bearing license, under such know-how and patent rights, to enable the licensed Party perform its obligations under this Agreement and to manufacture and/or Commercialize Licensed Products in the Territory in accordance with the licenses and sublicenses granted in Sections
8.1 and 8.2 of this Agreement.

            8.4 RIGHT TO GRANT LICENSES/SUBLICENSES. Subject to Section 10.2, if pursuant to this Agreement, the JSC approves the utilization of one or more Third Parties to perform certain tasks in the conduct of the Development Plan and Annual Workplan/Budget, the Commercialization Plan, the Annual Commercialization Plan/Budget, or the manufacture of Clinical Supplies or Commercial Supplies, the Party entering into a contract with such Third Party for the performance of such services, may, as part of such contract, grant to such Third Party a nonexclusive, nontransferable license or sublicense, as applicable, without the right to grant sublicenses, under the Elan Patents, Elan Know-how, Biogen Patents or Biogen Know-how, as applicable, only to the extent and only for so long as such license or sublicense is necessary for such Third Party to perform such tasks. All such contracts and sublicenses entered into by either Party with any such Third Party shall be subject to the prior written approval of the JSC with the prior review of each Party's legal department, which approval shall not be unreasonably withheld or delayed.

            8.5 *** SUBLICENSE. The Parties agree to comply with the obligations set forth in the ***

            8.6 ELAN IN-LICENSES. Elan shall not terminate or amend the Elan In-Licenses without the prior written consent of Biogen.

                                   ARTICLE 9.
                           TRADEMARKS AND SERVICEMARKS

            9.1 PRODUCT TRADEMARKS. Each Party agrees to sell Antegren solely in connection with the Antegren Trademark chosen by the JCT with the advice and counsel of the JPC pursuant to Section 5.3(c). All other Licensed Products shall be sold in the Territory under the Product Trademarks chosen by the JCT, with the advice and counsel of the JPC as described in Section 5.3(c) above. The Distributing Party, in coordination

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

with, and subject to the review and approval of, the JCT and the JPC, shall be responsible for the preparation, prosecution and maintenance of applications related to the Antegren Trademark and Product Trademarks in each country in the Territory in which it is the Distributing Party, which such Antegren Trademark and Product Trademarks shall be owned by such Distributing Party, subject to the terms of this Agreement. Each Distributing Party, subject to the terms of
Section 9.3, shall grant to the other Party a royalty-free, nontransferable, non-assignable, fully paid up, license to use the Antegren Trademark and the Product Trademarks as contemplated by this Agreement. The costs of the preparation, prosecution and maintenance of such Product Trademark applications and Product Trademarks shall be included in Other Out of Pocket Costs pursuant to Exhibit B to the extent such costs are included in the Development Budget/Plan or the Commercialization Plan.

            9.2 PARTY TRADEMARKS ON LICENSED PRODUCT PROMOTIONAL MATERIALS. All Licensed Product Promotional Materials used by either Party in Promoting in the Territory shall contain (a) the Biogen trademarks, corporate name and logo as may be provided by Biogen to Elan from time to time and (b) the Elan trademarks, corporate name and logo as may be provided by Elan to Biogen from time to time, in positions of equivalent prominence and emphasis, subject to Sections 5.3(d) and 9.4.

            9.3 Trademark Licenses.

                  (a) In order to enable each Party to perform its obligations as set forth in Section 9.2 above, Biogen hereby grants to Elan a non-assignable, non-exclusive, royalty-free right and license to use the BIOGEN trademark as specified by Biogen and as modified by Biogen from time to time (the "BIOGEN trademark"), and Elan hereby grants to Biogen a non-assignable, non-exclusive, royalty-free right and license to use the ELAN trademark as specified by Elan and as modified by Elan from time to time (the "ELAN trademark") in the Territory solely in connection with the Licensed Product Promotional Materials and labeling for Licensed Products.

                  (b) Elan hereby grants to Biogen a royalty-free, fully paid up, co-exclusive license to use the Antegren Trademark in the Territory for the Development, Promotion, and manufacturing and Commercialization activities provided for in this Agreement and each Party shall grant to each other a royalty-free, fully paid up, co-exclusive license to use the Product Trademarks in the Territory for the Development, Promotion, and Commercialization and manufacturing activities provided for in this Agreement.

                  (c) The trademark licenses granted under this Section 9.3 shall be sublicensable to the extent and pursuant to the express terms and conditions permitted under Section 8.4 above. Unless otherwise agreed, each such sublicensee shall be subject to all of the obligations of the licensing or sublicensing Party. Furthermore, the licenses set forth in this Section 9.3 shall expire as to any terminating Party under Section 14.2 or breaching Party in the event of termination under Section 14.4 or non-purchasing Party under
Section 14.1(b), 14.7, or 14.8, and any license rights under Section 9.3(b) shall become exclusive to the non-terminating or non-breaching Party or the purchasing Party, as the case may be, immediately upon termination of this Agreement; provided, however, each Party (to the extent permitted under this Agreement to sell Licensed Products after termination) shall thereafter have a reasonable period, not to exceed *** following such termination, within which to use the existing inventory of such Licensed Product Promotional Materials and labeling containing any trademarks of the other Party. Upon a termination pursuant to Section 14.2 or 14.4 below or a purchase under Sections 14.1(b), 14.7 or 14.8 below, the non-terminating Party or non-breaching Party or the purchasing Party, respectively, shall thereafter be relieved of its obligations to display the other Party's trademarks on such Licensed Product Promotional Materials and labeling printed following such termination or purchase and, upon the exhaustion of any existing inventory of Licensed Product promotional materials and labeling following such termination, the license granted to the non-terminating Party or non-breaching Party or the purchasing Party, as the case may be, under Section 9.3(a) shall terminate.

            9.4 TRADEMARK USE REQUIREMENTS. Prior to the use thereof, each Party shall provide to the other Party, through the Joint Project Team or the JCT or their designees and the JPC, a prototype of any Licensed Product Promotional Materials or labeling for Licensed Products which contain the other Party's trademarks (including any Product Trademark) for the purposes of the other Party's review of the manner in which its trademarks are used therein. The reviewing Party shall notify the other Party within ten (10) business days after delivery of such prototype, whether the reviewing Party approves or disapproves of the manner of such use and, in the case of disapproval, the specific reasons therefor and an acceptable alternative. In the event the reviewing Party fails to so notify the other Party within such ten (10) business day period, the reviewing Party shall be deemed to have approved of the manner of such use. In the event the reviewing Party disapproves of the manner of such use and the Parties are unable to reach agreement regarding the manner of such use, such dispute shall be resolved by the Parties in accordance with Article 16 below. Each Party shall permit one or more authorized representatives of the other Party, on reasonable prior notice, at reasonable intervals, during normal business hours and subject to normal safety and security procedures, to inspect and examine from time to time, Licensed Product Promotional Materials and labeling for Licensed Products and the records of such Party that are directly related to use of the other Party's trademarks, or to use of such Licensed Product Promotional Materials or labeling. Notwithstanding the above, the Parties shall not have the right to so inspect Licensed Product Promotional Materials and labeling for Licensed Products more often than once in any calendar year, unless a Party is in breach of this Section 9.4, in which case the other Party shall have the right to so inspect such materials and records with respect to such breach.

            9.5 INFRINGEMENT OF TRADEMARKS. Each Party shall notify the JCT promptly upon learning of any actual, alleged or threatened infringement of any trademark, service mark or trade dress right applicable to a Licensed Product in the Territory, or of any unfair trade practices, trade dress imitation, passing off of counterfeit

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

goods, or like offenses in the Territory. Upon learning of such offenses from a Party regarding such potential or actual violation, the JPC shall confer with the Parties as to which Party and counsel should be assigned to defend the applicable rights. Subject to the overview of the JPC, the Party defending the Product Trademark or Antegren Trademark, as the case may be, shall take all reasonable and appropriate steps to protect, defend and maintain the Product Trademark and Antegren Trademark for use by the Parties in the Territory in connection with Antegren or, as applicable, other Licensed Product. The Parties shall cooperate in good faith with respect to all enforcement actions hereunder, and each Party shall notify the other Party promptly of all substantive developments with respect to such enforcement actions, including, but not limited to, all material filings, court papers and other related documents. Each Party shall consider the timely given, reasonable comments and advice of the other Party with respect to the strategy employed and submissions made relative to any such enforcement actions, and any disagreements shall be brought to the attention of the JSC for resolution.

            9.6 COSTS OF DEFENSE OF TRADEMARKS. All of the costs, expenses and legal fees in bringing, maintaining and prosecuting any action approved by the JPC to protect or defend the Antegren Trademark or, as applicable, Product Trademark in the Territory, and any recovery, shall be included in the Other Out of Pocket Costs pursuant to Exhibit B.

                                    ARTICLE 10.
                                 CONFIDENTIALITY

            10.1 CONFIDENTIALITY. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the Term of this Agreement and for five (5) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as permitted under this Agreement any Know-how and other information and materials furnished to it by the other Party pursuant to this Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving Party that such Confidential Information:

                  (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

                  (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

                  (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

                  (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

                  (e) was subsequently developed by the receiving Party without use of the Confidential Information as demonstrated by competent written records.

            10.2 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information of the other Party hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, making filings with Regulatory Authorities related to Licensed Product, or complying with applicable governmental regulations, provided that in making any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions substantially as protective as those of this Article 10 to the extent reasonably practicable, Confidential Information of the other Party to its Affiliates, consultants, clinical investigators, potential sublicensees and other Third Parties only for any purpose provided for in this Agreement. Nothing in this Article 10 shall restrict any Party from using for any purpose any Information developed by it during the course of the collaboration hereunder except as otherwise set forth in Section 10.5 and 10.6 and except that results of Development work related to Licensed Product, including but not limited to clinical trials of Licensed Product shall not be disclosed to any Third Party unless pursuant to a publication under Section 10.5, a press release under Section 10.6 or to Affiliates, consultants, clinical investigators, potential sublicensees and other Third Parties under an obligation to the disclosing Party to maintain the confidentiality of such Information and provided such Information is furnished for a purpose contemplated under this Agreement.

            10.3 SURVIVAL. This Article 10 shall survive the termination or expiration of this Agreement for a period of five (5) years.

            10.4 TERMINATION OF PRIOR AGREEMENT. This Agreement supersedes the Confidentiality Agreement between the Parties dated January 21, 1998, as modified by side letters exchanged between the Parties on February 4, 2000, but only insofar as such Confidentiality Agreement relates to the subject matter of this Agreement. All Confidential Information (as defined in such Confidentiality Agreement) exchanged between the Parties under such Confidentiality Agreement relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 10.

            10.5 PUBLICATIONS. The Joint Project Team will determine the overall strategy for publication of results of clinical trials of Licensed Product and publication in support of such Licensed Products in the Territory. Except as required by law, each Party agrees that it shall not publish or present the results of Development work related to Licensed Product, including but not limited to, studies or clinical trials carried out by such Party as part of the collaboration under this Agreement without the opportunity for prior review by the other Party and the approval of the Joint Project Team, Joint Commercialization Team or the JSC, as the case may be. Each Party shall provide to the other Party the opportunity to review any of the submitting Party's proposed abstracts, manuscripts or presentations (including information to be presented verbally) which relate to the Licensed Products or their use (including any proposed Third Party publication submitted to the submitting Party for review) at least thirty (30) days prior to their intended presentation or submission for publication, and such submitting Party agrees, upon written request from the other Party, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given up to forty-five (45) days from the date of such written request to seek appropriate patent protection for any material in such publication or presentation which it reasonably believes is patentable. Once such abstracts, manuscripts or presentations have been reviewed by each Party and have been approved for publication by the Joint Project Team, the Joint Commercialization Team, or the JSC, as the case may be, the same abstracts, manuscripts or presentations do not have to be provided again to the other Party for review for a later submission for publication. Expedited reviews for abstracts or poster presentations may be arranged if mutually agreeable to the Parties. Each Party also shall have the right to require that its Confidential Information that may be disclosed in any such proposed publication or presentation be deleted prior to such publication or presentation. In the event that either Party submits any manuscript or other publication relating to Antegren or other Licensed Product, it will consider and acknowledge the contributions of the other Party, including, as appropriate, co-authorship.

            10.6 PUBLICITY REVIEW. The Parties agree that the public announcement of the execution of this Agreement shall be in the form of a draft press release attached to this Agreement as Exhibit F, and thereafter each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, Elan and Biogen will jointly discuss and agree, based on the principles of Section 10.5 and this Section 10.6, on any statement to the public regarding this Agreement or any aspect or term of this Agreement or any results of Development work subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each Party. The principles to be observed by Elan and Biogen in such public disclosures will be: accuracy, the requirements for confidentiality under Article 10, the advantage a competitor of Elan or Biogen may gain from any public statements under this
Section 10.6, and the standards and customs in the biotechnology and pharmaceutical industries for such disclosures by companies comparable to Elan and Biogen. The terms of this Agreement may also be disclosed to (a) government agencies where and to the extent required by law (and with appropriate requests made for confidential treatment), including filings required to be made by law with the Securities and Exchange Commission, the New York Stock Exchange, or any national securities exchange, (b) a Party's accountants or lawyers, or (c) Third Parties with the prior written consent of the other Party, which consent shall not be unreasonably withheld, so long as such disclosure is made under a binder of confidentiality (in the case of Third Parties), so long as highly sensitive terms and conditions such as financial terms are extracted from the Agreement or not disclosed upon the request of the other Party and the disclosing Party gives reasonable advance notice of the disclosure and the circumstances requiring the disclosure.

                                  ARTICLE 11.
              OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

            11.1 Ownership of Intellectual Property.

                  (a) Collaboration Inventions. All Know-how and Collaboration Inventions arising hereunder which constitute joint inventions by employees of Elan and Biogen will be owned jointly by Elan and Biogen, and each Party shall retain an undivided one-half interest in and to such Know-how and Collaboration Inventions, including, without limitation, any patents resulting therefrom, with full ownership rights in and to any field and including the right to license and sublicense, subject to the provisions of Sections 8.1 and 8.2 above. The laws of the U.S. with respect to joint ownership of inventions shall apply in all jurisdictions giving force and effect to this Agreement. Each Party shall solely own all Collaboration Inventions arising under, in furtherance of, and as a direct result of, that Party's activities under this Agreement which are made (meaning that they are conceived prior to or during the Term and experimentation has been initiated in the course of the activities contemplated hereunder) solely by its employees or jointly with a Third Party, subject to Sections 8.1,
8.2 and 8.3 above and, with respect to inventions for which patent applications are filed, subject to the provisions of Section 11.4(c) below.

                  (b) Other Inventions. During the Term of this Agreement, and during the course of, in furtherance of, and as a direct result of the collaboration hereunder, inventions may be made (meaning that they are conceived prior to or during the Term and experimentation has been initiated in the course of the activities contemplated hereunder) by employees of either Party, solely or jointly, which are not Collaboration Inventions as defined herein and do not relate directly to any Licensed Product or use of Licensed Product in the Field ("Outside the Scope Invention"). Elan shall own all such Outside the Scope Inventions made (meaning that they are conceived prior to or during the Term and experimentation has been initiated in the course of the activities contemplated hereunder) solely by its employees or jointly by its employee and a Third Party, and Biogen shall own all such Outside the Scope Inventions made (meaning that they are conceived prior to or during the Term and experimentation has been initiated in the course of the activities contemplated hereunder) solely by its employees or jointly by its employee and a Third Party, in each case such Elan-owned and Biogen-owned Outside the Scope Inventions shall be subject to the provisions of Sections 8.1, 8.2 and 8.3 above, to the extent applicable. All such Outside the Scope Inventions made (meaning that they are conceived prior to or during the Term and experimentation has been initiated in the course of the activities contemplated hereunder) jointly by employees of Elan and Biogen will be jointly owned by Elan and Biogen, subject to Sections 8.1, 8.2 and 8.3. Each Party, at its sole discretion and responsibility, may file, prosecute and maintain patent applications and patents covering its solely owned Outside the Scope Inventions. For such Outside the Scope Inventions which are made jointly by employees of Elan and Biogen, the Parties shall, though the JPC, jointly decide on a patent application filing and prosecution strategy.


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

                  (c) Inventorship Procedure. The JPC shall within a reasonable time after the Effective Date establish a mutually agreeable procedure for determining inventorship of Collaboration Inventions, provided that such determination shall be made in accordance with applicable United States laws relating to inventorship. All such determinations shall be documented to ensure that any divisional or continuation patent applications reflect appropriate inventorship and that inventions and patent rights are assigned to the appropriate party.

            11.2 DISCLOSURE OF PATENTABLE INVENTIONS. In addition to the disclosures required under Article 13 below, each Party shall provide to the other Party any invention disclosure submitted in the normal course of its business which discloses a Collaboration Invention. Such invention disclosures shall be provided to the other Party within thirty (30) days after the Party determines that an invention has been made. In the event patent applications are not filed on such invention disclosures by either Party, such invention disclosures shall be considered Know-how hereunder.

            11.3 PATENT DUE DILIGENCE. Promptly after the Effective Date, each Party shall disclose to the other Party any patents or patent applications and corresponding file histories Controlled by the disclosing Party, as well as any Third Party patents or patent applications known to it, that claim or disclose Licensed Products, methods for their use, or processes relating to the manufacture thereof, and are relevant to the collaboration established hereunder. Each Party agrees to bring to the attention of the other Party in a timely manner any Third Party patent or patent application it discovers, or has discovered, and which relates to, and may materially affect, the operations to be conducted by or on behalf of the Parties under the collaboration. The cost of any freedom to operate searches and analyses with respect to Licensed Products, to the extent approved by the JPC, will be chargeable to the collaboration as Other Out of Pocket Costs, and the Parties will agree on an allocation of responsibilities between themselves regarding such searches and analyses.

            11.4 Patent Filings.

                  (a) Elan Patents. Decisions as to whether to file, prosecute and maintain, and in which countries to do so along with other strategic decisions relating thereto, shall be made by the Joint Patent Committee with respect to those Elan Patents which relate specifically to Licensed Product or the use of Licensed Product or the manufacture of Licensed Product, and by Elan with respect to all other Elan Patents. For purposes of clarity, it is understood that strategic decisions related to those Elan Patents that cover additional matter beyond that which relates specifically to Licensed Product are to be made by Elan. Elan shall use diligent efforts to prepare, file, prosecute and maintain all of the Elan Patents which are licensed hereunder, using patent counsel that is reasonably acceptable to Biogen. Solely with respect to any Elan Patents which relate specifically to Licensed Products or the use or manufacture of Licensed Product, Elan shall consult with the Joint Patent Committee on all material decisions related to preparation, filing, prosecution and maintenance of such Elan Patents, and shall use diligent efforts to implement the decisions made by the Joint Patent Committee. Elan shall give Biogen an opportunity to review and comment upon the text of the applications


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

relating to any and all Elan Patents before filing, shall consult with Biogen with respect to such application, and shall supply Biogen with a copy of the applications as filed, together with notice of its filing date and serial number whether such Elan Patents are filed prior to or after the Effective Date, as well as full copies of the prosecution history for those Elan Patents filed prior to the Effective Date. Elan shall keep Biogen advised of the status of the actual and prospective patent filings relating to any Elan patents and shall give Biogen an opportunity to review and comment on any material filing or correspondence proposed to be sent to any patent office. Elan shall also notify Biogen of the grant of any Elan Patents. Any disputes between the Parties related to the preparation, filing, prosecution and maintenance of any Elan Patents which relate specifically to Licensed Product or the use or manufacture of Licensed Product shall be brought to the attention of the Joint Patent Committee. Elan shall not cease the prosecution and/or maintenance of any Elan Patents in any country or elect not to file a patent application unless Biogen agrees to such action.

                  (b) Biogen Patents. Decisions as to whether to file, prosecute and maintain, and in which countries to do so, along with other strategic decisions relating thereto, shall be made by the Joint Patent Committee with respect to those Biogen Patents which relate specifically to Licensed Product or the use of Licensed Product or the manufacture of Licensed Product, and by Biogen with respect to all other Biogen Patents. For purposes of clarity, it is understood that strategic decisions related to those Biogen Patents that cover additional matter beyond that which relates specifically to Licensed Product are to be made by Biogen. Biogen shall use diligent efforts to prepare, file, prosecute and maintain all of the Biogen Patents which are licensed hereunder, using patent counsel that is reasonably acceptable to Elan. Solely with respect to any Biogen Patents which relate specifically to Licensed Products or the use or manufacture of Licensed Product, Biogen shall consult with the Joint Patent Committee on all material decisions related to the preparation, filing, prosecution and maintenance of such Biogen Patents, and shall use diligent efforts to implement the decisions of the Joint Patent Committee. Biogen shall give Elan an opportunity to review and comment upon the text of the applications related to any and all Biogen Patents before filing, shall consult with Elan with respect to such application, and shall supply Elan with a copy of the applications as filed, together with notice of its filing date and serial number whether such Biogen Patents are filed prior to or after the Effective Date, as well as full copies of the prosecution history for those Biogen Patents filed prior to the Effective Date. Biogen shall keep Elan advised of the status of the actual and prospective patent filings related to any Biogen Patents and shall give Elan an opportunity to review and comment on any material filing or correspondence proposed to be sent to any patent office. Biogen shall also notify Elan of the grant of any Biogen Patents. Any disputes between the Parties related to the preparation, filing, prosecution and maintenance of any Biogen Patents which relate specifically to Licensed Product or the use or manufacture of Licensed Product shall be brought to the attention of the Joint Patent Committee. Biogen shall not cease the prosecution and/or maintenance of any such Biogen Patents in any country or elect not to file a patent application unless Elan agrees to such action. Notwithstanding the foregoing, Biogen shall be under no obligation to share with Elan, nor to cooperate with the JPC, on any Biogen Patents that are being challenged by Elan in a court or administrative proceeding.


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

                  (c) Collaboration Inventions. Upon the identification of a Collaboration Invention, the JPC shall (i) promptly discuss such Collaboration Invention, (ii) promptly discuss the desirability of filing a United States patent application covering such Collaboration Invention, as well as any foreign counterparts, (iii) make the final decision with respect to any such filings as soon as practicable, and (iv) designate the Party to be responsible for the supervision of the preparation, filing and prosecution of such patent application by outside patent counsel reasonably acceptable to the JPC which such responsible Party shall, unless the Collaboration Invention is jointly owned by the Parties, be the Party which owns such Collaboration Invention. Such outside patent counsel shall be instructed to act in the best interests of both Parties taking into consideration their relative interests under this Agreement. The Party responsible for the preparation, filing, prosecution and maintenance of Collaboration Invention Patent Rights shall consult with the Joint Patent Committee on all material decisions related to the preparation, filing, prosecution and maintenance of such Collaboration Invention Patent Rights, and shall use diligent efforts to implement the decisions of the Joint Patent Committee. The Party responsible for the preparation, filing and prosecution of Collaboration Invention Patent Rights shall provide the other Party with a copy of any patent application related to such Collaboration Invention Patent Rights prior to filing such applications in any jurisdiction for review and comment by the other Party, shall consult with the other Party with respect to such application, and shall supply the other Party with notice of its filing date and serial number. The Party responsible for each patent application shall keep the other Party advised of the status of the actual and prospective patent filings, including, without limitation, the grant of any Collaboration Invention Patent Rights, and shall provide advance copies of any official filings or correspondence related to the filing, prosecution and maintenance of such patent filings for review and comment by the other Party. Any disputes between the Parties related to the preparation, filing, prosecution and maintenance of Collaboration Invention Patent Rights shall be brought to the attention of the JPC for resolution. The Party responsible for a patent application shall not cease the prosecution and/or maintenance of any such Collaboration Invention Patent Rights in any country or elect not to file a patent application unless the JPC agrees to such action. Subject to (i) the grant of licenses to Biogen and Elan under Article 8, and (ii) the exclusivity provisions of Section 2.3, each Party shall be free to exploit its Collaboration Invention Patent Rights within the Territory without restriction. Anything in this Agreement to the contrary notwithstanding, a Party may choose to file, prosecute and maintain solely-owned Collaboration Inventions using its own internal patent attorneys.

                  (d) Patent Term Extensions. The Parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extensions, including without limitation, supplementary protection certificates and any other extensions that are now or become available in the future wherever applicable to Patents covering Licensed Products. The Parties shall, if necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to patent term extensions, but, in the absence of mutual agreement with respect to any extension issue, a patent shall be extended if either Party elects to extend such patent. All filings for such extension shall be made by the Party to whom the patent is assigned, provided, however, that in the event that the Party to whom the patent is assigned elects not to file for an extension, such Party shall (i) inform the


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other Party of its intention not to file and (ii) grant the other Party the right to file for such extension.

                  (e) Patent Filing Costs. All costs and expenses incurred after the Effective Date of filing, prosecuting, maintaining and extending those Elan Patents or Biogen Patents which related specifically to Licensed Product or to the manufacture or use of Licensed Product and all Collaboration Invention Patent Rights shall be treated as Other Out of Pocket Costs and shall be shared by the Parties as part of Reimbursable Commercial Costs in accordance with their respective Percentages as set forth in Section 6.2. Notwithstanding the foregoing, any expenses related to those Elan Patent Rights or Biogen Patent Rights that are not specifically related to Licensed Products shall not be shared by the Parties.

            11.5 Patent Interferences.

                  (a) Oppositions/Interferences Between The Parties. With respect to those interferences/oppositions listed on Schedule 11.5(a) and in the event that an interference is declared by the U.S. Patent and Trademark Office or an opposition exists between one or more patents or patent applications owned solely by Elan that are relevant to the collaboration, and one or more patents or patent applications owned solely by Biogen that are relevant to the collaboration, or any of the above and one or more patents or patent applications owned jointly by the Parties pursuant to the collaboration, and such declared interference or opposition does not involve any patents or patent applications owned by a Third Party, then the Parties shall in good faith establish within thirty (30) days hereof or of the declaration of such interference or opposition or such other time as agreed upon a mutually agreeable process to resolve such interference or oppositions in a reasonable manner in conformance with all applicable legal standards, but which prejudices neither Party nor diminishes the value of the Patents at issue therein, provided that, notwithstanding anything in this Section to the contrary, Elan shall withdraw its opposition to those claims of Biogen's EU use patent applicable to Alpha 4 Integrin antibodies and shall not institute any other opposition to such claims. Nothing in this Section 11.5(a) shall cause either Party to settle or withdraw an interference or opposition other than as to a patent claim specifically covering a Licensed Product, its manufacture or use.

                  (b) Oppositions/Interferences With Third Parties. Other than as set forth in Section 11.5(a), all decisions relating to interferences or oppositions with respect to Collaboration Invention Patent Rights, including, without limitation, whether to initiate such interferences, whether to file oppositions, appropriate settlement strategy, along with other strategic decisions relating thereto, shall be made by the JPC. Each party shall control and have sole discretion, after consultation with the other Party and consideration in good faith of the other Party's comments, with respect to all decisions relating to interferences and oppositions relating to all species of intellectual property covered by this Agreement other than Collaboration Invention Patent Rights.

                  (c) Oppositions/Interferences Costs. The Parties shall share the costs of any opposition or interference proceedings relating solely to Collaboration


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

Invention Patent Rights. No other costs arising out of any interference or opposition shall be shared between the Parties.

            11.6 INITIAL FILINGS IF MADE OUTSIDE OF THE U.S. The Parties agree to use reasonable efforts to ensure that any patent filed outside of the U.S. prior to a U.S. filing will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent U.S. filing.

            11.7 Enforcement Rights.

                  (a) Notification of Infringement. If either Party learns of any infringement or threatened infringement by a Third Party of Elan Patents, Biogen Patents or Collaboration Invention Patent Rights owned solely or jointly by the other Party, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

                  (B) ENFORCEMENT.

            (I) BIOGEN PATENTS. Within a reasonable time prior to Biogen bringing any action or proceeding with respect to infringement of any of the Biogen Patents, including any Collaboration Invention Patent Rights owned solely by Biogen, the Parties shall consult with the JPC to determine the best way for the Parties to proceed. If Elan elects, prior to the commencement of any such action (or as otherwise agreed), to join Biogen in such action because of the significance of the action to the future commercialization prospects for Licensed Products, the costs of patent enforcement shall be included in Other Out of Pocket Costs, and recovery from any settlement or judgment shall be shared by the Parties in accordance with their respective Percentages. Alternatively, if Elan decides by the date of commencement of any such action not to join Biogen in such action, Biogen shall have the right, but not the obligation, to institute, prosecute and control, at its own expense, any action or proceeding with respect to infringement of any of the Biogen Patents, by counsel of its own choice, and Elan shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Any damages or other monetary awards recovered from settlement or judgment from an action to enforce a patent owned solely by Biogen for which Biogen paid its own expense under the preceding sentence shall be allocated first to reimburse the costs and expenses of Biogen, then to reimburse the costs and expenses, if any, of Elan, and any amounts remaining shall be paid to Biogen.

            (II) ELAN PATENTS. Within a reasonable time prior to Elan bringing any action or proceeding with respect to infringement of any of the Elan Patents, including any Collaboration Invention Patent Rights owned solely by Elan, the Parties shall consult with one another to determine the best way for the Parties to proceed. If Biogen elects, prior to the commencement of any such action (or as otherwise agreed), to join Elan in such action because of the significance of the action to the future commercialization prospects for Licensed Products, the costs of patent enforcement shall be included in Other Out of Pocket Costs and


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

      recovery from any settlement or judgment shall be shared by the Parties in accordance with their respective Percentages. Alternatively, if Biogen decides by the date of commencement of any such action not to join Elan in such action, Elan shall have the right, but not the obligation, to institute, prosecute and control at its own expense any action or proceeding with respect to infringement of any of the Elan Patents, by counsel of its own choice, and Biogen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Any damages or other monetary awards recovered from settlement or judgment from an action to enforce a patent owned solely by Elan for which Elan paid its own expense under the preceding sentence shall be allocated first to reimburse the costs and expenses of Elan, then to reimburse the costs and expenses, if any, of Biogen and any amounts remaining shall be paid to Elan.

            (III) JOINTLY-OWNED PATENTS. In the event of an infringement of a Patent jointly-owned by the Parties, the JSC, with the advice and counsel of the JPC, shall decide the best way for the Parties to proceed. If one Party brings any such action or proceeding, as approved by the JSC, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit. The costs of patent enforcement to enforce any such jointly-owned Patents shall be included in Other Out of Pocket Costs and recovery from any settlement or judgment shall be shared by the Parties in accordance with their respective Percentages.

                  (c) Settlement with a Third Party. The Party that solely brings suit to enforce a given Elan Patent, Biogen Patent or Collaboration Invention Patent Right shall also have the right to control settlement of such claim; provided, however, that if one Party controls, no settlement shall be entered into without the written consent of the other Party. If there is no agreement between the Parties regarding such settlement, then the dispute will be resolved pursuant to Article 16 below. If the dispute is not resolved pursuant to Article 16, then the case may not be settled.

            11.8 Third Party Patents.

                  (a) Third Party Claims -- Course Of Action. If any of the Development, Commercialization or manufacturing activities actually conducted or to be conducted under this agreement become known to a Party hereto or are alleged by a Third Party to infringe a Third Party's Patent, misappropriate a Third Party's trade secret or violate a Third Party's trademark or other intellectual property, the Party becoming aware of such allegation shall promptly notify the other Party thereof, in writing, reasonably detailing the claim.

                  (b) Negotiation With A Third Party. Under the circumstances described in paragraph (a), the JSC shall determine which Party, if any, shall negotiate with said Third Party for a suitable license or assignment and execute such license or assignment, provided, however, that such Party shall enter into no such agreement unless it has first obtained the other Party's written approval of the terms of such agreement,


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

including the amounts of any royalties or payments, which approval shall not be unreasonably withheld. If such negotiation results in a consummated agreement approved by both Parties, the executing Party shall make all payments to the Third Party and such payments shall be deemed Third Party License Fees for purposes of this Agreement and the paying Party shall be reimbursed for payment of such fees in accordance with Section 4.6(e) or as part of Reimbursable Commercial Costs under Section 6.2.

                  (c) Third Party Suit. If a Third Party sues a Party (the "Sued Party") alleging that the Sued Party's or the Sued Party's sublicensees' Development, manufacture or Commercialization activities hereunder infringe or will infringe said Third Party's patent or misappropriate said Third Party's trade secret or Third Party's trademark or other intellectual property, then upon the Sued Party's request and in connection with the Sued Party's defense of any such Third Party suit, the other Party shall provide reasonable assistance to the Sued Party for such defense and shall join such suit if deemed a necessary party. The Sued Party shall keep the other Party, if such other Party has not joined in such suit, reasonably informed on a quarterly basis, in person or by telephone, prior to and during the pendency of any such suit. The Sued Party shall not admit the invalidity of any Patent nor settle any such suit, without written consent of the other Party, which consent shall not be unreasonably withheld. The Parties shall equally share in the reasonable litigation expenses, including settlement costs, royalties paid in settlement of any such suit, and the payment of any damages to the Third Party, other than Third Party License Fees which shall be paid pursuant to Section 4.6(e) or as part of Reimbursable Commercial Costs under Section 6.2.

            11.9 Third Party Licenses.

                  (a) In General. If either Party believes that there exists Third Party intellectual property that constitutes Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property, as the case may be, it shall notify the JPC. The JPC shall then determine whether or not such Third Party intellectual property constitutes Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property, as the case may be. If the determination of the JPC is affirmative, the Joint Project Team or the Joint Commercialization team, as the case may be, shall determine whether, on what terms (economic or otherwise), and by which Party (the "Licensing Party") such Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property, as the case may be, shall be licensed for the purposes of this Agreement. Prior to entering into a license agreement with respect to such Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property, as the case may be, the Licensing Party shall submit the proposed license agreement to the JSC for approval. If the JSC approves the proposed license agreement, the Licensing Party shall enter into such license agreement and shall pay the Third Party License Fees due thereunder, subject to reimbursement in accordance with Section 4.6(e) or as part of Reimbursable Commercial Costs under Section 6.2. Any agreement entered into pursuant to this Section 11.9(a) and any Elan In-License or other agreements between a Party and any Third Party existing as of the Effective Date and relating to Elan Patents,


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Elan Know-how, Biogen Patents or Biogen Know-how, shall not be amended without prior written consent of the JSC.

                  (b) Failure To Obtain License. If, within one hundred eighty
(180) days after a Licensing Party has been instructed by the Joint Project Team or the Joint Commercialization Team, pursuant to Section 11.9(a), to attempt to enter into a license agreement with respect to Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property, as the case may be, it is determined by the JSC that no license is obtainable on commercially reasonably terms despite a good faith attempt by such Licensing Party to obtain such license, then (a) neither Party shall practice the Third Party intellectual property that was the subject of the proposed license agreement and (b) in the case of Blocking Third Party Intellectual Property only, neither Party shall proceed with the Development, Manufacture and/or Commercialization of any Licensed Product, as the case may be, to the extent doing so would infringe such Blocking Third Party Intellectual Property.

                  (c) Failure To Reach Agreement. If the JPC is unable to reach a determination under Section 11.9(a) with respect to whether Third Party intellectual property constitutes Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property, as the case may be, then such issue shall be presented to the JSC for determination. If the JSC is unable to resolve such issue, or is unable to reach a determination under Section 11.9(a) or this
Section 11.9(c) with respect to any issue relating to a proposed license agreement, then such issue shall be evaluated in accordance with the procedures set forth in Article 16. If such issue cannot be resolved pursuant to Article 16, then (a) neither Party shall enter into a license agreement with respect to, nor practice, the Third Party intellectual property that is the subject of the unresolved dispute and (b) in the case of Blocking Third Party Intellectual Property only, neither Party shall proceed with the Development, Manufacture and/or Commercialization of a Licensed Product, as the case may be, to the extent that at least one of the Parties believes such activities would infringe such Blocking Third Party Intellectual Property.

                                  ARTICLE 12.
                         REPRESENTATIONS AND WARRANTIES

            12.1 REPRESENTATIONS AND WARRANTIES. Each of the Parties hereby represents and warrants as of the Effective Date as follows:

            (a) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

            (b) Such Party has not, and during the Term of the Agreement will not, grant any rights to any Third Party which would conflict with the rights granted to the other Party hereunder.


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

            (c) That such Party has the right to grant the licenses granted herein.

            (d) It has no knowledge of any communication from a Third Party alleging that the Development, manufacture or Commercialization of Licensed Products has violated or would violate any of the intellectual property rights owned or controlled by such Third Party.

            (e) All of its employees and officers have executed agreements requiring assignment to the Party of all inventions made during the course of and as a result of their association with such Party and obligating the individual to maintain as confidential the confidential information of such Party.

            (f) To its knowledge, none of the data or information given to the other Party regarding Antegren is untrue or inaccurate. To its knowledge, there is no other data or information necessary to make the data and information provided to the other Party regarding Antegren complete and not misleading.

            (g) To its knowledge, there are no third party patents that would be or might be infringed by the Development, manufacture, use or sale of Licensed Product other than those that have been brought to the attention of the other Party.

            12.2 ELAN REPRESENTATION REGARDING LONZA. Elan represents and warrants that the copy of the Lonza Supply Agreement, as amended through Amendment 17, supplied to Biogen is a true and accurate copy of the sole agreement in effect between Elan and Lonza related to Licensed Product as of the Effective Date, other than the letter agreement described in Section 7.1 and its attachments.

                                  ARTICLE 13.
                 INFORMATION AND ADVERSE DRUG EVENTS AND REPORTS

            13.1 INFORMATION. Biogen and Elan will disclose and make available to each other in a timely manner all preclinical, clinical, regulatory, commercial and other information concerning Licensed Products and constituting Know-how, including, without limitation, all Know-how relevant to the joint promotion of Licensed Products, known by Biogen or Elan at any time during the Term of this Agreement. Each Party will use Commercially Reasonable and Diligent Efforts to disclose to the other Party all significant information directly related to Licensed Products promptly after it is learned or its significance is appreciated. Notwithstanding the foregoing, neither Party shall be obligated to disclose to the other Party confidential information about its products other than Licensed Product.

            13.2 COMPLAINTS. Each Party shall maintain a record of all non-medical and medical product-related complaints it receives with respect to any Licensed Product. Each Party shall notify the other Party of any complaint received by it in sufficient detail and in accordance with the timeframes and procedures for reporting established by the Joint Project Team and the Joint Commercialization Team, and in any event in sufficient time to allow the Party that holds the applicable regulatory filing to comply with any and


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

all regulatory requirements imposed upon it in any country. The Party that holds the applicable regulatory filing in a particular country shall investigate and respond to all such complaints in such country with respect to any Licensed Product as soon as reasonably practicable. All such responses shall be made in accordance with the procedures established by the Joint Project Team and the Joint Commercialization Team. The Party responsible for responding to such complaint shall promptly provide the other Party a copy of any such response.

            13.3 ADVERSE DRUG EVENTS. Each Party will be responsible for the safety surveillance and pharmacovigilance regulatory obligations with respect to the Licensed Product in those territories where it is the sponsor of non-clinical or clinical development, including but not limited to animal toxicology or pharmacology studies, or where it is the license holder of the Licensed Product's Regulatory Approval. Each Party shall provide to the responsible Party under this Section with data on all adverse drug experience reports related to Licensed Product in each case in accordance with procedures established by the Joint Project Team or the Joint Commercialization Team or pursuant to an adverse event reporting agreement entered into by the Parties. Elan and Biogen agree to fulfill all their safety surveillance and pharmacovigilance regulatory obligations with respect to the Licensed Product. Where a joint venture entity is created by the Parties to be the license holder of the Licensed Product's Regulatory Approval, the joint venture shall designate one of the Parties to coordinate safety surveillance and pharmacovigilance activities. The Parties agree that the groups responsible for the safety surveillance and pharmacovigilance of the Licensed Product at each company shall meet within sixty (60) days following the Effective Date to develop detailed procedures regarding the format, timing, and content of the safety information to be exchanged between the Parties, and shall meet periodically thereafter to update the procedures.

                                  ARTICLE 14.
                              TERM AND TERMINATION

            14.1 Term and Purchase Terms Upon Expiration.

                  (a) TERM. This Agreement shall commence as of the Effective Date. Unless sooner terminated as provided in this Article 14 and except as provided in Sections 14.1(b) and 14.7 below, the remaining provisions of this Agreement relating to activities in the Territory shall continue in effect until *** after the date of the First Commercial Sale of a Licensed Product in a Major Market Country (the "Term").

                  (B) PURCHASE TERMS UPON EXPIRATION.

            (I) Except as otherwise specified herein in the case of early termination of this Agreement, upon the expiration of the Term of this Agreement, either Party may propose that it purchase the other Party's interest in

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                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


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      this Agreement *** . Notice of a Party's desire to purchase the other
      Party's interest shall be given to the non-purchasing Party at least eighteen (18) months prior to the end of the Term. *** APPROXIMATELY 16 LINES OMITTED *** A closing on the purchase of the interest of one Party by the other Party shall take place upon expiration of the Term of this Agreement. If neither Party desires to purchase the other Party's interest, the Parties shall agree to extend this Agreement, including this provision, for a mutually agreed upon additional term.

            (II) In the event of a purchase under this Section (b) the following shall apply: (i) the non-purchasing Party shall have no further rights under the licenses provided to it under Article 8, (ii) the non-purchasing Party shall assign to the purchasing Party the non-purchasing Party's rights and obligations under any then existing licenses to Blocking Third Party Intellectual Property and Enhancing Third Party Intellectual Party for Licensed Products, (iii) the non-purchasing Party shall be deemed to have granted to the purchasing Party an exclusive worldwide license, with the right to grant sublicenses, under the non-purchasing Party's rights and interests in all Elan Patents and Elan Know-how (in the case of purchase by Biogen) or Biogen Patents and Biogen Know-how (in the case of purchase by Elan) solely to develop, use, make, have made, sell, have sold and import Licensed Products in the Field in the Territory. The non-purchasing Party shall retain all rights and interest in its own Patents and Know-how with respect to all products other than Licensed Products. In the event of a purchase under this paragraph (b), the non-purchasing Party shall, at the expense of the purchasing Party, transfer to the other Party ownership of any regulatory submissions (including, without limitation, all Clinical Trial Applications and Drug Approval Applications) and Regulatory Approvals then in its name for all Licensed Product, and shall notify the appropriate Regulatory Authorities and take any other action reasonably necessary to effect such transfer of ownership. If ownership of a regulatory submission or Regulatory Approval cannot be transferred to the purchasing Party in any country, the non-purchasing Party shall grant to the purchasing Party a permanent, exclusive and irrevocable right of access and reference to such regulatory submissions and Regulatory Approvals for Licensed Product in such country. If such right of access and reference is not sufficient to permit the purchasing Party to develop, make, market, use or sell Licensed Product, the non-purchasing Party shall provide the purchasing Party with the complete data package that the non-purchasing Party used in regulatory submissions in such country in order to allow the purchasing Party to receive Regulatory Approval in its own name. In the event of a purchase under this Section, the non-purchasing Party shall assign to the purchasing Party, at the expense of the purchasing Party, all of non-purchasing Party's right, title and interest in the Antegren Trademark and any Product Trademarks owned by non-purchasing Party, subject to the terms and conditions in Section 9.4 above.

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
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                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


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

            14.2 Voluntary Termination by Either Party.

                  (a) So long as such Party is not in breach of its obligations hereunder, either Party shall have the right to terminate this Agreement upon providing at least sixty (60) days' prior written notice to the other Party. In the event of termination under this Section 14.2, the following shall apply: (i) the terminating Party shall have no further rights under the licenses provided to it under Article 8, (ii) the terminating Party shall assign to the non-terminating Party the terminating Party's rights and obligations under any then existing licenses to Blocking Third Party Intellectual Property and Enhancing Third Party Intellectual Party for Licensed Products, (iii) the terminating Party shall be deemed to have granted to the non-terminating Party an exclusive worldwide license, with the right to grant sublicenses, under the terminating Party's rights and interests in all Elan Patents and Elan Know-how (in the case of termination by Elan) or Biogen Patents and Biogen Know-how (in the case of termination by Biogen) solely to develop, use, make, have made, market, sell, have sold and import Licensed Products in the Field in the Territory. The terminating Party shall retain all rights and interest in its own Patents and Know-how with respect to all products other than Licensed Products. A termination under this Section shall not relieve the terminating Party of any of its obligations to share in the Development Costs scheduled to be paid (meaning current obligations have been incurred and amounts are to be actually paid in the period) prior to the effective date of such termination under the then current Annual Workplan/Budget. In the event of termination under this Section, the terminating Party shall, at its cost, transfer to the other Party ownership of any regulatory submissions (including, without limitation, all Clinical Trial Application's and Drug Approval Applications) and Regulatory Approvals then in its name for all Licensed Product, and shall notify the appropriate Regulatory Authorities and take any other action reasonably necessary to effect such transfer of ownership. If ownership of a regulatory submission or Regulatory Approval cannot be transferred to the non-terminating Party in any country, the terminating Party shall grant to the non-terminating Party a permanent, exclusive and irrevocable right of access and reference to such regulatory submissions and Regulatory Approvals for Licensed Product in such country. If such right of access and reference is not sufficient to permit the non-terminating Party to file a Drug Approval Application and receive Regulatory Approval or to develop, make, market, use or sell Licensed Product, the terminating Party shall provide the non-terminating Party with the complete data package that the terminating Party used in regulatory submissions in such country in order to allow the non-terminating Party to file such Drug Approval Applications and receive Regulatory Approval in its own name. In the event that Biogen terminates this Agreement pursuant to this Section 14.2(a), Biogen shall assign to Elan, without cost to Elan, all of Biogen's right, title and interest in the Product Trademarks owned by Biogen, subject to the terms and conditions in Section 9.4 above. In the event that Elan terminates this Agreement pursuant to this Section 14.2(a), Elan shall assign to Biogen, without cost to Biogen, all of Elan's right, title and interest in the Antegren Trademark and other Product Trademarks owned by Elan, subject to the terms and conditions in Section
9.4 above.

                  (b) In the event of termination of this Agreement by Biogen under this Section 14.2, the royalty payment obligations of Elan, shall be as follows:

            (III) If Biogen terminates this Agreement prior to the date of enrollment of the first patient in the first Phase III Clinical Trial for a chronic indication, Elan shall pay to Biogen a royalty of ***

            (IV) If Biogen terminates this Agreement on or after the date set forth in Section 14.2(b)(i) above, but before the date of the First Commercial Sale of a Licensed Product in a Major Market Country after a Regulatory Approval of the use of a Licensed Product in a chronic indication, Elan shall pay to Biogen a royalty of ***

            (V) If Biogen terminates this Agreement on or after the date of the First Commercial Sale of a Licensed Product in a Major Market Country after a Regulatory Approval of the use of a Licensed Product in a chronic indication, Elan shall pay to Biogen a royalty of ***

                  (c) In the event of termination of this Agreement by Elan under this Section 14.2, the royalty payment obligations of Biogen, shall be as follows:

            (I) If Elan terminates this Agreement prior to the date of enrollment of the first patient in the first Phase III Clinical Trial for a chronic indication, Biogen shall pay to Elan a royalty of ***

            (II) If Elan terminates this Agreement on or after the date set forth in Section 14.2(c)(i) above, but before the First Commercial Sale of a Licensed Product in a Major Market Country after a Regulatory Approval of the use of a Licensed Product in a chronic indication, Biogen shall pay to Elan a royalty of ***

            (III) If Elan terminates this Agreement on or after the date of the First Commercial Sale of a Licensed Product in a Major Market Country after a Regulatory Approval of the use of a Licensed Product in a chronic indication, Biogen shall pay to Elan ***

                  (d) Prior to the effective date of such termination by one Party pursuant to this Section 14.3, the Parties shall enter into a definitive license agreement ("License Agreement") granting to the non-terminating Party (the "Licensing Party") an exclusive, worldwide, sublicensable license under all the terminating Party's rights and interests in Elan Patents and Elan Know-how (in the case of termination by Elan) and Biogen Patents and Biogen Know-how (in the case of termination by Elan) to develop, make, have made, use, market, distribute, import, offer for sale, sell and have sold Licensed Product in the Field, in consideration of the non-terminating Party paying royalties on Royalty-Bearing Sales of Licensed Product sold by the non-terminating Party and its Affiliates and sublicensees, at the royalty rate applicable under Section 14.2(a) or 14.2(b) above. Such License Agreement shall contain all of the provisions described in this Section 14.2, the terms described in

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Section 14.3 below, the definitions set forth in this Agreement above with respect to Royalty-Bearing Sales and the other defined terms, and such other terms and conditions that are customary for similar types of transactions.

                  (e) In the event that Biogen terminates this Agreement prior to initiation of the first Phase III Clinical Trial of Licensed Product, Biogen's sole obligation with respect to manufacture and supply of Licensed Product under this Agreement and the Clinical Supply Agreement shall be *** In the event of termination by either Party pursuant to this Section 14.2 after initiation of the first Phase III Clinical Trial, in addition to the obligations specified under paragraph (a) above, the terminating Party shall *** , in order to allow the other Party to find an alternate source of supply. The sole and exclusive amount to be paid by the non-terminating Party for supplies of Licensed Product under the preceding sentence during the period after termination shall be as follows:

     Period following termination                     Amount to be Paid
     ----------------------------                     -----------------
     Up to        ***                                        ***
            ***       months                                 ***
            ***       to         ***                         ***
     months
            ***       to         ***                        ***
     months
            ***       to                                    ***
             ***       months

      In the event the terminating Party is obligated to continue to supply Licensed Product under this Agreement, the other Party shall use Reasonable Commercial and Diligent Efforts to identify one or more viable suppliers *** of termination and to transfer manufacturing operations as soon as commercially reasonable within the aforementioned *** time frame.

      In addition to the foregoing obligations, the terminating Party agrees to
(i) make its personnel and other resources reasonably available to the other Party as necessary to effect an orderly transition of manufacturing, Development and/or Commercialization responsibilities, with the fully-loaded cost of such personnel and resources to be borne by the non-terminating Party after the effective date of termination; (ii) for a reasonable period of time *** continue to assist in a transition of responsibilities to the non-terminating party; and
(iii) transfer copies of all relevant information, files or data

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

containing Know-how to the non-terminating party. Notwithstanding anything in the foregoing to the contrary, if the terminating Party is the supplying Party, the terminating Party will agree to perform technology transfer activities for a period of up to *** following execution by the non-terminating Party of an agreement with a new supplier, subject to the payment of costs as set forth in the preceding sentence.

                  (f) Upon any termination under this Section 14.2, the Parties shall have no further rights or obligations under this Agreement except as set forth in this Section 14.2 and in Sections 14.3, 14.9 and 14.10.

            14.3 Termination License Agreement Provisions.

      The License Agreement to be entered into between the Parties pursuant to
Section 14.2 above or Sections 5.8 or 14.6 below shall contain the following terms and conditions in addition to those customary in license agreements in the biotechnology industry:

                  (a) Date of Sale. The sales of Licensed Products shall be deemed to occur on the earlier of: (i) the date the Licensed Product is shipped; or (ii) the date of the invoice to the purchaser of the Licensed Product.

                  (b) Royalties. Royalties shall be paid on Royalty-Bearing Sales of those Licensed Product sold by the licensee Party, its Affiliates and sublicensees in each calendar quarter and which (i) incorporate Know-how of the Party granting the license or (ii) the manufacture, use, offer for sale, sale or importation of which would, but for the licenses granted herein, infringe a valid claim of an issued patent within any Patents owned or controlled by the Party granting such royalty-bearing license hereunder.

                  (c) One Royalty. The obligation to pay royalties under the License Agreement shall be imposed only once with respect to the same unit of Licensed Product, at the highest royalty rate applicable, regardless of the number of patents and patent applications pertaining thereto.

                  (d) Royalty Payments. Royalty payments shall be made to the licensor Party or its designee quarterly within forty-five (45) days following the end of each calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a report, described in subsection (j) below, summarizing the Royalty-Bearing Sales during the relevant calendar quarter. All royalty payments not made when due shall bear interest, calculated from the date such payment was due, at the rate of two percent (2%) over the prime rate of interest as published in the weekly Federal Reserve H.15 Bulletin, or any successor bulletin thereto.

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

                  (e) Term of Royalty Obligations. The licensee Party shall pay royalties to the licensor Party hereunder as to each Licensed Product in each country worldwide for the later of: (i) the expiration of the last to expire of any issued Patent owned or controlled by the licensor Party that covers such Licensed Product in such country or in the country of manufacture; or (ii) *** from the date of First Commercial Sale of such Licensed Product in such country following Regulatory Approval. Upon expiration of the royalty term for a Licensed Product in a country as described above, the licensee Party shall thereafter have an exclusive, paid-up irrevocable license to make, have made, use, market, sell, offer for sale, have sold and import such Licensed Product in that country.

                  (f) Mode of Payment. All payments due shall be made in U.S. dollars via wire transfer of immediately available funds, or by such other commercially reasonable means as may be designated by the licensor Party, and shall be made where directed by the licensor Party from time to time. Royalty payments due on Royalty-Bearing Sales in countries or jurisdictions outside the U.S. shall be made in U.S. dollars, after being converted by the licensee Party into U.S. dollars at the rate of exchange for such country's or jurisdiction's currency in U.S. dollars as listed in The Wall Street Journal on the last business day of the calendar quarter in which such sales were made.

                  (g) Taxes. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments made to the licensor Party, the licensee Party shall make such withholding payments as required and subtract such withholding payments from the payments otherwise to be paid.

                  (h) Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties shall continue to be accrued in such country and Royalty-Bearing Sales in such country shall continue to be reported, but such royalties will not be paid until they may be removed from the country or at licensor Party's request, shall be paid in the local currency into a local bank designated by the licensor Party for the account of the licensor Party. If such royalties are accrued, then at such time as the licensee Party is able to remove currency from such country it shall also remove and pay the royalties accrued on the licensor Party's behalf.

                  (i) Records. Any Party making royalty payments under the License Agreement, and its Affiliates and sublicensees, shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing Royalty-Bearing Sales. Such books of account shall be kept at the principal place of business of such Party, its Affiliates or sublicensees, as the case may be. Such books and the supporting data shall be open at all reasonable times, for three (3) calendar years following the end of the calendar

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                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


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

      year to which they pertain, to the inspection of an independent public accountant selected by the reviewing Party and reasonably acceptable to the other Party for the purpose of verifying Royalty-Bearing Sales under the License Agreement, subject to the provisions of subsection (k) below.

                  (j) Reports. Along with the royalty payments due under the License Agreement, a Party making royalty payments hereunder shall deliver to the receiving Party a true and accurate report, which sets forth such particulars of the business conducted by the paying Party, its Affiliates and sublicensees during such preceding calendar quarter as are pertinent to an accounting for Royalty-Bearing Sales and deductible expenses. Such reports shall include at least the following: (i) the total gross sales of Licensed Products occurring during that calendar quarter, (ii) the allowable deductions therefrom, (iii) the total Royalty-Bearing Sales of Licensed Products occurring during that calendar quarter and (iv) the calculation of royalties, if any, due thereon pursuant to the License Agreement.

                  (k) Auditing. At the request and expense of a Party receiving payments under the License Agreement, the other Party (and its Affiliates and sublicensees) shall permit an independent certified public accountant selected by the reviewing Party and reasonably acceptable to the Party being reviewed, to examine, not more than once in any four (4) consecutive calendar quarters during the term of the License Agreement, but including one post-termination audit, such books of account and records under subsection (i) above as may be necessary to: (i) determine the correctness of any report or payment made under the License Agreement; or (ii) obtain information as to any payment or reimbursement due for any relevant period in the case of the paying Party's failure to report, pay or reimburse pursuant to the License Agreement. Any such accountant shall enter into a confidentiality agreement with both Parties substantially similar to the confidentiality provisions of this Agreement limiting the disclosure and use of such information to the purposes germane to this subsection (k). Such examination shall be made at reasonable times during regular business hours and upon at least twenty (20) business days' prior notice. If such accountant reasonably determines that the royalties payable under the License Agreement have been, for any calendar year in total, understated by the paying Party, such paying Party shall immediately pay all understated royalties, together with interest on such royalties from the date accrued at a rate of two percent (2%) over the prime rate of interest as published in the weekly Federal Reserve H.15 Bulletin, or any successor bulletin thereto, and shall pay the reasonable costs of the examination if such paying Party has understated such royalties by more than the greater of *** .

                  (l) Payments to or Reports by Affiliates and Sublicensees. Any payment required under any provision of the License Agreement to be made

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                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


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

      to either Party or any report required to be made by any Party shall be made to or by an Affiliate or sublicensee of that Party if designated by that Party as the appropriate recipient or reporting entity.

            14.4 Termination for Breach.

                  (a) Material Breach. If either Party materially breaches this Agreement at any time, which breach is not cured within sixty (60) days of written notice thereof from the non-breaching Party (or if such breach is not susceptible of cure within such period, the breaching Party is not making diligent good faith efforts to cure such breach), the non-breaching Party shall have the right to terminate this Agreement. Upon such termination, the Parties shall have no further rights or obligations under this Agreement except as set forth in Sections 14.4(b), 14.5, 14.9 and 14.10 below. The Parties acknowledge and agree that failure to exercise any right or option with respect to any Licensed Product or to take any action expressly within the discretion of a Party shall not be deemed to be material breach hereunder.

                  (b) Breaching Party Obligations. In the event of termination by a Party due to material breach by the other Party, in addition to the obligations specified in Section 14.6(a), the breaching Party shall: (i) remain responsible for its share of Development Costs scheduled to be paid (meaning current obligations have been incurred and amounts are to be actually paid in the period) during the period ending *** following termination under the Annual Workplan/Budget in effect on the effective date of termination, (ii) make its personnel and other resources reasonably available to the other Party as necessary to effect an orderly transition of Development and/or Commercialization responsibilities, with the reasonable cost of such personnel and resources to be borne by the non-breaching Party after the effective date of termination; (iii) for a reasonable period of time *** , assist in the transition of responsibilities to the non-breaching Party; and (iv) transfer all relevant information, files or data to the non-breaching Party. Notwithstanding anything in the foregoing to the contrary, if the breaching Party is the supplying Party, the breaching Party will agree to perform technology transfer activities for a period of up to *** following execution by the non-breaching Party of an agreement with a new supplier, subject to the payment of costs as set forth in the preceding sentence. In the event that Elan terminates this Agreement as a result of breach by Biogen prior to initiation of the first Phase III Clinical Trial of Licensed Product, Biogen's sole obligation with respect to manufacture and supply of Licensed Product under this Agreement and the Clinical Supply Agreement shall be to *** . In the event of termination by either Party pursuant to this Section 14.4 after initiation of the first Phase III Clinical Trial, in addition to the obligations specified under paragraph (a) above, the breaching Party shall remain responsible for supplying the amounts of Antegren or, as applicable, other Licensed Product, it was obligated to supply at the time of such termination (consistent with then current forecasts) for a reasonable period of time, *** in order to allow the other Party to find an alternate source of supply. The sole and exclusive amount to be

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

paid by the non-breaching Party for supplies of Licensed Product under the preceding sentence during the period after termination shall be as follows:

     Period following termination                     Amount to be Paid
     ----------------------------                     -----------------
     Up to     ***     months                                 ***
               ***     months                                 ***
               ***     months                                 ***

      In the event the breaching Party is obligated to continue to supply Licensed Product under this Agreement, the other Party shall use Reasonable Commercial and Diligent Efforts to identify one or more viable suppliers *** of termination and to transfer manufacturing operations as soon as commercially reasonable within the aforementioned *** time frame.

            14.5 Effect of Termination for Breach.

                  (a) If either Party terminates this Agreement pursuant to
Section 14.4 above the following shall apply: (i) the breaching Party shall have no further rights under the licenses granted to it under Article 8; (ii) the breaching Party shall assign to the non-breaching Party the breaching Party's rights and obligations under any then existing licenses to Blocking Third Party Intellectual Property and Enhancing Third Party Intellectual Property for Licensed Products; and (iii) the breaching Party shall be deemed to have granted to the non-breaching Party an exclusive, sublicensable, license in the Territory under the Elan Patents and Elan Know-how (where Elan is the breaching Party) and the Biogen Patents and Biogen Know-how (where Biogen is the breaching Party) to develop, make, have made, use, market, sell, offer for sale, have sold or import Licensed Products in the Field in the Territory. In the event of termination under this Section, the breaching Party shall, at its cost, transfer to the non-breaching Party ownership of any regulatory submissions related to Licensed Product (including, without limitation, all Clinical Trial Applications and Drug Approval Applications) and Regulatory Approvals then in its name to the non-breaching Party, and shall notify the appropriate Regulatory Authorities and take any other action reasonably necessary to effect such transfer of ownership. If ownership of a regulatory submission or Regulatory Approval cannot be transferred to the non-breaching Party in any country, the breaching Party shall grant to the non-breaching Party a permanent, exclusive and irrevocable right of access and reference to such regulatory submission and Regulatory Approvals for Licensed Product in such country. If such right of access and reference is not sufficient to permit the non-breaching Party to file a Drug Approval Application and receive Regulatory Approval or to develop, make, market, use or sell Licensed Product, the breaching Party shall provide

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

the non-breaching Party with the complete data package that the breaching Party used in regulatory submissions in such country in order to allow the non-breaching Party to file such Drug Approval Applications and to receive Regulatory Approval in its own name. If the non-breaching Party sells a Licensed Product under the license granted in this Section 14.5 that would, but for the license granted herein, infringe a claim of the Patents of the breaching Party, the non-breaching Party shall pay to the breaching Party a royalty equal to *** the applicable royalty determined by reference to Section 14.2(b) or (c) as if the breaching Party had terminated this Agreement under the terms of a License Agreement to be entered into between the Parties consistent with Section 14.2(d).

                  (b) If this Agreement terminates pursuant to Section 14.4, the breaching Party shall assign to the non-breaching Party all of its right, title and interest in the Antegren Trademark and the other Product Trademarks.

            14.6 BANKRUPTCY. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement by written notice to the other Party in the event the other Party shall have become bankrupt, or shall have made an assignment for the benefit of its creditors or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged. All rights and licenses granted under to this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under
Section 101 (56) of the Bankruptcy Code. The Parties agree that the licensing Party under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy by the other Party as if the other Party were the terminating Party under Section 14.2. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.

            14.7 Provisions For Change Of Control.

                  (a) Change Of Control Notice. A Party subject to a Change of Control (the "Acquired Party") shall provide, where possible, written notice to the other Party (the "Non-Acquired Party") at least sixty (60) days prior to the Change of Control or, if earlier, as soon as the impending Change of Control can be disclosed to the Non-

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Acquired Party. Within fifteen (15) days of the receipt of a written notice pursuant to this Section 14.7(a), the Chief Executive Officer of each Party shall meet to discuss the impact of any proposed Change of Control upon the collaboration and the commercial value of the Licensed Products and to discuss the possible nature of the relationship with the combined entity.

                  (b) Certain Acquisition Rights Upon Change Of Control. In the event of a Change of Control, the Non-Acquired Party shall have the right, exercisable in accordance with this Section, to purchase the interest of the Acquired Party under this Agreement. Within thirty (30) days after receipt of the written notice required pursuant to Section 14.7(a), the Non-Acquired Party must give written notice to the Acquired Party of its own election to either (i) continue it obligations under this Agreement after the Change of Control or (ii) exercise its right to purchase the interest of the Acquired Party after the Change of Control. In determining whether to exercise its option to purchase the Acquired Party's interest in this Agreement, among other matters selected in its sole discretion, the non-Acquired Party shall consider any proposed post-Change of Control strategies and plans, commitments or guarantees respecting the Licensed Product presented by the Acquired Party. Notwithstanding the foregoing, the ultimate decision of whether to exercise its right under this Section will be at the sole discretion of the non-Acquired Party. In the event the Non-Acquired Party exercises its election to purchase the interest of the Acquired Party under this Agreement, the Parties shall *** APPROXIMATELY 15 LINES OMITTED ***

                  (c) *** APPROXIMATELY 21 LINES OMITTED ***

                  (d) Closing. Closing on the sale of Party's interest under this section shall take place within thirty (30) days of the determination under this Section as to the price and which Party will be the purchaser.

                  (e) Rights and Obligations. The rights and obligations of each Party in the event of a purchase of a Party's interest under this Section shall be those specified under Section 14.1(b)(ii).

                  (f) Confirmation. Within thirty (30) days after receipt of notice from the Non-Acquired Party of its interest to continue under the Agreement after a Change of Control, the Acquired Party shall provide to the Non-Acquired Party written confirmation reasonably satisfactory to the Non-Acquired Party to the effect that after such Change of Control, the Acquired Party will continue to meet its obligations under this Agreement and will commit to maintain sufficient resources in performing work under this Agreement consistent with the terms of this Agreement and the then current Development Plan, Annual Workplan/Budget or Commercialization Plan, and Annual Commercialization Plan/Budget, as applicable.

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


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            14.8 DISPOSITION UPON DIVESTITURE. If any governmental agency requires either Party (the "Divesting Party") (including, but not limited to pursuant to a consent decree) to divest its interest to any Licensed Products or this Agreement (the "Divested Asset(s)"), the Divesting Party shall provide written notice of such a requirement to the other Party within thirty (30) days of its first notice of such a condition that has been made final. The other Party shall have the right to purchase the Divesting Party's interest in the Divested Asset(s) for fair consideration. *** APPROXIMATELY 13 LINES OMITTED *** The rights and obligations of each Party in the event of a purchase of a Party's interest under this Section shall be those specified under Section 14.1(b)(ii).

            14.9 SURVIVING RIGHTS. Except as modified above in Sections 14.1
(b), 14.2, 5.8, 14.4, 14.5 and 14.7, the obligations and rights of the Parties under Articles 10, 12, and 15 and Sections 8.6, 11.1, 11.2, 11.3, 11.4, and
14.10 of this Agreement will survive termination or expiration of this Agreement (in the case of Article 10 for the periods set forth therein).

            14.10 ACCRUED RIGHTS, SURVIVING OBLIGATIONS. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing before such expiration or termination. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination, including, without limitation, the obligation to receive payments with respect to Licensed Product(s) sold before such termination.

                                    ARTICLE 15.
                                 INDEMNIFICATION

            15.1 Indemnification in the Territory.

                  (a) Each Party hereby agrees to save, defend and hold the other Party and its agents and employees harmless from and against any and all losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, the "Losses") resulting directly or indirectly from the use, handling, storage, sale or other disposition of Licensed Products sold or used in the Territory by the indemnifying Party, its Affiliates, agents or sublicensees, but only to the extent such Losses *** of the indemnifying Party or its employees and agents and do not also *** of the Party seeking indemnification. Any other Losses resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of Licensed Products in the Territory *** at the time such claim is finally determined, whether by judgment, award, decree or settlement.

                  (b) In the event that either Party receives notice of a claim with respect to a Licensed Product in the Territory, such Party shall inform the other Party as

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


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soon as reasonably practicable. The Parties shall confer on how to respond to the claim and how to handle the claim in an efficient manner.

                  (c) In the event that a Party is seeking indemnification under
Section 15.1 (a), it shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim, and shall not settle or compromise the claim without the express written consent of the indemnifying Party.

            15.2 INSURANCE. Beginning on the date that the first Licensed Product is first administered in a human clinical trial in any country in the Territory, Elan and Biogen shall each procure and maintain, at its own cost, the following insurance coverages:

            (a) Commercial General Liability, including coverage for products and completed operations (maintained for a period of at least *** years after the expiration or termination of this Agreement) and contractual liability (including coverage for advertising and personal injury). The policy shall have a limit of no less than *** each occurrence.

            (b) Foreign Local Coverage: Where required by law, foreign local coverages in an amount that, at a minimum, satisfies the legal requirements of that jurisdiction.

            (c) Policy Conditions: All policies under (a) and (b) above shall:

            (I) be written by insurance companies with an A.M. Best's rating of A:VIII or higher; and

            (II) provide that coverage under such policy shall not be suspended, voided, canceled, non-renewed, reduced in scope or limits below *** , except after thirty (30)-days written notice has been given to the other Party.

      Each Party shall name the other Party as an additional insured under such coverages and shall provide to the other Party a copy of the corresponding certificate of insurance reflecting such coverages.

                                  ARTICLE 16.
                              DISPUTE RESOLUTION

            16.1 DISPUTES. The Parties recognize that disputes as to certain matters may from time to time arise during the Term of this Agreement which relate to either

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
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                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


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Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 if and when a dispute arises under this Agreement. Unless otherwise specifically recited in this Agreement, disputes among members of the Joint Project Team, the JCT, or the Joint Patent Committee will be resolved by submission to the JSC. Such submission shall occur within twenty (20) days of the date of the last meeting at which the Joint Project Team, the JCT or the Joint Patent Committee, as the case may be, was unable to resolve the issue. The JSC will hear the disputed matter in as timely a manner as possible. If the JSC is unable to reach a decision, such matter shall be referred for resolution to the Chief Executive Officer, Biogen and the Chief Executive Officer, Elan Corporation, plc (or such other officer exercising the duties of such office). In the event that a dispute is not resolved by the Chief Executive Officers within thirty (30) days of being requested by a Party to resolve the dispute and the dispute solely relates to physical product development, process development and/or manufacturing of Licensed Product, Biogen shall have final decision-making authority but will make such decision in good faith and consistent with Section 7.1(f); otherwise the matter shall be referred to mediation under Section 16.2.

            16.2 MEDIATION. If a dispute arises between the Parties, and if such dispute cannot be resolved pursuant to Section 16.1 above, the Parties agree to try in good faith to resolve any dispute, controversy or claim (except as to any issue relating to intellectual property) arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, by non-binding mediation administered by the American Arbitration Association in accordance with its commercial mediation rules. Unless otherwise mutually agreed upon by the Parties, the mediation proceedings shall be conducted in New York. The Parties agree that they shall share equally the cost of the mediation, including filing and hearing fees, and the cost of the mediator(s). Each Party will bear its own attorneys' fees and associated costs and expenses.

            16.3 ARBITRATION. If the Parties are unable to resolve a dispute through mediation under Section 16.2, they shall enter into arbitration under the terms of this Section. Within ten (10) days of delivery of notice from one Party to the other requesting arbitration under this Section, each Party shall select one expert in the field of drug development if the dispute relates to Development or drug commercialization if the dispute relates to Commercialization, to serve on an arbitration panel to decide the issue. The expert selected by a Party shall not be a past or present employee of or consultant to such Party or of any Affiliate of such Party. The members of the panel selected by the Parties shall, within five (5) days of their selection, select a third member to serve on the panel who shall not be a past or present employee of or consultant to either Party. If the members of the panel selected by the Parties cannot, within ten (10) days of their selection, agree on a third member, the Parties shall request that the American Arbitration Association ("AAA") select the third member who shall not be a past or present employee of or consultant of either Party or of any Affiliate of either Party. Each Party shall then have fifteen (15) days to submit to the panel and to the other Party a written response presenting such Party's position on the issue. The panel shall, within fifteen


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

(15) days after receipt of both Parties responses, hold a joint meeting on the issue at which each Party will have an opportunity to make a presentation and to respond to the other Party's presentation. Within fifteen (15) days of the conclusion of the meeting, the panel shall render its decision in writing. The decision of the panel shall be binding on both Parties. Each Party shall bear its own costs in connection with the arbitration proceedings, including the costs of the panel member selected by it. The costs of the third panel member will be shared equally. The arbitration shall be held in the United States and conducted under the rules of the AAA, except as otherwise expressly provided in this Section.

            16.4 MATTERS TO PROCEED TO COURT . Notwithstanding the foregoing, any dispute relating to the determination of validity of a Party's Patents or other issues relating solely to a Party's intellectual property and any dispute asserting breach of this Agreement or of the representations and warranties made hereunder shall be submitted exclusively to the federal court in New York, and the Parties hereby consent to the jurisdiction and venue of such court.

                                    ARTICLE 17.
                                  MISCELLANEOUS

            17.1 ASSIGNMENT. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either Party without the prior express written consent of the other, except as expressly set forth below in this Section 17.1. Notwithstanding the foregoing, either Party may assign this Agreement and its rights and delegate its obligations hereunder to any of its Affiliates or, with the written consent of the other Party which such consent shall not be unreasonably withheld, to a Third Party in connection with the transfer or sale of all or substantially all of its business relating to the subject matter of this Agreement (provided that any such assignment to a Third Party shall be deemed a Change in Control of the assigning Party for purposes of Section 14).

            17.2 LEGAL COMPLIANCE. Each Party shall comply in all material respects with all laws, rules and regulations applicable to the conduct of its business in the Territory pursuant to this Agreement.

            17.3 RETAINED RIGHTS. Nothing in this Agreement shall limit in any respect the right of either Party to conduct research and development with respect to, or market, any products that do not constitute Licensed Products in or outside the Field using such Party's own technology.

            17.4 FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, peril of the sea, lockout, embargo, act of God, or any other cause beyond the control and without the fault or negligence of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor


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dispute or disturbance. Such excuse shall continue as long as the condition preventing the performance continues. Upon cessation of such condition, the affected Party shall promptly resume performance hereunder. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected Party will be unable to perform its obligations hereunder. Each Party further agrees to use all reasonable efforts to correct the condition as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform its obligations.

            17.5 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

            17.6 NO RIGHT TO USE NAMES. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name "Elan," "Biogen" or any other trade name or trademark of a Party or its Affiliates in connection with the performance of this Agreement.

            17.7 NOTICES. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).

      IF TO ELAN,
      ADDRESSED TO:  ELAN PHARMA INTERNATIONAL LIMITED

                     WIL House Shannon Business Park
                     Shannon, County Clare
                     Ireland

                     Attention: President
                     Telephone: 353-61-362-533
                     Telecopy:  353-61-362-010

                     with a copy to Elan Pharmaceuticals, Inc.
                     Attention: President
                     Telephone: (650) 877-0900
                     Telecopy:  (650) 553 7165

      IF TO BIOGEN,
      ADDRESSED TO:  BIOGEN INC.
                     14 Cambridge Center
                     Cambridge, MA 02142
                     Attention: Vice President - Business and Market Development


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

                     Telephone: (617) 679-2000
                     Fax:       (617) 679-2804

                     with a copy to: Vice President - General Counsel
                     Telephone: (617) 679-2000
                     Fax:       (617) 679-2838

            17.8 WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same or of any other of such Party's rights or remedies provided in this Agreement. Except as set forth in Article 16, nothing in this Agreement shall be construed to limit in any way either Party's rights and remedies in the event of breach by the other Party of any term of this Agreement or the failure of any representation or warranty by the other Party to be true and accurate when made.

            17.9 SEVERABILITY. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (b) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

            17.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York without giving effect to principles of conflict of laws.

            17.11 AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authorized the ambiguous provision.

            17.12 HEADINGS. All headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            17.13 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            17.14 ENTIRE AGREEMENT. This Agreement, including all Exhibits attached hereto which are hereby incorporated herein by reference, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and,


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except as otherwise set forth herein, supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter hereof other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

            17.15 INDEPENDENT CONTRACTORS. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

                    [This space is intentionally left blank.]


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      IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

ELAN PHARMA INTERNATIONAL LIMITED         BIOGEN, INC.


By:                                       By:
   ------------------------------            -----------------------------------
Name:  David J. Hurley                    Name:  James C. Mullen
Title: Director                           Title: President and Chief Executive
                                                 Officer


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EXHIBIT A

Alpha 4 Integrin

                  ***   APPROXIMATELY 5 LINES OMITTED   ***

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

EXHIBIT B

                  FINANCIAL PLANNING, ACCOUNTING AND REPORTING
             FOR THE ELAN/BIOGEN ANTEGREN DEVELOPMENT AND MARKETING
                                  COLLABORATION
                                    AGREEMENT

            This Exhibit B to the Antegren Development and Marketing Collaboration Agreement (the "Agreement") dated as of June 30,2000, between Elan Pharma International Limited and Biogen, Inc. ("Biogen") covers financial planning, accounting policies and procedures to be followed in determining Development Costs and Reimbursable Commercial Costs as well as in determining the applicable Transfer Price pursuant to the Agreement.

            For such purpose, this Exhibit B sets forth the principles for reporting actual results and budgeted plans in the Territory, the frequency of reporting, the use of a single "Functional Currency" (as defined in A.3 below) and the methods of determining payments to the Parties, auditing of accounts and other matters.

            This Exhibit B also provides agreed upon definitions of financial terms applicable to the Parties for purposes of the Agreement. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement and, where applicable, the further definitions contained herein. References in this Exhibit B to a "Party" or "Parties" shall be construed to mean Biogen or Elan, as the case may be, and in every case shall be deemed to include a Party's Affiliates or permitted sublicensees under the Agreement.

            The contents of this Exhibit B are hereby incorporated into the Agreement and are governed by the terms and conditions of the Agreement, including the confidentiality provisions set forth therein. Notwithstanding anything in this Agreement to the contrary, no cost, expense, amount or sum allocable or chargeable to the Parties' activities hereunder shall be allocated or charged more than once. Unless otherwise specifically authorized by the Parties or this Agreement, all costs, expenses, amounts or sums to be charged or allocated by one Party to the other Party hereunder shall not be so chargeable or allocable unless they are both directly related to the Parties' collaboration under this Agreement and are reasonable and customary with respect to the global pharmaceutical industry considering the respective size and activities of the two Parties.

A. DEFINITIONS, REPORT AND RECONCILIATION

A.1. DEFINITIONS

            A.1.1. "ALLOCABLE OVERHEAD" shall mean costs incurred by a Party or for its account which are attributable to a Party's facilities and occupancy costs and its information systems, human relations and purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method consistently applied by a Party, or a standard rate if agreed to by the Parties. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

            A.1.2. "COST OF GOODS MANUFACTURED FOR SALE" shall mean a Party's costs to produce Clinical Supplies and/or Commercial Supplies of Licensed Product to the extent that such costs could be included as an inventory cost under U.S. GAAP plus the Cost of Capital Charge.

            A.1.3. "COST OF CAPITAL CHARGE" shall mean a cost of capital charge intended to allow the manufacturer to recover its cost of capital on those capital assets (direct and indirect) used in the manufacture and production of Licensed Product, based on percentage utilization of the facility in the manufacture of Licensed Product, as determined under U.S. GAAP, which shall be sufficient to provide a *** cost of capital rate of return on the gross book value of the asset over the life of the asset, provided, however, that the base of total capital assets on which the Cost of Capital Charge is calculated shall not exceed *** . For purposes of this Section A. 1.3, direct assets are those assets within and including the building where manufacturing takes place and/or directly used in the manufacturing process. Indirect assets include those assets used to support or facilitate manufacturing facilities, but not directly involved in the manufacturing process.

            A.1.4. "DEVELOPMENT COSTS" shall mean the costs and expenses associated with Development activities actually incurred by Biogen or Elan from March 1, 2000 through the later of (a) the date of the last Regulatory Approval obtained (including thereafter costs to maintain or expand such Regulatory Approval) in the Territory, or (b) the date of termination of Development of the final indication for which Regulatory Approval is to be sought in the Territory, provided that, with respect to the Initial Period, only Included Initial Period Costs, as defined in Section 4.6(c), shall be included. The costs and expenses associated with Development activities shall include those costs required to obtain, maintain and/or expand the authorization and/or ability to manufacture, formulate, fill, ship and/or sell Licensed Product in commercial quantities to Third Parties in the Territory. "Development Costs" shall also include, but are not limited to, costs of research or Development, including costs of studies on the toxicological, pharmacological, metabolical or clinical aspects of a Licensed Product conducted internally or by individual investigators or consultants and necessary for the purpose of obtaining, maintaining and/or expanding marketing approval of a Licensed Product, process development, process improvement and scale-up and recovery costs (including plant costs), validation costs, including qualification lots, the manufacture of Clinical Supplies of Licensed Product, costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain, maintain and/or expand manufacturing and/or marketing approval of a Licensed Product and costs of marketing studies related to Licensed Product. "Development Costs" shall also include expenses for data management, statistical designs and studies, document preparation, and other administration expenses associated with the clinical testing program. In determining "Development Costs" chargeable under this Agreement, each Party will use its respective project accounting systems, and will

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

review and approve its respective project accounting systems and methodologies with the other Party. The Parties hereby agree that efforts of the employees of a Party or its Affiliates in performing its activities hereunder shall be charged as Development Costs at the applicable FTE Rate. Notwithstanding anything in this Section A. 1.4 to the contrary, only those Development Costs that are contemplated by the Development Plan and an Annual Workplan/Budget or were otherwise approved by the JSC shall be chargeable by a Party as Development Costs with any cost overruns treated in the manner set forth in Section 4.6(d) of the Agreement. All payments made by a Party to a Third Party in connection with the performance of its activities under the Development Plan and an Annual Workplan/Budget shall be charged as Development Costs at such Party's actual out-of-pocket cost. The costs of manufacturing Clinical Supplies of Licensed Product shall be charged as Development Cost in an amount equal to *** of the Cost of Goods Manufactured for Sale for such manufacture and supply. Except to the extent included in Cost of Goods Manufactured for Sale under the preceding sentence, expenses incurred by each Party for equipment, materials and supplies utilized in performing its activities under the Development Plan and an Annual Workplan/Budget shall not be separately charged as Developments Costs, except for those expenses incurred by a Party, with the prior written consent of the JSC as set forth in the Development Plan and Annual Workplan/Budget, in the purchase or making of equipment, materials or supplies (other than common laboratory supplies, e.g., pipettes, test tubes, petri dishes, reagents, and the like) that are to be used exclusively in connection with the performance of such Party's activities under a Development Plan and an Annual Workplan/Budget (e.g., laboratory animals, placebo supplies, etc.), which expenses shall be charged as Developments Cost at such Party's actual out-of-pocket expense incurred in purchasing or making such equipment, materials or supplies.

            A.1.5. "DISTRIBUTION COSTS" shall mean the FTE costs and other costs specifically identifiable or allocable to the distribution of Licensed Product by a Party and described in an Annual Commercialization Plan/Budget including order entry, billing, shipping, credit and collection and other such activities as approved by the JCT. For purposes of this definition, FTE costs shall be charged at the applicable FTE Rate.

            A.1.6. "GROSS SALES" shall mean the gross amount invoiced by either Party or their Affiliates or permitted sublicensees for sales of a Licensed Product to Third Parties in the Territory, subject to adjustment under Section
1.20 with respect to Combination Products.

            A.1.7. "MARKETING COSTS" shall mean the FTE costs and other costs of marketing, promotion, advertising, including, without limitation, costs for preparing and reproducing detailing aids, Licensed Product Promotional Materials and other promotional materials, costs of professional education, product related public relations, relationships with opinion leaders and professional societies, market research (before and after product approval), healthcare economics studies, Post-Approval Clinical Trials,

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                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

and other similar activities directly related to the Licensed Products, in each case as approved by the JCT as part of the Commercialization Plan and an Annual Commercialization Plan/Budget Such costs will include both internal FTE costs and outside services and expenses (e.g., consultants, agency fees, meeting costs, etc.). "Marketing Costs" shall also include activities related to obtaining reimbursement from payers, costs of sales and marketing data, the costs of manufacturing and distributing Samples to the extent a Sampling Program has been approved by the JCT and all activities reasonably related thereto. "Marketing Costs" will specifically exclude the costs of activities which promote either Party's business as a whole without being product specific (such as corporate image advertising) and costs already included as Sales Costs. For purposes of this definition, FTE costs shall be charged at the applicable FTE Rate.

            A.1.8. "NET SALES" shall mean Gross Sales of a Licensed Product less applicable Sales Returns and Allowances.

            A.1.9. "ONGOING DEVELOPMENT EXPENSE" shall mean FTE costs and other costs and expenses borne by either Party with respect to Phase IV Clinical Trials approved by the JCT and other expenses approved by the JCT associated with market positioning of a Licensed Product to the extent not otherwise included within Development Costs, Marketing Costs or Sales Costs. For purposes of this definition, FTE costs shall be charged at the applicable FTE Rate.

            A.1.10. "OTHER OUT OF POCKET COSTS" shall mean other operating expenses paid to Third Parties which are not part of Development Costs, Distribution Costs or other Reimbursable Commercial Costs, but are considered and approved by the Joint Project Team, the JCT and/or JSC as expenses for purposes of the cost sharing arrangements under the Agreement. Other Out-of-Pocket Costs shall be limited to the following:

                  - Third Party License Fees (other than those related to the manufacture of Licensed Product which are to be included as part of Fully Absorbed Standard Costs)

                  - Patent Costs and trademark costs (as limited by Articles 9 and 11 of the Agreement)

                  - product liability insurance to the extent the Parties obtain a joint policy

                  - indemnification costs (as defined in Article 15 of the Agreement)

                  -     other (to be approved by JSC)

            A.1.11. "PATENT COSTS" shall mean the fees and expenses paid to outside legal counsel and experts, and filing and maintenance expenses, incurred after the Effective Date, in connection with the establishment and maintenance of Collaboration Patent Rights and under Patents covering any Licensed Product (to the extent to be shared by the Parties under the Agreement), including, to the extent specified in Article 11 of the Agreement, costs of patent interference, reexamination, reissue, opposition and revocation proceedings.

            A.1.12. "PRE-MARKETING EXPENSES" shall mean FTE costs and those out-of-pocket expenses incurred on a country-by-country basis and region-by-region basis, by either Party, other than Development Costs, before Regulatory Approval of Antegren or, as applicable, other Licensed Product, in such country, directly attributable to the carrying out of such Party's obligations under the Commercialization Plan or an Annual Commercialization Plan/Budget, as applicable, in preparation for Commercialization in such country. Such expenses may include, without limitation, costs incurred for professional education, Commercialization-related public relations, relationships with opinion leaders and professional societies, market research, health care economics studies, amounts paid Third Parties by a Party at reasonable rates pre-approved by the JSC, and establishment of the supply chain for the distribution and sale in such country, each to the extent allocable to Licensed Product and as described in the then current Commercialization Plan and an Annual Commercialization Plan/Budget. For purposes of this definition, FTE costs shall be charged at the applicable FTE Rate.

            A.1.13. "REIMBURSABLE COMMERCIAL COSTS" shall mean Distribution Costs, Marketing Costs, ongoing, Development Expense, Other Out of Pocket Costs and Sales Costs.

            A.1.14. "SALES COSTS" shall mean FTE costs and other costs approved by the JCT as part of the Commercialization Plan and an Annual Commercialization Plan/Budget and specifically identifiable to sales of Licensed Product in the Territory. Sales Costs shall include costs associated with Sales Representatives and training of the Sales Representatives, sales meetings, details, sales call reporting, work on managed care accounts, costs related to customer service and other sales and customer service-related expenses. Sales Costs will not include start-up costs associated with either Party's sales force, including recruiting, relocation and other similar costs. For purposes of this definition, FTE costs shall be charged at the applicable FTE Rate.

            A.1.15. "SALES RETURNS AND ALLOWANCES" shall mean the sum of (a) and
(b), where: (a) is a provision, determined by a Party under U.S. GAAP for sales of Licensed Products in the Territory for (i) trade, cash and quantity discounts on Licensed Products (other than price discounts granted at the time of invoicing and which are already included in the determination of Gross Sales),
(ii) credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold Licensed Products or for rebates or retroactive price reductions (including Medicare, Medicaid and similar types of rebates and chargebacks), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount for Licensed Products, as adjusted for rebates and refunds, (iv) charges for freight and insurance directly related to the distribution of Licensed Products, to the extent included in Gross Sales, and (v) credits for allowances given or made for wastage replacement, indigent patient and any other sales programs agreed to by the Parties for Licensed Products; and (b) is a periodic adjustment of the provision determined in (a) to reflect amounts actually incurred by a Party in the Territory for items (i),
(ii), (iii), (iv) and (v) in clause (a). The provision allowed in clause (a) and adjustments made in clause (b) (if any) will be reviewed by the Joint Commercialization Team and approved by the JSC.

            It is the intention of the Parties that the interpretation of these definitions in this Exhibit B will be consistent with generally accepted accounting principles ("GAAP") in the U.S. If necessary, a Party will make the appropriate adjustments to the financial information it supplies under the Agreement to conform to the above format of reporting results of operation.

            A.2.1. REPORTING

            Each Party shall report to the other Party forecasts, budgets and actual results of operations related to the following:

            Development Costs
            Premarketing Expenses
            Marketing Costs
            Sales Costs
            Ongoing Development Expenses
            Other Out of Pocket Costs
            Gross Sales
            Net Sales
            Distribution Costs
            Sales Returns and Allowances
            Number of units sold
            Cost of Goods Manufactured for Sale

            Reporting by each Party will be performed as follows:

Reporting Event                                 Frequency                Timing of Submission
---------------                                 ---------                --------------------
Actuals                                         Quarterly                Calendar Quarter end + 14 business days

Forecasts                                       Quarterly                One month following
Calendar                                                                 Quarter end
(four quarter rolling - by month)

Preliminary Budgets                             Annually                 September 15
(one year - by month)

Reporting Event                                 Frequency                Timing of Submission
---------------                                 ---------                --------------------
Final Budgets                                    Annually                October 31
(one year - by month)

Long Range Plan                                  Annually                May 15
(current year plus 2 years)

            In addition to the foregoing, beginning upon first launch if Licensed Product, on a monthly basis, the Distributing Party will supply the other Party with each month's Distribution Costs number of units sold and Gross Sales and Net Sales of Licensed Products in units, local currency and U.S. dollars (using the month-end rate for conversion for such month as shown in The Wall Street Journal) by country in the Territory according to the Distributing Party's sales reporting system, which shall be consistent with the definitions herein. Each such report shall be provided as early as possible, but no later than five (5) days after the last day of the month in question, and shall separately provide monthly and year-to-date cumulative figures.

            The financial representatives from the Parties will meet as appropriate but at least quarterly to review and approve the following:

            -     actual results

            -     forecasts

            -     budgets

            -     inventory levels

            -     Sales Returns and Allowances

            - other financial matters, including but not limited to each Party's methodologies for charging costs and allocating Sales Representatives to activities related to Licensed Product for determination of actuals, forecasts, budgets and long range plans and the results of applying such methodologies.

            Costs included in Cost of Goods Manufactured For Sale are not subject to JSC approval as long as they are consistent with the definitions.

            A.2.2. RECONCILIATION STATEMENTS. Within fourteen (14) business days following the end of a Calendar Quarter, each Party shall submit to the other Party its report of actual results as outlined above (including a summary of charges and credits allocated to its Development Cost Project Account as referred to in Section 4.6(b)). Expenses charged by either Party as Development Costs or Reimbursable Commercial Costs shall not exceed *** of the amount included for the total expenditure in the then current Development Plan, Annual Workplan/Budget, Commercialization Plan or Annual Commercialization Plan/Budget, as the case may be, unless the Joint Project Team or JCT, as appropriate, recommends, and the JSC approves such excess expense.

            The financial representatives from each Party on the Joint Project Team or the Joint Commercialization Team, as applicable, shall be responsible for, within twenty one (21) days following the end of a Calendar Quarter, preparing a statement ("Reconciliation Statement") in a format agreed to by the Parties showing each Party's results, the calculations of Development Cost sharing under Section 4.6, the calculation of Reimbursable Commercial Cost sharing under Section 6.2, the application of credits available under Section 6.2, and any cash settlement required. The Reconciliation

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

Statement and reports of actual results compared to budget will be sent to the Joint Project Team or JCT, as applicable, within twenty one (21) days following the end of a Calendar Quarter. After approval by the Joint Project Team or JCT, as applicable, the Joint Project Team or JCT will forward the Reconciliation Statement to the JSC for its information or approval in the case of a dispute. The Reconciliation Statement shall be provided to the JSC thirty days prior to the date upon which the JSC shall meet to approve the Reconciliation Statement, if approval is being sought. Reconciliation Statements shall be made by Elan or Biogen in the manner set forth in Section A.5.

A.3. "FOREIGN EXCHANGE"

            The "Functional Currency" for accounting for Gross Sales, Net Sales, Development Costs and Reimbursable Commercial Costs will be U.S. dollars. Except as the Parties otherwise mutually agree, for billing and reporting, the statement of operations will be translated into U.S. dollars at the rate of exchange listed in The Wall Street Journal on the last business day of the applicable calendar quarter, except for sales which will be translated using the average monthly rate of exchange listed in The Wall Street Journal. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Section A.3, the Parties shall consult with each other with a view towards finding a prompt and acceptable solution, and the paying Party will deal with such monies as the other Party may lawfully direct at no additional out-of-pocket expense to the paying Party.

A.4. AUDITS AND INTERIM REVIEWS

            Either Party shall have the right to request that a nationally recognized, independent accounting firm to be mutually agreed upon by the Parties and that is not either Party's independent accounting firm perform an audit or interim review of the other Party's books as they relate to the collaboration in order to express an opinion regarding such Party's compliance with generally accepted accounting principles. Such audits or review will be conducted at the expense of the requesting Party.

            Either Party shall have the right to request that a nationally recognized, independent accounting firm to be mutually agreed upon by the Parties and that is not either Party's independent accounting firm perform an audit of the other Party's books of accounts for the sole purpose of verifying compliance with the Agreement. Upon thirty (30) days prior written notice from a Party (the "Auditing Party"), the other Party (the "Audited Party") shall permit an independent certified public accounting firm of nationally recognized standing to be mutually agreed upon by the Parties and that is not either Party's independent accounting firm, to examine the relevant books and records of the Audited Party and its Affiliates as may be reasonably necessary to verify the reports and information submitted by the Audited Party and the accuracy of any reconciliation report. An examination by a Party under this Section shall occur not more than once in any calendar year and shall be limited to the pertinent books and records for any calendar year ending not more than *** before the date of the request. The accounting

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

firm shall be provided access to such books and records at the Audited Party's facility(ies) where such books and records are normally kept and such examination shall be conducted during the Audited Party's normal business hours. The Audited Party may require the accounting firm to sign a standard non-disclosure agreement with terms that are not inconsistent with the terms of this Agreement before providing the accounting firm access to the Audited Party's facilities or records. Upon completion of the audit, the accounting firm shall provide both Biogen and Elan a written report disclosing whether the reports submitted by the Audited Party are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the Auditing Party. If the accountant determines that, based on errors in the reports so submitted, any report prepared in accordance with the Agreement is incorrect, the Parties shall promptly revise the report and the associated reconciliation report and any additional amount owed by one Party to the other shall be paid within thirty (30) days after receipt of the accountant's report, along with interest at the lesser of (i) the annualized interest rate of two percent (2%) over the prime rate then in effect at Fleet Bank or (ii) the highest rate permitted by applicable law from the date that such additional amount should have first been paid, provided, however, that no such interest shall be payable if the errors leading to the reconciliation report being incorrect were in the reports provided by the Party to receive such additional amount. Additionally, if the accountant determines that the reports submitted by the Audited Party overstate the Audited Party's share by more than *** , the Audited Party shall reimburse the Auditing Party for the expenses incurred by the Auditing Party in conducting the audit.

A.5. PAYMENTS BETWEEN THE PARTIES

            Based upon the Reconciliation Statement, as approved by the Joint Project Team, the JCT or the JSC, as applicable, there shall be a cash settlement between the Parties no later than sixty (60) days after the end of each Calendar Quarter. In the event any payment is made after the date specified in the preceding sentence, the paying Party shall increase the amount otherwise due and payable by adding interest thereon, computed at the rate of prime (in effect at Fleet Bank) plus two percent (2%). If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments made by one Party to the other Party, the payor Party shall make such withholding payments as required and subtract such withholding payments from the payments otherwise to be made. The payor Party shall submit appropriate proof of payment of the withholding taxes to the payee Party within a reasonable period of time and shall cooperate with the payee Party in the event such Party claims exemption from such withholding, for example by providing copies of receipts of payment of such withheld tax or other documents reasonably available to the payor Party.

A.6. COSTS OF BUILDING INVENTORY NECESSARY FOR LAUNCH

            The JCT shall agree on an inventory build-up plan for build-up of Commercial Supplies of Licensed Product in advance of launch on a country by country

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

basis. Elan shall purchase a percentage of pre-launch inventory prior to launch, in accordance with the inventory build-up schedule approved by the JCT, based on the intent of the Parties that they *** in the risk of the inventory build-up.

B. FTE METHODOLOGY

B.1. ACCOUNTING FOR DEVELOPMENT COSTS AND REIMBURSABLE COMMERCIAL COSTS

            All Development Costs, Pre-marketing Expenses, Marketing Costs, Sales Costs, Distribution Costs, Ongoing Development Expenses and Other Out of Pocket Costs will be based on the appropriate costs definition stated in Section
A.1 of this Exhibit B.

            Each Party shall report Development Costs and Ongoing Development Expenses in a manner consistent with its project cost system (which shall track FTEs by functional area and by quarter) or using such other system as such Party applies with respect to its internal programs and which has been reviewed with the Joint Project Team. In general, these project cost systems shall report actual and/or allocable time spent on specific projects, apply the FTE Rates, determined in the manner specified below, capture actual and/or allocable costs of specific projects and allocate other expenses to projects. For Pre-marketing Expenses, Marketing Costs, Sales Costs and Distribution Costs and Other Out of Pocket Costs the Parties will allocate costs based on spending in the relevant departments or applying such other allocation methodology as such Party uses with respect to other products, and which shall be approved by the Joint Commercialization Team.

B.2. FTE RATE

            The FTE Rate for both Parties for the remainder of 2000 will be ***. Thereafter, the JSC will set FTE Rates for each year in connection with approval of the applicable Annual Workplan/Budget for such year. FTE Rates will be set in a manner which fairly reflects the direct costs of each Party for the Direct Functional Groups specified below:

Direct Functional Groups

      A.    Research & Development shall include the following:

                  -     Research

                  -     Project Management

                  -     Preclinical

                  -     Market Development

                  -     Product Development/QA

                  -     Medical Research/Medical Operations/Clinical

                  -     Regulatory Affairs/Drug Safety

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                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

                  - Manufacturing (not including production of Clinical and Commercial Supplies which will use the Production FTE
                        Rate)

B. Sales & Marketing shall include the following

                  -     Sales

                  -     Marketing

                  -     Customer Service

Total budgeted expenses incorporated in the FTE Rate shall include and be limited to:

                  -     Salary, Overtime & Benefits

                  -     Other Personnel Costs

                  -     General Lab Supplies

                  -     Office Supplies

                  -     IS Hardware & Software

                  -     Maintenance & Repairs

                  -     Communications

                  -     Travel & Entertainment

EXHIBIT C

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

EXHIBIT D

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

EXHIBIT E           ***

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
EXHIBIT F

              [NOTE: IN PLACE OF THE ORIGINAL DRAFT PRESS RELEASE,
 ATTACHED IS THE FINAL PRESS RELEASE ISSUED BY THE PARTIES ON AUGUST 17, 2000.]


                BIOGEN AND ELAN TO COLLABORATE ON DEVELOPMENT AND
                 COMMERCIALIZATION OF ANTEGREN(R) (NATALIZUMAB)

       -First of New Class of Agents Currently in Phase 2 Clinical Trials-


Cambridge, MA and Dublin, Ireland - 8/17/2000 - Biogen, Inc. (NASDAQ/BGEN) and Elan Corporation, plc (NYSE: ELN) today announced a worldwide, exclusive collaboration to develop, manufacture, and commercialize Antegren(R) (natalizumab), a humanized monoclonal antibody currently nearing completion of Phase 2 clinical testing for multiple sclerosis (MS) and Crohn's disease. Antegren represents the first of a new class of agents that has potential uses in a variety of diseases.

Under the terms of the agreement, Biogen and Elan will work together to develop, manufacture, and commercialize Antegren. They will share costs for ongoing development activities and economic benefits from Antegren commercialization. The financial details of the agreement were not released, but they include upfront and milestone payments that recognize the value each party brings to the collaboration.

James C. Mullen, Biogen's President and Chief Executive Officer, said, "We see Antegren as an important opportunity for several reasons. First, it is an exciting, late-stage product with blockbuster potential in a variety of diseases. Second, it is an excellent complement to AVONEX(R) (Interferon beta-1a), the world's leading therapy for MS. Used alone or in combination with AVONEX, Antegren will allow us to offer more solutions to a broader range of MS patients than are available at the present time. And third, both Biogen and Elan are pioneers in VLA-4 biology and the research, development, and marketing synergies between the companies should help us speed the process of bringing this drug to patients."

Donal J. Geaney, Elan's Chairman and Chief Executive Officer, said, "We are delighted to have concluded arrangements with Biogen to collaborate in the development, manufacture, and eventual commercialization of Antegren. We believe that the technology and skills available from the two combined companies will be highly synergistic in the challenges of completing the development and successful introduction of this truly important product."

Antegren, discovered and developed by Elan as part of its focus on neurological diseases, is a humanized monoclonal antibody and the first in a new class of potential therapeutics known as alpha 4 integrin inhibitors that are designed to block cell adhesion to blood vessel walls and subsequent migration of white blood cells into tissue. Antegren binds to the cell surface receptors known as alpha-4-beta-1 (VLA-4) and alpha-4-beta-7. These receptors are found on most types of white blood cells. Antegren may be useful in the treatment of a range of inflammatory and non-inflammatory diseases. Both Biogen and Elan are pioneers in the study of this pathway.

Antegren demonstrated promising results in Phase 2 studies in MS reported during 1999 and encouraging data in separate trials with Crohn's disease and ulcerative colitis patients.

In addition to historical information, this press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding the potential and possible efficacy of Antegren. These statements are based on the Company's current beliefs and expectations as to such future outcomes. Drug development involves a high degree of risk. Success in early stage clinical trials does not ensure that later stage or larger scale clinical trials will be successful. Factors which could cause actual results to differ materially from the Company's current expectations include the risk that the product may not show therapeutic effect or an acceptable safety profile in subsequent trials or may not meet applicable regulatory standards, or that problems or delays may arise during clinical trials or in the course of the development, testing or manufacturing of the product as well as the other risks and uncertainties described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Biogen, Inc., winner of the 1998 U.S. National Medal of Technology, is a biopharmaceutical company principally engaged in discovering and developing drugs for human healthcare through genetic engineering. Headquartered in Cambridge, MA, the Company's revenues are generated from U.S. and European sales of AVONEX(R) (Interferon beta-1a) for treatment of relapsing forms of multiple sclerosis, and from the worldwide sales by licensees of a number of products, including alpha interferon and hepatitis B vaccines and diagnostic products (Prescribing Information). Biogen's research and development activities are focused on novel products for multiple sclerosis, inflammatory, respiratory, kidney and cardiovascular diseases and in developmental biology and gene therapy. For copies of press releases and additional information about the Company, please consult Biogen's Homepage on the World Wide Web at http://www.biogen.com.

Elan Corporation, plc. is a world leader in drug delivery and in the discovery, development and marketing of products and services in neurology, oncology and pain management. Elan's principal research and manufacturing facilities are in Ireland, the United States, and Israel. Elan shares trade on the New York, London and Dublin Stock Exchanges.

SCHEDULE 1.4

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

SCHEDULE 1.9

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

SCHEDULE 1.28

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

SCHEDULE 1.35

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

SCHEDULE 1.37

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

SCHEDULE 4.6(c)

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

SCHEDULE 4.8

None

SCHEDULE 7.1(B)(i)

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

SCHEDULE 7.1(B)(ii)

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

SCHEDULE 11.5(a)

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